   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 2001
                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------
                            MEDIS TECHNOLOGIES LTD.
             (Exact name of Registrant as specified in its charter)

        DELAWARE                     3629                    13-3669062
(State of incorporation)       (Primary Standard          (I.R.S. Employer
                                  Industrial           Identification Number)
                          Classification Code Number)

                           --------------------------

                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 935-8484
   (Address and telephone number of Registrant's principal executive offices)

                    ROBERT K. LIFTON, CHAIRMAN OF THE BOARD
                            MEDIS TECHNOLOGIES LTD.
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 935-8484

           (Name, address and telephone number of agent for service)
                           --------------------------

                                   COPIES TO:

                              IRA I. ROXLAND, ESQ.
                              STEPHEN E. FOX, ESQ.
                         SONNENSCHEIN NATH & ROSENTHAL
                          1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                                 (212) 768-6700
                              FAX: (212) 768-6800
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED           PROPOSED
                                                                           MAXIMUM            MAXIMUM
             TITLE OF EACH CLASS OF                  AMOUNT TO BE      OFFERING PRICE        AGGREGATE          AMOUNT OF
         SECURITIES TO BE REGISTERED (1)              REGISTERED          PER UNIT        OFFERING PRICE    REGISTRATION FEE
Rights to purchase shares of Common Stock........         --                 --                 --                 (2)
Common Stock, par value $.01 per share, issuable
  upon exercise of the Rights....................   3,000,000 shs.        $2.00(1)         $6,000,000.00        $1,500.00
Warrants to purchase shares of Common Stock......         --                 --                 --                 (2)
Common Stock, par value $.01 per share, issuable
  upon exercise of the Warrants..................   1,753,278 shs.        $8.025(1)       $14,070,055.95        $3,517.51
        Total ............................................................................................      $5,017.51

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g).

(2) Pursuant to Rule 457(g), no separate registration fee is required.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2001

                            MEDIS TECHNOLOGIES LTD.
                                RIGHTS OFFERING
                        3,000,000 SHARES OF COMMON STOCK
                             ---------------------

                                LOYALTY PROGRAM
             WARRANTS TO PURCHASE 1,753,278 SHARES OF COMMON STOCK

    Medis Technologies Ltd. is distributing subscription rights in this rights
offering to persons who owned shares of our common stock on       , 2001 [the
effective date of the registration statement]. During the term of this rights offering, we will issue up to 3,000,000 shares of common stock. Our common stock is currently traded on The Nasdaq National Market under the symbol "MDTL."

    You will receive, at no charge, 0.171108071 subscription rights for each
share of our common stock that you owned on       , 2001 [the effective date of
the registration statement]. One full subscription right entitles you to purchase one share of our common stock at a subscription price of $2.00 per share. If you exercise all of your subscription rights, you may also have the opportunity to purchase additional shares of our common stock at the same subscription price. If all of the rights we are offering are exercised, we will receive gross proceeds of $6,000,000.

    The subscription rights are exercisable beginning on the date of this
prospectus and continuing until 5:00 p.m., New York City time, on       , 2002
[the closing of the rights offering]. The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on any stock exchange.

    THE EXERCISE OF THE SUBSCRIPTION RIGHTS INVOLVES SUBSTANTIAL RISK. YOU SHOULD REFER TO THE DISCUSSION OF RISK FACTORS, BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

    You will also receive nontransferable warrants to purchase shares of our common stock if you satisfy each of the following conditions:

    - You must have shares of our common stock registered in your own name rather than in the "street" name of a broker, dealer or other nominee on
            , 2001 [the effective date of the registration statement].

    - You must purchase shares of our common stock in this rights offering;

    - The shares of common stock you purchase in this rights offering must be registered in your own name rather than in "street" name; and

    - The number of shares of our common stock registered in your name on
            , 2002 [six months after the closing of the rights offering] must equal or exceed that number of shares of our common stock registered in
      your own name on       , 2001 [the effective date of the registration
      statement], plus the number of shares of our common stock purchased in this rights offering.

    If you meet these requirements, you will receive, at no charge, 0.10 warrants for each share of our common stock that you own in your own name on
      , 2001 [the effective date of the registration statement]. One warrant
entitles you to purchase one share of our common stock through       , 2005
[42 months after the closing of the rights offering] at an exercise price equal
to 90% of the last sale price of our common stock on       , 2002 [six months
after the closing of the rights offering], increasing to 100% of such sale price
on       , 2003 [18 months after the closing of the rights offering] and to 110%
of such sale price on       , 2004 [30 months after the closing of the rights
offering], respectively. These warrants will be issued to you as a reward for satisfying the criteria set forth above.

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. Neither the rights offering nor the loyalty program is being made to, nor will we accept subscriptions from, any person in any jurisdiction in which the rights offering, the loyalty program or the acceptance of subscriptions would not be in compliance with the securities or "blue sky" laws of that jurisdiction.

               The date of this prospectus is             , 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1

Risk Factors................................................      9

The Rights Offering.........................................     16

Shareholder Loyalty Program.................................     22

Use of Proceeds.............................................     23

Price Range of Common Stock.................................     24

Dividend Policy.............................................     24

Dilution....................................................     24

Selected Consolidated Historical Financial Data.............     25

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     27

Business....................................................     35

Management..................................................     45

Principal Shareholders......................................     51

Certain Transactions........................................     52

Certain United States Federal Income Tax Consequences.......     55

Description of Our Capital Stock............................     56

Legal Matters...............................................     57

Experts.....................................................     58

Available Information.......................................     58

Index To Financial Statements...............................    F-1

                           FORWARD LOOKING STATEMENTS

    Because we want to provide you with meaningful and useful information, this prospectus contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under "Risk Factors," which could cause our actual results, performance or achievements for 2001 and beyond to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED IN THIS PROSPECTUS. TO FULLY UNDERSTAND OUR BUSINESS, THE RIGHTS OFFERING AND THE LOYALTY PROGRAM, YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE RISKS DESCRIBED UNDER "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND RELATED NOTES.

              QUESTIONS AND ANSWERS ABOUT MEDIS TECHNOLOGIES LTD.

WHAT DO WE DO?

    Our primary business focus is on the development and commercialization of direct liquid ethanol/ methanol (DLE/M) fuel cells and attendant refueling cartridges for use in portable electronic devices which currently use rechargeable or disposable batteries as their power source. These devices include cell phones, personal digital assistants (PDAs), laptop computers and certain military devices. We have developed a "breadboard" version of a "power pack" charger, which uses DLE/M fuel cells and is capable of directly charging a cell phone. We expect to have a pre-production unit of a commercially viable power pack, which is capable of directly charging a cell phone without the use of an external support system, by 2002, following our completion of design and performance refinements. We anticipate developing other fuel cells that are intended to be incorporated as an original equipment power source for cell phones and other electronic products.

    We expect that as portable electronic devices become more advanced and offer greater functionality, manufacturers of those devices will seek to acquire fuel cells offering significantly increased and longer lasting sources of energy. We believe that our DLE/M fuel cell technology, the key proprietary components of which are our highly conductive polymers (HECPs), our electrodes, our catalysts for anodes and cathodes and our liquid electrolyte, will enable us to meet this requirement. We also believe that our fuel cells can be responsive to device manufacturers' demands for reduced size and weight, increased length of operating time and competitive pricing.

    Since HECPs have a wide and diverse range of commercial uses beyond their use as components in our DLE/M fuel cells, we also intend to manufacture and recycle HECPs which differ from those used in our fuel cells for sale to third parties. HECPs have electrical properties that can be changed over the full range of conductivity from insulators to metallic conductors and have the non-corrosive properties, flexibility and durability of plastics. We also own patents and intellectual property rights to other technologies relating to clean energy that may offer greater efficiencies than conventional energy sources. These proprietary technologies, which we are looking to exploit commercially, include:

    - toroidal technologies;

    - stirling cycle linear compressor technology; and

    - reciprocating electrical machine.

    In addition, we own the rights to the CellScan system, which is a detection and monitoring system for human cells which may have many potential applications relating to disease diagnostics and determining chemosensitivity.

WHERE ARE WE LOCATED?

    Our principal executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. All of our operating and research facilities are located in the State of Israel.

                               RECENT DEVELOPMENT

    On November 12, 2001, our board of directors authorized the extension of the expiration date of all outstanding options and certain warrants to purchase shares of our common stock to December 31, 2004.

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A RIGHTS OFFERING?

    A rights offering is an opportunity for you to purchase additional shares of our common stock at a discount from market and in an amount proportional to your existing interest, which enables you to maintain your current percentage of ownership.

WHAT IS A SUBSCRIPTION RIGHT?

    We are distributing to you, at no charge, 0.171108071 subscription rights
for each share of our common stock that you owned on             , 2001 [the
effective date of the registration statement]. One full subscription right entitles you to purchase one share of our common stock at a subscription price of $2.00 per full share. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive upward or downward, as appropriate, to the nearest whole number. When you "exercise" a subscription right, you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise all or a portion of your subscription rights, or you may choose not to exercise any of your subscription rights. You cannot give or sell your subscription rights to anybody else. Only you can exercise your subscription rights.

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

    The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $2.00.

WHAT IS THE OVERSUBSCRIPTION PRIVILEGE?

    Each subscription right also grants you an oversubscription privilege to purchase additional shares of common stock that are not purchased by other stockholders pursuant to the subscription rights they receive in this rights offering. The oversubscription privilege of each subscription right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock at the same subscription price of $2.00 per share.

WHAT ARE THE LIMITATIONS ON THE OVERSUBSCRIPTION PRIVILEGE?

    If sufficient shares are available, we will honor the oversubscription requests in full. If oversubscription requests exceed the number of shares available, we will allocate all or a portion of the available shares among the stockholders who have requested to oversubscribe in proportion to the number of shares each such stockholder purchased through the basic subscription privilege.

WHY ARE WE ENGAGING IN A RIGHTS OFFERING?

    We are offering the subscription rights to obtain additional working capital to allow us to continue our research and development efforts. Instead of selling shares of common stock to outside parties, our board of directors has chosen to give you the opportunity to buy more shares without diluting your interest while providing us with additional capital.

HOW MANY SHARES MAY I PURCHASE?

    You will receive 0.171108071 subscription rights for each share of our
common stock that you owned on       , 2001 [the effective date of the
registration statement]. One full subscription right will entitle you to purchase one share of our common stock at a subscription price of $2.00 per share.

    If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock if other shareholders choose not to exercise their subscription rights. On the enclosed subscription certificate, you may request to purchase as many additional shares as you wish for $2.00 per share. While we may be able to honor all of the oversubscription requests, if we cannot, you may not be able to purchase as many shares as you requested on the certificate. In addition, we have the discretion to issue less than the total number of shares that may be available for oversubscription requests.

HOW DID WE ARRIVE AT THE $2.00 PER SHARE PRICE?

    In determining the subscription price in this rights offering, our board of directors desired to offer shares at a price that would be attractive to our shareholder base relative to the current trading price of our common stock. Our board also considered the following factors, among others, in no particular order of priority:

    - our desire to increase working capital at a minimal cost to us;

    - the historic and current market price of our common stock;

    - our history of losses;

    - general conditions in the securities market;

    - alternatives available to us for raising capital;

    - the amount of proceeds desired;

    - the liquidity of our common stock; and

    - the level of risk to our investors.

HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

    You must properly complete the enclosed subscription certificate and deliver it to our subscription agent before 5:00 p.m., New York City time, on
            , 2002 [the closing of the rights offering]. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase.

HOW LONG WILL THE RIGHTS OFFERING LAST?

    You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New
York City time, on             , 2002 [the closing of the rights offering], your
subscription rights will expire. We may, in our discretion, decide to extend the rights offering. In addition, if the commencement of the rights offering is delayed, the expiration date may be similarly extended.

AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND?

    No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a price of $2.00 per share.

IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

    The exercise of your subscription rights involves substantial risks. Exercising your subscription rights means buying additional shares of our common stock, and you should carefully consider this purchase as you would other equity investments. Among other things, you should carefully consider the risks described under "Risk Factors."

DO I HAVE TO EXERCISE MY SUBSCRIPTION RIGHTS?

    No.

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

    You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if you do not exercise your subscription rights and other stockholders do, the percentage of our common stock that you own will diminish, and your voting and other rights will be diluted. Furthermore, if you choose not to exercise your subscription rights, you will be ineligible to participate in our shareholder loyalty program.

CAN I SELL OR GIVE AWAY MY SUBSCRIPTION RIGHTS?

    No.

HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THIS OFFERING?

    No.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THIS RIGHTS OFFERING, BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, DEALER OR OTHER NOMINEE?

    If you hold your shares of our common stock through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase. Therefore, you will need to have your record holder act for you.

    If you wish to participate in this rights offering and purchase shares, please promptly contact the record holder of your common stock. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled "Beneficial Owner Election Form." You should have received this form from your record holder with the other rights offering materials.

WHAT FEES OR CHARGES APPLY IF I PURCHASE SHARES?

    We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise subscription rights. If you exercise subscription rights through a record holder of your shares, you are responsible for paying any fees that person may charge.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION
RIGHTS?

    The receipt and exercise of your subscription rights are intended to be nontaxable. However, no ruling from the Internal Revenue Service nor an opinion of counsel will be sought and therefore you should seek specific tax advice from your personal tax advisor. This prospectus does not summarize tax consequences arising under state tax laws, non-U.S. tax laws or any tax laws relating to special tax circumstances or particular types of taxpayers.

WHEN WILL I RECEIVE MY NEW SHARES?

    If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after
      , 2002 [the closing of the rights offering]. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may have elected to purchase by exercise of your basic or oversubscription privilege in order to comply with state securities laws.

CAN WE WITHDRAW THE RIGHTS OFFERING?

    Yes. Our board of directors may withdraw the rights offering for any reason
at any time on or before       , 2002 [the closing of the rights offering]. If
we withdraw the rights offering, any money we may have already received from stockholders will be refunded promptly, but without any payment of interest.

HOW MUCH MONEY WILL WE RECEIVE FROM THE RIGHTS OFFERING?

    The gross proceeds from the rights offering depend on the number of shares that are purchased. If we sell all 3,000,000 shares offered by this prospectus, we will receive gross proceeds of $6,000,000.

HOW WILL WE USE THE PROCEEDS FROM THE RIGHTS OFFERING?

    We will use any proceeds generated from the exercise of subscription rights in this rights offering for additional working capital.

HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

    The number of shares of common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. If we sell all of the shares pursuant to the rights offering offered by this prospectus, we will have 20,532,779 shares of common stock outstanding.

          QUESTIONS AND ANSWERS ABOUT THE SHAREHOLDER LOYALTY PROGRAM

WHAT IS THE SHAREHOLDER LOYALTY PROGRAM?

    Our shareholder loyalty program is intended to reward those of our shareholders who both participate in this rights offering and maintain their record equity ownership in our company at no less than pre-rights offering levels for a period of six months after the expiration of this rights offering.

WHAT WILL I RECEIVE IF I SATISFY ALL THE REQUIREMENTS OF THE LOYALTY PROGRAM?

    If you satisfy all of the requirements of the loyalty program, you will receive, at no charge, nontransferable warrants to purchase shares of our common stock which, when issued, will be initially exercisable at a discount from the then market price of our common stock. The number of warrants you receive will be based on the number of shares of our common stock that you owned in your own
name on       , 2001 [the effective date of the registration statement]. We will not distribute any fractional warrants, but will round the number of warrants you receive upward or downward, as appropriate, to the nearest whole number. You will receive 0.10 warrant for each share of our common stock that you owned in
your own name on       , 2001 [the effective date of the registration
statement]. Each warrant will entitle you to purchase one share of our common
stock through       , 2005 [42 months after the closing of the rights offering]
at an exercise price equal to 90% of the last sale price of our common stock on
      , 2002 [six months after the closing of the rights offering], increasing
to 100% of such sale price on       , 2003 [18 months after the closing of the
rights offering] and to 110% of such sale price on       , 2004 [30 months after
the closing of the rights offering], respectively. Delivery of the warrants will
be made as soon as practicable after       , 2002 [six months after the closing
of the rights offering].

HOW DO I SATISFY THE REQUIREMENTS OF THE LOYALTY PROGRAM?

    In order to satisfy the requirements of the loyalty program:

    - you MUST have shares of our common stock registered in your own name rather than in the "street" name of a broker, dealer or other nominee on
            , 2001 [the effective date of the registration statement];

    - you MUST purchase shares of our common stock in the rights offering;

    - the shares of common stock you purchase in the rights offering MUST be registered in your own name rather than in "street" name; and

    - the number of shares of our common stock registered in your name on
            , 2002 [six months after the closing of the rights offering] MUST equal or exceed that number of shares of common stock registered in your
      own name on       , 2001 [the effective date of the registration
      statement], plus the number of shares of our common stock purchased in this rights offering.

WHAT DO I NEED TO DO TO HAVE SHARES REGISTERED IN MY OWN NAME?

    Any shares of common stock that you purchase in the rights offering will be automatically issued in your own name unless you hold your shares in "street" name through a broker, dealer or other nominee (for example, a custodian bank). If you own your shares in "street" name, you must instruct your record owner to have those shares of our common stock that you purchase in the rights offering issued in your own name by completing the "Beneficial Owner Election Form" on the reverse side of your subscription certificate. IF YOU FAIL TO INSTRUCT YOUR RECORD HOLDER TO HAVE THE SHARES OF OUR COMMON STOCK THAT YOU PURCHASED IN THIS RIGHTS OFFERING ISSUED IN YOUR OWN NAME, YOU WILL BE INELIGIBLE TO PARTICIPATE IN OUR LOYALTY PROGRAM.

    If you currently hold shares of our common stock in "street" name through a broker, dealer or other nominee and you wish these shares of common stock to be registered in your own name so as to facilitate the determination of your eligibility to participate in the loyalty program, you must direct your record holder to promptly reregister in your own name all or such lesser number of shares of our common stock that are held in your account or accounts with such record holder by completing the "Beneficial Owner Reregistration Form" that you should have received from your record holder with the other rights offering material. IF YOU FAIL TO INSTRUCT YOUR RECORD HOLDER TO HAVE THE SHARES OF OUR COMMON STOCK YOU CURRENTLY OWN ISSUED IN YOUR OWN NAME, YOU WILL BE INELIGIBLE TO PARTICIPATE IN OUR LOYALTY PROGRAM.

DO I NEED TO HOLD THE SHARES OF OUR COMMON STOCK THAT I PRESENTLY OWN OR WHICH I
MAY PURCHASE IN THE RIGHTS OFFERING UNTIL       , 2002 [SIX MONTHS AFTER THE
CLOSING OF THE RIGHTS OFFERING] IN ORDER TO SATISFY THE REQUIREMENTS OF THE LOYALTY PROGRAM?

    No. You can sell any or all of the shares of common stock that you currently own or that you may purchase in the rights offering and still satisfy the
requirements of the loyalty program if on       , 2002 [six months after the
closing of the rights offering] the number of shares of common stock that you own in your own name equals or exceeds that number of shares of common stock
that you owned in your own name on       , 2001 [the effective date of the
registration statement], plus the number of shares of our common stock purchased in this rights offering. However, if you purchase shares of our common stock in the open market following the completion of the rights offering, you should request your broker to register the shares in your name so as to facilitate our ability to demonstrate your satisfaction of the eligibility criteria of the loyalty program.

CAN I SELL OR GIVE AWAY THE WARRANTS I RECEIVE IN THE LOYALTY PROGRAM?

    No. The warrants will not be transferable except by will or the laws of descent and distribution.

IS SATISFYING THE REQUIREMENTS OF THE LOYALTY PROGRAM AND EXERCISING THE WARRANTS RISKY?

    Satisfying the requirements of the loyalty program as well as the exercise of any warrants you receive involves substantial risks. Satisfying the requirements of the loyalty program means that you will either hold the shares
of common stock you own on       , 2001 [the effective date of the registration
statement], plus the shares of common stock you purchase in our rights offering
or sell those and repurchase additional shares before       , 2002 [six months
after the closing of the rights offering]. Exercising the warrants means buying additional shares of our common stock. You should carefully consider the risks involved in holding of shares of our common stock as you would other equity investments. Among other things, you should carefully consider the risks described under "Risk Factors."

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE LOYALTY PROGRAM?

    The receipt and exercise of warrants under the loyalty program are intended to be nontaxable. However, no ruling from the Internal Revenue Service nor an opinion of counsel will be sought and therefore you should seek specific tax advise from your personal tax advisor. This prospectus does not summarize tax consequences arising under state tax laws, non-U.S. tax laws or any tax laws relating to special tax circumstances or particular types of taxpayers.

                              ADDITIONAL QUESTIONS

    If you have more questions about the rights offering or the loyalty program, please contact either Robert K. Lifton, our Chief Executive Officer, or Howard Weingrow, our President, at (212) 935-8484.

                   SUMMARY CONSOLIDATED FINANCIAL STATEMENTS

    The following table sets forth our summary consolidated financial data and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Consolidated Historical Financial Data" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA:

                                                        FOR THE YEAR            FOR THE NINE MONTHS
                                                           ENDED                       ENDED
                                                        DECEMBER 31,               SEPTEMBER 30,
                                               ------------------------------   -------------------
                                                 1998       1999       2000       2000       2001
                                               --------   --------   --------   --------   --------
                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues.....................................  $     8    $    --    $     --   $     --   $     --

Loss from operations.........................   (5,485)    (7,790)    (23,566)   (15,884)   (22,446)

Net loss.....................................   (4,418)    (5,965)    (22,492)   (14,865)   (22,342)

Net loss attributable to common
  shareholders...............................   (4,418)    (5,965)    (25,463)   (17,836)   (22,342)

Basic and diluted net loss per share.........    (0.52)     (0.61)      (1.79)     (1.33)     (1.30)

Weighed average shares outstanding...........    8,582      9,807      14,238     13,369     17,141

BALANCE SHEET DATA:

                                                                 AS OF           AS OF
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2000           2001
                                                              ------------   -------------
                                                                     (IN THOUSANDS)
Working capital.............................................    $  2,522       $  7,191

Total assets................................................    $ 87,202       $ 76,874

Accumulated deficit.........................................    $(49,078)      $(71,420)

Total shareholders' equity..................................    $ 86,142       $ 75,741

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS OTHER INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, BEFORE YOU DECIDE TO PURCHASE OUR COMMON STOCK.

RISKS RELATING TO US

    WE HAVE NOT BEEN PROFITABLE AND CANNOT PREDICT WHEN WE WILL ACHIEVE PROFITABILITY.

    We have experienced net losses since our inception in April 1992 and on a consolidated basis with Medis El since 1997. We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of September 30, 2001, we had an accumulated deficit of approximately $71,420,000. We anticipate incurring substantial future losses until such time as we successfully develop our fuel cell technology or one or more of our other technologies and commercialize, market and sell the developed product or products.

    WE MAY NEVER COMPLETE THE DEVELOPMENT OF COMMERCIALLY VIABLE FUEL CELLS OR ANY OF OUR OTHER TECHNOLOGIES INTO MARKETABLE PRODUCTS.

    We do not know when or whether we will successfully complete the development of commercially viable fuel cells for any of our target markets. We must achieve substantial advances in our fuel cell technology, particularly in the areas of energy density, stability of power output, operating time and reduced size and weight, as well as in the temperature conditions under which the fuel cells can operate. We must also improve the engineering design of our fuel cells and design effective refill cartridges, and integrate each fuel cell into a seamless power source which can power various portable electronic devices, before we are able to produce a commercially viable product. Additionally, we must improve the converter used in our power pack charger to step up voltage.

    Developing any technology into a marketable product is a risky, time consuming and expensive process. You may anticipate that we will encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and that there is the possibility of outright failure.

    WE MAY NOT MEET OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION MILESTONES.

    We have established milestones which we use to assess our progress toward developing commercially viable DLE/M fuel cells. These milestones relate to technology and design improvements as well as to dates for achieving development goals. If our products exhibit technical defects or are unable to meet cost or performance goals, including levels and stability of power output, useful life and reliability, our commercialization schedule could be delayed and third parties who are collaborating with us to develop our fuel cell technology, as well as potential purchasers of our initial commercial products, may decline to purchase such products or may opt to pursue alternative technologies.

    CUSTOMERS WILL BE UNLIKELY TO BUY OUR FUEL CELL PRODUCTS UNLESS WE CAN DEMONSTRATE THAT THEY AND REFILL CARTRIDGES CAN BE PRODUCED FOR SALE TO CONSUMERS AT AFFORDABLE PRICES.

    To date, we have focused primarily on research and development of our fuel cell technology. Consequently, we have no experience in manufacturing DLE/M fuel cells on a commercial basis. We plan to manufacture our DLE/M fuel cells primarily through joint venture arrangements with third parties. We can offer no assurance that either we or our joint venture partners will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our DLE/M fuel cells. Even if we or our joint venture partners are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

    The price of DLE/M fuel cells and refill cartridges is dependent largely on material and other manufacturing costs. We are unable to offer any assurance that either we or our joint venture partners will be able to reduce costs to a level which will allow production of a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity.

    A MASS MARKET FOR OUR DLE/M FUEL CELLS MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE.

    A mass market may never develop for our DLE/M fuel cells or any of our other technologies, or may develop more slowly than we anticipate. DLE/M fuel cells represent an emerging market, and we do not know whether end-users will want to use them. The development of a mass market for our DLE/M fuel cells may be affected by many factors, some of which are out of our control, including:

    - the level to which the technology of our DLE/M fuel cells has advanced;

    - the emergence of newer, more competitive technologies and products;

    - the future cost of ethanol, or any other hydrogen-based fuels powering our fuel cells;

    - regulatory requirements;

    - consumer perceptions of the safety of our products; and

    - consumer reluctance to try a new product.

    If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

    WE WILL BE UNABLE TO MARKET OR SELL OUR DLE/M FUEL CELL TECHNOLOGY OR ANY OF OUR OTHER TECHNOLOGIES IF WE ARE UNSUCCESSFUL IN ENTERING INTO ALLIANCES, JOINT VENTURES OR LICENSING AGREEMENTS WITH THIRD PARTIES.

    As we do not have nor do we intend to develop our own marketing or wide scale manufacturing infrastructure, our ability to market, manufacture and sell our DLE/M fuel cell technologies or any of our other technologies is wholly dependent on our entry into strategic alliances, joint ventures or licensing agreements with third parties possessing such capabilities. We can offer no assurance that we will be successful in entering into such alliances, joint ventures or agreements. Furthermore, we may enter into agreements the terms of which may not be entirely beneficial to us.

    PROBLEMS OR DELAYS IN OUR COLLABORATION EFFORTS WITH THIRD PARTIES TO DEVELOP OR MARKET OUR FUEL CELL TECHNOLOGIES COULD HURT OUR REPUTATION AND THE REPUTATION OF OUR PRODUCTS.

    We have entered into two agreements with third parties whereby each has agreed to assist us in developing or marketing our fuel cell technologies. We intend to enter into similar agreements with other third parties in the future. These collaboration agreements contemplate that these third parties will work with our scientists to test various aspects of our DLE/M fuel cells. Such tests may encounter problems and delays for a number of reasons, including, without limitation, the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service any test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, collaborative efforts, by their nature, often create problems due to miscommunications and disparate expectations and priorities among the parties involved and may result in unexpected modifications and delays in developing or marketing our fuel cell technologies. Any such problems or perceived problems with these collaborative efforts could hurt our reputation and the reputation of our products and technologies.

    OUR EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY MAY NOT OFFER SUFFICIENT PROTECTION, WHICH COULD HINDER OUR GROWTH AND SUCCESS.

    We regard our patents, trade secrets, copyrights and similar intellectual property rights as essential to our growth and success. We rely upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect our proprietary rights. We own, directly or indirectly through subsidiaries or companies in which we have an interest, patents for certain technologies and are currently applying for additional patents. We can offer no assurance that we will succeed in receiving patent and other proprietary protection in all markets we enter, or, if successful, that such protection will be sufficient. If we successfully develop and market any or all of our technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine our patents by challenging or copying our intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend our intellectual property against any challenges that may arise. However, any infringement action initiated by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

    CLAIMS BY THIRD PARTIES THAT OUR TECHNOLOGY INFRINGES UPON THEIR PATENTS MAY, IF SUCCESSFUL, PREVENT US FROM FURTHER DEVELOPING OR SELLING OUR TECHNOLOGIES.

    Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

    IF WE DO NOT OBTAIN ADDITIONAL FINANCING, WE MAY BE FORCED TO CURTAIL OUR RESEARCH AND DEVELOPMENT EFFORTS.

    Our ability to sustain our research and development program is dependent upon our ability to secure additional funding. We believe, as of September 30, 2001, that our cash resources and funds available to borrow under our $5,000,000 revolving credit facility, excluding any proceeds from this rights offering, will be sufficient to support our operating and developmental activities for at least 23 months. After such time, we may need to raise additional funds through public or private debt or equity financing in order to be competitive, to accelerate our sales and marketing programs, to establish a stronger financial position and to continue our operations. We can offer no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations, if necessary, or that a third party will be willing to make such funds available. Our failure to raise additional funds could require us to delay our research and product development efforts or cause us to default under the repayment terms of our revolving credit facility, if we were to borrow funds under that facility and we are unable to repay such borrowings. Furthermore, our failure to successfully develop or market our DLE/M fuel cell technologies may materially adversely affect our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of our DLE/M fuel cell technology or any of our other technologies.

    IF WE WERE TO LOSE MEMBERS OF OUR SENIOR MANAGEMENT AND COULD NOT FIND APPROPRIATE REPLACEMENTS IN A TIMELY MANNER, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

    Our success depends to a significant extent upon Zvi Rehavi, Gennadi Finkelstain and the other scientists, engineers and technicians that seek out, recognize and develop our technologies, as well as our highly skilled and experienced management. The loss of the services of Messrs. Rehavi and Finkelstain, or any of our other technical talent could have a material adverse effect on our ability to develop our DLE/M fuel cells into commercial products or any of our other technologies into commercial products. We possess key-person life insurance of $245,000 on Mr. Rehavi. Although to date we have been successful in recruiting and retaining executive, managerial and technical personnel, we can offer no assurance that we will continue to attract and retain the qualified personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

    OUR RIGHT TO ISSUE PREFERRED STOCK MAY FACILITATE MANAGEMENT ENTRENCHMENT WHICH MAY DELAY, DEFER OR PREVENT A CHANGE IN OUR CONTROL, WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

    Our Board of Directors has the authority to issue up to 10,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of these shares without approval of our stockholders. Any future issuance of shares of preferred stock could be employed by our present management to delay, defer or prevent a change in our control or to discourage bids for our common stock at a premium above its market price solely to retain their respective management positions, which may not be in the best interests of our stockholders, generally. We have no present plans to issue any shares of preferred stock.

    OUR CURRENT STOCKHOLDERS WILL CONTINUE TO CONTROL OUR AFFAIRS, WHICH MAY PRECLUDE OTHER STOCKHOLDERS FROM INFLUENCING OUR CORPORATE DECISIONS.

    Our five largest stockholders, which includes some of our officers and directors and a corporation controlled by such officers and directors, collectively, beneficially own approximately 54.3% of our outstanding shares of common stock. These stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions.

    THERE MAY BE ADVERSE EFFECTS ON OUR EARNINGS AND OUR STOCK PRICE DUE TO THE LARGE AMOUNT OF ACQUIRED INTANGIBLE TECHNOLOGY ASSETS AND GOODWILL ON OUR BALANCE SHEET.

    At September 30, 2001, our balance sheet showed approximately $67 million of acquired intangible technology assets and goodwill, with estimated original useful lives of up to five years. Such assets will be charged ratably to expense through December 31, 2001, based on their useful lives. Commencing January 1, 2002, in accordance with the recently-enacted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," such assets will no longer be charged ratably to expense but will be subject to at least an annual assessment for impairment. We are currently evaluating the effect that FAS 142 will have on our results of operations and our earnings.

    RISKS ASSOCIATED WITH CONDUCTING OPERATIONS IN ISRAEL COULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO COMPLETE THE DEVELOPMENT OF OUR DLE/M FUEL CELL TECHNOLOGY OR ANY OF OUR OTHER TECHNOLOGIES.

    Our research and development facilities and our pilot HECP manufacturing facility, as well as some of our executive offices and back-office functions, are located in the State of Israel. We are, therefore, directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and the United

States or Israel and Europe, including the United States' present military activities in Afghanistan and related terrorist action, could have a material adverse effect on our ability to complete the development of any of our technologies or our ability to supply our technology to development partners or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which we have strategic relationships could similarly adversely affect such relationships. We are unable to assess what impact, if any, these factors may have upon our future operations.

    In addition, historically, Israel has suffered from high inflation and the devaluation of its currency, the New Israeli Shekel, or NIS, compared to the U.S. dollar. Future inflation or further devaluations of the NIS may have a negative impact on our NIS-based obligations over time upon substantial price increases caused by inflation.

    IT MAY BE DIFFICULT TO SERVE PROCESS ON OR ENFORCE A JUDGMENT AGAINST OUR ISRAELI OFFICERS AND DIRECTORS, MAKING IT DIFFICULT TO BRING A SUCCESSFUL LAWSUIT AGAINST US, OR OUR OFFICERS AND DIRECTORS, INDIVIDUALLY OR IN THE AGGREGATE.

    Service of process upon our directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against us may not be collectible within the United States to the extent our assets are located outside the United States. This could limit the ability of our stockholders to sue us based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended, in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

    - due service of process has been effected and the defendant was given a reasonable opportunity to defend;

    - the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel and such judgment is not contrary to public policy, security or sovereignty of the State of Israel;

    - such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and

    - an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

    Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

    WE INTEND TO RETAIN ALL OF OUR FUTURE EARNINGS, IF ANY, FOR USE IN OUR BUSINESS OPERATIONS AND DO NOT EXPECT TO PAY DIVIDENDS TO OUR SHAREHOLDERS.

    We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends until such time as we are profitable. Our board presently intends to retain all earnings, if any, for use in our business operations.

    THE LARGE NUMBER OF SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

    As of September 30, 2001, options to purchase approximately 1,824,000 shares of our common stock were outstanding. The weighted average exercise price of such options was $8.71 per share. As of September 30, 2001, warrants to purchase approximately 1,924,000 shares of common stock were outstanding. The weighted average exercise price of such warrants was $14.19 per share. Future sales of any shares represented by outstanding options and warrants, or the anticipation of such sales, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities.

    WE CURRENTLY FACE AND WILL CONTINUE TO FACE SIGNIFICANT COMPETITION.

    Our DLE/M fuel cells face and will continue to face significant competition. A large number of corporations, national laboratories and universities in the United States, Canada, Europe and Japan are actively engaged in the development and manufacture of fuel cells, both for portable electronic devices and other uses. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our financial results.

    We expect competition to intensify greatly as the need for new energy alternatives becomes more apparent and continues to increase. Some of our competitors are well established and have substantially greater managerial, technical, financial, marketing and product development resources. Additionally, companies, both large and small, are entering the markets in which we compete. There can also be no assurance that current and future competitors will not be more successful in the markets in which we compete than we have been, or will be in the future. There can be no assurance that we will be successful in such a competitive environment.

    WE EXPECT TO BE DEPENDENT ON THIRD PARTY SUPPLIERS FOR THE SUPPLY OF KEY MATERIALS AND COMPONENTS FOR OUR PRODUCTS.

    If and when either we or our strategic alliance or joint venture partners commence production of our fuel cells, of which there can be no assurance, we expect to rely upon third party suppliers to provide requisite materials and components. A supplier's failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our DLE/M fuel cells. We or our strategic alliance or joint venture partners may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable DLE/M fuel cells or significantly raise the cost of producing DLE/M fuel cells.

    In addition, platinum is a key component of our DLE/M fuel cells. Platinum is a scarce natural resource and we are dependent upon a sufficient supply of this commodity. While we do not anticipate significant near or long-term shortages in the supply of platinum, such shortages could adversely affect our ability to produce commercially viable DLE/M fuel cells or significantly raise our cost of producing DLE/M fuel cells.

RISKS RELATED TO THE OFFERING

    THIS OFFERING MAY DILUTE YOUR PERCENTAGE OWNERSHIP OF MEDIS TECHNOLOGIES.

    If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of Medis Technologies relative to stockholders who exercise their subscription rights. For example, if you own 10,000 shares of common stock before the rights offering, or approximately 0.06% of our equity, and exercise none of your subscription rights, your percentage ownership will be reduced to approximately 0.05% if all other subscription rights are exercised.

    IF YOU EXERCISE YOUR SUBSCRIPTION RIGHTS YOU MAY BECOME OBLIGATED TO PURCHASE SHARES OF OUR COMMON STOCK AT A PRICE HIGHER THAN THE MARKET PRICE OF OUR COMMON STOCK.

    The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and then the public trading market price of the common stock decreases below $2.00, then you will have committed to buy shares of common stock at a price above the prevailing market price. Following the exercise of your subscription rights you may not be able to sell your shares of common stock at a price equal to or greater than the subscription price. In addition, you may not be able to sell the shares of our common stock that you purchase in this rights offering until the certificates representing such shares are delivered, which will be as soon as practicable after expiration of the rights offering. We will not pay you interest on funds that are delivered to the subscription agent pursuant to the exercise of rights.

    ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU CANNOT CHANGE YOUR MIND, BUT WE MAY CANCEL THE RIGHTS OFFERING.

    Once you exercise your subscription rights, you may not revoke the exercise. If we elect to withdraw or terminate the rights offering, neither the subscription agent nor we will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

    THE SUBSCRIPTION PRICE DETERMINED FOR THIS OFFERING IN NOT AN INDICATION OF OUR VALUE.

    Our board of directors set the subscription price. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of our value.

    YOU WILL NEED TO ACT PROMPTLY AND FOLLOW INSTRUCTIONS CAREFULLY IF YOU WANT TO EXERCISE YOUR RIGHTS.

    Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by our subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor the subscription agent undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require five or more business days.

    YOU WILL NEED TO ACT PROMPTLY AND FOLLOW INSTRUCTIONS CAREFULLY IF YOU WANT TO QUALIFY FOR THE LOYALTY PROGRAM.

    Stockholders who desire to qualify for the loyalty program must act promptly to ensure that shares of our common stock are registered in their own name rather than in "street" name. In addition, such stockholders must satisfy all of the other conditions of the loyalty program. If you fail to satisfy any of the conditions of the loyalty program, you will not receive any of the warrants that will be distributed pursuant to the loyalty program.

                              THE RIGHTS OFFERING

THE SUBSCRIPTION RIGHTS

    We are distributing non-transferable subscription rights to stockholders who
owned shares of our common stock on       , 2001 [the effective date of the
registration statement], at no cost to the stockholders. We will give you
0.171108071 subscription rights for each share of our common stock that you
owned on       , 2001 [the effective date of the registration statement]. One full subscription right entitles you to purchase one share of our common stock at a subscription price of $2.00 per share. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive upward or downward, as appropriate, to the nearest whole number. If you wish to exercise your subscription rights, you must do so before 5:00 p.m.,
New York City time, on       , 2002 [the closing of the rights offering]. After
that date, the subscription rights will expire and will no longer be exercisable.

BASIC SUBSCRIPTION PRIVILEGE

    One subscription right entitles you to purchase one share of our common stock at a subscription price of $2.00 per share. You will receive certificates representing the shares that you purchase pursuant to your basic subscription
privilege as soon as practicable after             , 2002 [the closing of the
rights offering], whether you exercise your subscription rights immediately prior to that date or earlier.

OVERSUBSCRIPTION PRIVILEGE

    Subject to the allocation described below, each subscription right also grants you an oversubscription privilege to purchase additional shares of common stock that are not purchased by other stockholders pursuant to the subscription rights they received in this rights offering. You are entitled to exercise your oversubscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your oversubscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege).

    If the number of shares remaining after the exercise of all the basic subscription privileges is not sufficient to satisfy all exercised oversubscription privileges, you will be allocated shares pro rata (subject to elimination of fractional shares), and in proportion to the number of shares you purchased through your basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested on your subscription certificate, then you will only receive the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their oversubscription privileges. You will not receive fractional subscription rights during the rights offering, but instead we will round your number of oversubscription rights upward or downward, as appropriate, to the nearest whole number. In addition, we have the discretion to issue less than the total number of shares that may be available for
oversubscription requests. As soon as practicable after       , 2002 [the
closing of the rights offering], the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the oversubscription privilege. You will receive certificates representing these shares as soon as practicable after the expiration date of the offering, which
is       , 2002 [the closing of the rights offering], unless the offering is extended.

    Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any and all shares to stockholders who elect to participate in the rights offering, including shares that we issue with respect to your basic or oversubscription privilege in order to comply with state securities laws. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest. In connection with the exercise of the oversubscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to the subscription agent and to us as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the oversubscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

NO RECOMMENDATIONS

    We are not making any recommendation as to whether or not you should exercise your subscription rights. In making any investment decision to exercise rights, you must consider your own best interests. None of the members of our board of directors makes any recommendation as to whether you should exercise your rights.

EXPIRATION DATE

    The rights will expire at 5:00 p.m., New York City time, on       , 2002
[the closing of the rights offering], unless we decide to extend the rights offering. If the commencement of the rights offering is delayed, the expiration date will similarly be extended. If you do not exercise your basic subscription privilege and oversubscription privilege prior to that time, your subscription rights will be null and void. We will not be required to issue shares of common stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described later on in this prospectus.

WITHDRAWAL RIGHT

    Our board of directors may withdraw the rights offering in their sole
discretion at any time prior to or on       , 2002 [the closing of the rights
offering], for any reason, including a change in the market price of the common stock. If we withdraw the rights offering, any funds you paid will be promptly refunded, without interest or penalty.

DETERMINATION OF SUBSCRIPTION PRICE

    In determining the subscription price in this rights offering, our board of directors desired to offer shares at a price that would be attractive to our shareholder base relative to the current trading price of our common stock. Our board also considered the following factors, among others, in no particular order of priority:

    - our desire to increase working capital at a minimal cost to us;

    - the historic and current market price of our common stock;

    - our history of losses;

    - general conditions in the securities market;

    - alternatives available to us for raising capital;

    - the amount of proceeds desired;

    - the liquidity of our common stock; and

    - the level of risk to our investors.

    The $2.00 per share subscription price should not be considered an indication of our actual value or that of our common stock. We cannot assure you that the market price of the common stock will not decline during this rights offering. We also cannot assure you that you will be able to subsequently sell shares of common stock purchased during this rights offering at a price equal to or greater than $2.00 per share.

TRANSFERABILITY OF SUBSCRIPTION RIGHTS

    Only you may exercise the basic subscription privilege and the oversubscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the oversubscription privilege.

FOREIGN AND UNKNOWN ADDRESSES

    We are not mailing subscription certificates to stockholders whose addresses are outside the United States or who have an APO or FPO address. The subscription agent will hold the subscription certificates for those stockholders. To exercise their rights, these stockholders must notify the subscription agent prior to 5:00 p.m., New York City time, on the third business day prior to the expiration date.

EXERCISE OF SUBSCRIPTION RIGHTS

    You may exercise your subscription rights by delivering to the subscription
agent on or prior to       , 2002 [the closing of the rights offering]:

    - A properly completed and duly executed subscription certificate;

    - Any required signature guarantees; and

    - Payment in full of $2.00 per share of common stock to be purchased through the basic subscription privilege and the oversubscription privilege.

    You should deliver your subscription certificate and payment to the subscription agent at the address shown under the heading "Subscription Agent." We will not pay you interest on funds that are delivered to the subscription agent pursuant to the exercise of rights.

METHOD OF PAYMENT

    Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to "American Stock Transfer & Trust Company, as subscription agent" or by wire transfer of immediately available funds. If the total price of the shares of our common stock that you are purchasing exceeds $100,000 or more, we may agree to an alternative payment method. If you use an alternative payment method, the subscription agent must receive the full amount of your payment in
currently available funds within one trading day prior to       , 2002 [the
closing of the rights offering]. Payment will be deemed to have been received by the subscription agent only upon:

    - clearance of any uncertified check;

    - receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank, any postal, telegraphic or express money order, or any funds transferred by wire transfer; or

    - receipt of funds by the subscription agent through an alternative payment method.

    Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance
of             , 2002 [the closing of the rights offering], to ensure
that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.

GUARANTEED DELIVERY PROCEDURES

    If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the subscription agent on or prior
      , 2002 [the closing of the rights offering], you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

    - You send, and the subscription agent receives, payment in full for each share of common stock being subscribed for through the basic subscription
      privilege and the oversubscription privilege, on or prior to       , 2002
      [the closing of the rights offering];

    - You send, and the subscription agent receives, on or prior to       , 2002
      [the closing of the rights offering], a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the oversubscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the subscription agent within three trading days following the date of the notice of guaranteed delivery; and

    - You send, and the subscription agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three trading days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the subscription agent in the same manner as your subscription certificate at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the subscription agent by facsimile transmission, to facsimile number (718) 236-2641. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the subscription agent at the address set forth under the heading "Subscription Agent."

SIGNATURE GUARANTEES

    Signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations. Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of these subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

SHARES HELD FOR OTHERS

    If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of a beneficial owner of common stock, you should notify the beneficial owner of these shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

AMBIGUITIES IN EXERCISE OF SUBSCRIPTION RIGHTS

    If you do not specify the number of subscription rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the subscription agent receives from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

    (1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

    (2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

    (3) to subscribe for additional shares of common stock pursuant to the oversubscription privilege, subject to any applicable proration. Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

REGULATORY LIMITATION

    We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which the rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in states or other jurisdiction if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose laws would require a change in the rights offering in order to carry out the rights offering in that state or jurisdiction. We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control these shares if, at the time the subscription rights expire, you have not obtained this clearance or approval.

OUR DECISION BINDING

    All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within any time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in this exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within any time as we determine in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give this notification.

NO REVOCATION

    After you have exercised your basic subscription privilege or oversubscription privilege, YOU MAY NOT REVOKE THAT EXERCISE. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock. No adjustments will be made in connection with the rights offering to any options issued by us under our stock incentive plans or to the number of shares reserved for issuance under any of our stock incentive plans.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

    Assuming we issue all of the shares of common stock offered in the rights offering, 20,532,779 shares of common stock will be issued and outstanding. This would represent a 17.1% increase in the number of outstanding shares of common stock as of the date of this prospectus. If you do not exercise your basic subscription privilege, the percentage of our common stock that you hold will decrease.

FEES AND EXPENSES

    We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither we nor the subscription agent will pay these expenses.

SUBSCRIPTION AGENT

    We have appointed American Stock Transfer & Trust Company as subscription agent for the rights offering. The subscription agent's address for packages sent:

    BY FIRST CLASS MAIL OR REGISTERED MAIL:

           American Stock Transfer & Trust Company
           59 Maiden Lane
           New York, New York 10038

    BY HAND OR OVERNIGHT DELIVERY:
    (Mon.-Fri., 9:00 a.m.-5:00 p.m. Eastern Standard Time)

           American Stock Transfer & Trust Company
           59 Maiden Lane--Ground Floor
           New York, New York 10038

    The subscription agent's telephone number is (718) 921-8200 and its facsimile number is (718) 236-2641. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the subscription agent. We will pay the fees and specified expenses
of the subscription agent, which we estimate will total $               . We
have also agreed to indemnify the subscription agent from any liability that it may incur in connection with the rights offering.

RISK OF LOSS ON DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENTS

    Each holder of rights bears all risk of the method of delivery to the subscription agreement of subscription certificates and payments of the subscription price. If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to the subscription agreement and clearance of payment prior to the expiration date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier check, money order or wire transfer of funds.

IMPORTANT

    Please carefully read the instructions accompanying the subscription certificate and follow those instructions in detail. Do not send subscription certificates directly to us. You are responsible for choosing the payment and delivery method for your subscription certificate and you bear the risks associated with this delivery. If you choose to deliver your subscription certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the subscription agent
and clearance of payment prior to       , 2002 [the closing of the rights
offering]. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier's check or money order.

IF YOU HAVE ADDITIONAL QUESTIONS

    If you have questions about the rights offering or if you need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions, the Beneficial Owner Reregistration Form, or the Notice of Guaranteed Delivery, you should contact either Robert K. Lifton, our Chief Executive Officer, or Howard Weingrow, our President, at Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; (212) 935-8484.

                          SHAREHOLDER LOYALTY PROGRAM

PURPOSE

    Our shareholder loyalty program is intended to reward those of our shareholders who both participate in this rights offering and maintain their record equity ownership in our company at no less than pre-rights offering levels for a period of six months after the expiration of this rights offering.

BENEFITS OF PARTICIPATION

    If you satisfy all of the requirements of the loyalty program, you will receive, at no charge, nontransferable warrants to purchase shares of our common stock which, when issued, will be initially exercisable at a discount from the then market price of our common stock. The number of warrants you receive will be based on the number of shares of our common stock that you owned in your own
name on       , 2001 [the effective date of the registration statement]. We will not distribute any fractional warrants, but will round the number of warrants you receive upward or downward, as appropriate, to the nearest whole number. You will receive 0.10 warrant for each share of our common stock that you owned in
your name on        , 2001 [the effective date of the registration statement].
Each warrant will entitle you to purchase one share of our common stock through
      , 2005 [42 months after the closing of the rights offering] at an exercise
price equal to 90% of the last sales price of our common stock on       , 2002
[six months after the closing of the rights offering], increasing to 100% of
such sale price on       , 2003 [18 months after the closing of the rights
offering] and to 110% of such sale price on       , 2004 [30 months after the
closing of the rights offering], respectively. Delivery of the warrants will be
made as soon as practicable after       , 2002 [six months after the closing of
the rights offering].

    The warrants will be issued in registered form under a warrant agreement between us and American Stock Transfer & Trust Company, as warrant agent.

    The exercise price and number of shares of common stock issuable on exercise of the warrants are subject to adjustment in certain circumstances including our issuance of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants are not subject to adjustment for issuances of common stock at a price below their exercise price.

ELIGIBILITY CRITERIA

    In order to satisfy the requirements of the loyalty program:

    - you MUST have shares of our common stock registered in your own name rather than in the "street" name of a broker, dealer or other nominee on
            , 2001 [the effective date of the registration statement];

    - you MUST purchase shares of our common stock in the rights offering;

    - the shares of common stock you purchase in the rights offering MUST be registered in your own name rather than in "street" name; and

    - the number of shares of our common stock registered in your name on
            , 2002 [six months after the closing of the rights offering] MUST equal or exceed that number of shares of common stock registered in your
      own name on       , 2001 [the effective date of the registration
      statement], plus the number of shares of our common stock purchased in this rights offering.

DEMONSTRATING COMPLIANCE WITH ELIGIBILITY CRITERIA

    Any shares of common stock that you purchase in the rights offering will be automatically issued in your own name unless you hold your shares in "street" name through a broker, dealer or other nominee (for example, a custodian bank). If you own your shares in "street" name, you must instruct your record owner to have those shares of our common stock that you purchase in the rights offering issued in your own name by completing the "Beneficial Owner Election Form" on the reverse side of your subscription certificate. IF YOU FAIL TO INSTRUCT YOUR RECORD HOLDER TO HAVE THE SHARES OF OUR COMMON STOCK THAT YOU PURCHASED IN THIS RIGHTS OFFERING ISSUED IN YOUR OWN NAME, YOU WILL BE INELIGIBLE TO PARTICIPATE IN OUR LOYALTY PROGRAM.

    If you currently hold shares of our common stock in "street" name through a broker, dealer or other nominee and you wish these shares of common stock to be registered in your own name so as to facilitate the determination of your eligibility to participate in the loyalty program, you must direct your record holder to promptly reregister in your own name all or such lesser number of shares of our common stock that are held in your account or accounts with such record holder by completing the "Beneficial Owner Reregistration Form" that you should have received from your record holder with the other rights offering material. IF YOU FAIL TO INSTRUCT YOUR RECORD HOLDER TO HAVE THE SHARES OF OUR COMMON STOCK YOU CURRENTLY OWN ISSUED IN YOUR OWN NAME, YOU WILL BE INELIGIBLE TO PARTICIPATE IN OUR LOYALTY PROGRAM.

NO PROHIBITION UPON SALES OF OUR COMMON STOCK

    You can sell any or all of the shares of common stock that you currently own or that you may purchase in the rights offering and still satisfy the
requirements of the loyalty program if on       , 2002 [six months after the
closing of the rights offering] the number of shares of common stock that you own in your own name equals or exceeds that number of shares of common stock
that you owned in your own name on       , 2001 [the effective date of the
registration statement], plus the number of shares of our common stock purchased in this rights offering. However, if you purchase shares of our common stock in the open market following the completion of the rights offering, you should request your broker to register the shares in your name so as to facilitate our ability to demonstrate your satisfaction of the eligibility criteria of the loyalty program.

IF YOU HAVE ADDITIONAL QUESTIONS

    If you have questions about the loyalty program, or if you would like additional copies of this prospectus or the Beneficial Owner Reregistration Form, you should contact either Robert K. Lifton, our Chief Executive Officer, or Howard Weingrow, our President, at Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; (212) 935-8484.

                                USE OF PROCEEDS

    We will use the net proceeds from this rights offering for working capital, particularly for continued development of our DLE/M fuel cells.

    Assuming that stockholders exercise all of the subscription rights offered, we will receive gross proceeds from the rights offering of $6,000,000.

                          PRICE RANGE OF COMMON STOCK

    Our common stock has traded on The Nasdaq National Market under the symbol "MDTL" since October 3, 2000. Between June 6, 2000 and October 2, 2000, our common stock was traded on The Nasdaq SmallCap Market under the same symbol. Prior to June 6, 2000, there was no public market for our common stock. The closing high and low sales prices of our common stock, as reported by The Nasdaq National Market and The Nasdaq SmallCap Market, for the quarters indicated are as follows:

                                                                HIGH       LOW
2000:                                                         --------   --------
Second Quarter (From June 6, 2000)..........................   22.750     16.563
Third Quarter...............................................   24.875     14.063
Fourth Quarter..............................................   22.500     10.250

2001:
First Quarter...............................................   23.875     13.250
Second Quarter..............................................   19.700     11.000
Third Quarter...............................................   12.930      4.010
Fourth Quarter (through November 12, 2001)..................    9.239      6.210

    On November 12, 2001, the last reported sale price of our common stock was $8.04 per share. As of November 12, 2001, there were approximately 163 stockholders of record of our common stock. Such number does not include beneficial owners holding shares through nominee names.

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our common stock. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business. Thus, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend on various factors, including our results of operations, financial condition, capital requirements and investment opportunities. In addition, the terms of our credit facility restrict our ability to pay dividends on our common stock.

                                    DILUTION

    The difference between the subscription price per share of our common stock and the net tangible book value per share of our common stock after this offering constitutes the dilution to investors of this offering. Net tangible book value per share is determined by dividing out net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

    As of September 30, 2001, our net tangible book value was $8.79 million, or $0.50 per share of common stock. After giving effect to the sale of all of the shares of our common stock in this rights offering at an exercise price of $2.00 per share, less the estimated expenses of this offering, our pro forma tangible book value as of September 30, 2001 would have been $14.64 million or $0.71 per share of common stock, representing an immediate increase in our net tangible book value of $.21 per share to current stockholders and an immediate dilution of $1.29 per share to investors of this offering. The following table illustrates the foregoing information as of September 30, 2001 with respect to the dilution to investors on a per share basis:

Exercise price per share....................................              $2.00
  Net tangible book value per share before offering.........   $0.50
  Increase per share attributable to the offering...........   $0.21
Net tangible book value per share after the offering........              (0.71)
                                                                          -----
      Dilution per share....................................              $1.29
                                                                          =====

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

    The selected consolidated statement of operations data for the years ended December 31, 1996 and 1997 and the selected consolidated balance sheet data as of December 31, 1996, 1997 and 1998 have been derived from audited financial statements not included in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1998, 1999, and 2000 and the selected consolidated balance sheet data as of December 31, 1999 and 2000 have been derived from our audited financial statements included elsewhere in this prospectus. The selected consolidated statement of operations for the nine months ended September 30, 2000 and 2001 and the selected consolidated balance sheet data for the nine months ended September 30, 2000 and 2001 have been derived from our unaudited consolidated financial statements, which we believe include all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of the financial information. Such consolidated financial statements include the financial statements of all of our direct and indirect subsidiaries, including Medis Inc. and Medis El, beginning on December 15, 1997. Prior to that date, our investment in Medis Inc. and Medis El had been accounted for using the equity method of accounting. The data should be read in conjunction with the consolidated financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our results of operations for the nine months ended September 30, 2000 and 2001 are not necessarily indicative of our results of operations for the entire year.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                            ------------------------------------------
                                                                1996           1997           1998
                                                            ------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues..................................................  $         --   $         --   $      8,000
Cost of sales.............................................            --             --          3,000
                                                            ------------   ------------   ------------
Gross Profits.............................................            --             --          5,000
Operating expenses:
Research and development costs, net.......................  $         --   $  1,406,000   $  1,646,000
Selling, general and administrative expenses..............       193,000      1,303,000      1,399,000
Amortization of intangible assets.........................            --        102,000      2,445,000
                                                            ------------   ------------   ------------
Total operating expenses..................................       193,000      2,811,000      5,490,000
                                                            ------------   ------------   ------------
Loss from operations......................................      (193,000)    (2,811,000)    (5,485,000)
Interest and other income.................................         9,000         64,000         63,000
Interest and other expense................................    (1,660,000)      (381,000)      (101,000)
                                                            ------------   ------------   ------------
Loss before minority interest.............................    (1,844,000)    (3,128,000)    (5,523,000)
Equity in net losses of unconsolidated subsidiaries.......      (789,000)            --             --
Minority interest in loss of subsidiaries.................            --      1,584,000      1,105,000
                                                            ------------   ------------   ------------
Net loss..................................................    (2,633,000)    (1,544,000)    (4,418,000)
Value of warrant issued...................................            --             --             --
                                                            ------------   ------------   ------------
Net loss attributable to common shareholders..............  $ (2,633,000)  $ (1,544,000)  $ (4,418,000)
                                                            ============   ============   ============
Basic and diluted net loss per share......................  $      (0.71)  $      (0.33)  $      (0.52)
                                                            ============   ============   ============
Weighted average shares used in computing basic and
  diluted net loss per share..............................  $  3,734,129   $  4,645,232   $  8,581,774
                                                            ============   ============   ============
BALANCE SHEET DATA (END OF PERIOD):
Working capital (deficit).................................  $ (1,728,000)  $    266,000   $  3,536,000
Total assets..............................................  $  3,621,000   $ 14,443,000   $ 14,755,000
Long-term debt, excluding current maturities..............  $  1,000,000   $    338,000   $     96,000
Accumulated deficit.......................................  ($11,668,000)  $(13,232,000)  $(17,650,000)
Total shareholders' equity (deficit)......................  $ (1,645,000)  $ 11,378,000   $ 12,406,000

                                                                                                   FOR THE NINE MONTHS
                                                               FOR THE YEAR ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                                                               -----------------------------   ---------------------------
                                                                     1999           2000           2000           2001
                                                                 ------------   ------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues..................................................       $         --   $         --   $         --   $         --
Cost of sales.............................................                 --             --             --             --
                                                                 ------------   ------------   ------------   ------------
Gross Profits.............................................                 --             --             --             --
Operating expenses:
Research and development costs, net.......................       $  2,749,000   $  4,493,000   $  3,564,000   $  2,877,000
Selling, general and administrative expenses..............          2,467,000      5,405,000      4,010,000      3,720,000
Amortization of intangible assets.........................          2,574,000     13,668,000      8,310,000     15,849,000
                                                                 ------------   ------------   ------------   ------------
Total operating expenses..................................          7,790,000     23,566,000     15,884,000     22,446,000
                                                                 ------------   ------------   ------------   ------------
Loss from operations......................................         (7,790,000)   (23,566,000)   (15,884,000)   (22,446,000)
Interest and other income.................................            150,000        214,000        155,000        144,000
Interest and other expense................................            (22,000)       (13,000)        (9,000)       (40,000)
                                                                 ------------   ------------   ------------   ------------
Loss before minority interest.............................         (7,662,000)   (23,365,000)   (15,738,000)   (22,342,000)
Equity in net losses of unconsolidated subsidiaries.......                 --             --             --             --
Minority interest in loss of subsidiaries.................          1,697,000        873,000        873,000             --
                                                                 ------------   ------------   ------------   ------------
Net loss..................................................         (5,965,000)   (22,492,000)   (14,865,000)   (22,342,000)
Value of warrant issued...................................                 --      2,971,000      2,971,000             --
                                                                 ------------   ------------   ------------   ------------
Net loss attributable to common shareholders..............       $ (5,965,000)  $(25,463,000)  $(17,836,000)  $(22,342,000)
                                                                 ============   ============   ============   ============
Basic and diluted net loss per share......................       $      (0.61)  $      (1.79)  $      (1.33)  $      (1.30)
                                                                 ============   ============   ============   ============
Weighted average shares used in computing basic and
  diluted net loss per share..............................       $  9,807,101   $ 14,238,104   $ 13,369,245   $ 17,140,828
                                                                 ============   ============   ============   ============
BALANCE SHEET DATA (END OF PERIOD):
Working capital (deficit).................................       $  1,083,000   $  2,522,000   $  4,150,000   $  7,191,000
Total assets..............................................       $ 10,226,000   $ 87,202,000   $ 94,141,000   $ 76,874,000
Long-term debt, excluding current maturities..............       $     11,000   $         --   $         --   $         --
Accumulated deficit.......................................       $(23,615,000)  $(49,078,000)  $(41,451,000)  $(71,420,000)
Total shareholders' equity (deficit)......................       $  8,561,000   $ 86,142,000   $ 93,056,000   $ 75,741,000

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

    This presentation includes the operations of our wholly and majority owned subsidiaries, including Medis El Ltd., unless we tell you otherwise.

RESULTS OF OPERATIONS

    From our inception in April 1992 through September 30, 2001 we have generated a cumulative net loss of approximately $68,449,000, including approximately $34,478,000 from amortization expense. We expect to incur additional operating losses during the remainder of 2001 and possibly thereafter, principally as a result of our continuing anticipated research and development costs, amortization expense and the uncertainty of bringing our fuel cell technology or any of our other technologies to commercial success. We have increased our research and development budget since 1999 from approximately $2,750,000 annually to approximately $4,500,000 annually; however, we anticipate that our failure to successfully commercially develop our fuel cell technology or any of our other technologies will force us to curtail our spending levels until such time, if ever, as we generate revenues or otherwise receive funds from third party sources. If we begin to market and sell any of our technologies, we will increase such expenses to the extent necessary, which we expect to fund out of revenues.

    NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED
     SEPTEMBER 30, 2000

    We sustained net losses of $22,342,000 during the nine months ended September 30, 2001, compared to $14,865,000 during the nine months ended September 30, 2000. The increase in the net loss during the nine months ended September 30, 2001 compared to the same period in 2000 can primarily be attributed to a substantial increase in amortization of intangible assets acquired in connection with the acquisition of shares in the Medis El exchange offer.

    Research and development costs amounted to $2,877,000 for the nine months ended September 30, 2001, compared to $3,564,000 during the nine months ended September 30, 2000. Research and development costs incurred during the nine months ended September 30, 2001 compared to the same period in 2000 were lower as a result of (i) expenditures aggregating $320,000 during the nine months ended September 30, 2000 relating to the write-off of acquired in-process research and development in connection with the acquisition of additional shares of More Energy Ltd., our majority owned subsidiary for the development of fuel cells, (ii) charges of approximately $561,000 during the nine months ended September 30, 2000 relating to the write-off of acquired in-process research and development incurred in connection with the Medis El exchange offer and (iii) a decrease of approximately $424,000 in costs relating to the CellScan during the nine months ended September 30, 2001 compared to the same period in 2000. These factors, however, were somewhat offset by a substantial increase in spending on fuel cell technologies during the nine months ended September 31, 2001 compared to the same period in 2000. The research and development activity for the periods presented include:

    - FUEL CELL TECHNOLOGIES. We incurred costs relating to our fuel cell technologies of approximately $1,112,000 during the nine month period ended September 30, 2001, compared to costs of approximately $1,000,000 during the nine month period ended September 30, 2000. As described above, we had expenditures aggregating $320,000 during the nine months ended September 30, 2000 relating to the acquisition of additional shares of More Energy and a charge of approximately $182,000 from the write-off of acquired in-process research and development allocated to the development of our fuel cell technology in connection with the Medis El exchange offer in June 2000. Without the effects of such charges the increase in costs incurred on our fuel cell technologies would have been much greater because we devoted significantly more resources to the development of our fuel cell technologies in the nine months ended September 30, 2001 compared to the same period in 2000.

    - CELLSCAN. The refinement of the next generation CellScan system, in which we incurred costs of approximately $1,229,000 during the nine month period ended September 30, 2001, compared to costs of approximately $1,653,000 during the nine month period ended September 30, 2000. The reduction in costs incurred during the nine month period ended September 30, 2001 compared to the same period in 2000 is mainly due to less funds being devoted to collaborative research programs with third parties and procurement of materials for the CellScan. These factors were partially offset by an increase in salary and other related costs for research and development personnel.

    - TOROIDAL TECHNOLOGIES AND STIRLING CYCLE SYSTEM. Development of the toroidal engine and compressor and the stirling cycle linear system, in which we incurred costs of approximately $542,000 during nine month period ended September 30, 2001, compared to costs of approximately $879,000 during the nine month period ended September 30, 2000. As described above, during the nine month period ended September 30, 2000, we incurred charges of approximately $379,000 from the write-off of acquired in-process research and development allocated to the development of our toroidal engine and stirling cycle linear system technologies incurred in connection with the Medis El exchange offer.

    Selling, general and administrative expenses for the nine months ended September 30, 2001 amounted to approximately $3,720,000, compared to approximately $4,010,000 for the nine months ended September 30, 2000. The decrease can be primarily attributed to non-cash charges relating to stock options and warrants issued to officers, directors, employees and consultants of approximately $1,663,000 for the nine month period ended September 30, 2001, compared to $2,674,000 during the same period in 2000, somewhat offset by increases in salary and related costs and other expenses.

    Amortization of intangible assets amounted to $15,849,000 during the nine months ended September 30, 2001, compared to $8,310,000 for the nine months ended September 30, 2000. The increase during the nine months ended
September 30, 2001 compared to the same period in 2000 was primarily due to amortization expense of approximately $13,798,000 during the nine months ended September 30, 2001 compared to $6,332,000 for the same period in 2000, relating to goodwill and acquired technology assets approximating $81,867,000 and $6,071,000, respectively, acquired upon the completion of the Medis El exchange offer.

    Management believes that, as an additional operational measurement, earnings
(loss) before interest, taxes, depreciation, and amortization, or EBITDA, is useful and meaningful to an understanding of our operating performance. EBITDA should not be considered in isolation or as a substitution for net income (loss) or cash flow data or as a measure of our profitability or liquidity. Items excluded from EBITDA, such as depreciation and amortization, are significant components in understanding and assessing our financial performance. All companies do not calculate EBITDA the same way.

    The computation of EBITDA for the nine months ended September 30, 2000 and 2001 is set forth in the table below:

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                           ---------------------------
                                                               2000           2001
                                                           ------------   ------------
Net Loss attributable to common shareholders.............  $(17,836,000)  $(22,342,000)
Add: value of warrants issued............................     2,971,000             --
Add: interest expense....................................         9,000         36,000
Less: interest income....................................      (155,000)      (144,000)
Add: amortization........................................     8,310,000     15,849,000
Add: depreciation........................................       282,000        330,000
                                                           ------------   ------------
  EBITDA.................................................  $ (6,419,000)  $ (6,271,000)
                                                           ============   ============

    EBITDA includes as an expense non-cash compensation related to the issuance of stock options and stock purchase warrants of approximately $1,663,000 for the nine months ended September 30, 2001, and $2,674,000 for the nine months ended September 30, 2000, respectively.

    Changes in the loss before interest, taxes, depreciation, and amortization, for the nine months ended September 30, 2001 as compared to same periods in the prior year occurred primarily due to reasons discussed earlier in this section.

    YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    We sustained a net loss of $22,492,000 during the year ended December 31, 2000, compared to $5,965,000 during the year ended December 31, 1999. The increase in net losses can primarily be attributed to increases in research and development costs, selling, general and administrative expenses, amortization of intangible assets acquired in connection with the acquisition of shares in the Medis El exchange offer and costs related to the issuances of stock options and warrants.

    Research and development costs increased to $4,493,000 for the year ended December 31, 2000 as compared to $2,749,000 during the year ended December 31, 1999. The increases can be largely attributed to increased research and development activity pertaining to:

    - Development of our DLE/M fuel cells, in which we incurred costs of approximately $1,697,000 during the year ended December 31, 2000 compared to costs of approximately $336,000 during the year ended December 31, 1999. The increase in costs in 2000 was partially due to:
      (i) expenditures aggregating $320,000 to acquire an additional 11.5% interest in More Energy, which represents acquired in-process research and development, and (ii) an allocation to fuel cell technologies of approximately $182,000 of the write-off of acquired in-process research and development in connection with the Medis El exchange offer.

    - The further refinement of the CellScan, in which we incurred costs of approximately $2,148,000 during the year ended December 31, 2000, compared to costs of approximately $1,770,000 during the year ended December 31, 1999.

    - Development of the toroidal compressor, in which we incurred costs of approximately $126,000 during the year ended December 31, 2000, compared to none during the year ended December 31, 1999.

    - Development of the toroidal engine, in which we incurred costs of approximately $322,000 during the year ended December 31, 2000, compared to costs of approximately $236,000 during the year ended December 31, 1999. The increase in costs in 2000 was due to an allocation to the toroidal engine of approximately $151,000 of the write-off of acquired in-process research and development in connection with the Medis El exchange offer, somewhat offset by reduced spending on research and development of the toroidal engine.

    Selling, general and administrative expenses during the year ended December 31, 2000 amounted to approximately $5,405,000, compared to approximately $2,467,000 during the year ended December 31,1999. The increase can be primarily attributed to non-cash charges of approximately $2,789,000 relating to stock options and warrants issued to officers, employees, consultants and advisory board members, compared to approximately $125,000 in 1999.

    Amortization of intangible assets amounted to $13,668,000 during the year ended December 31, 2000, compared to $2,574,000 during the year ended
December 31, 1999. This increase was primarily the result of amortization expense of approximately $11,013,000 during the year ended December 31, 2000 relating to goodwill approximating $81,867,000 and acquired technology assets approximating $6,071,000 acquired upon the completion of the Medis El exchange offer.

    The computation of EBITDA for the years ended December 31, 1999 and 2000 is set forth in the table below:

                                                             YEAR ENDED DECEMBER 31,
                                                            --------------------------
                                                               1999           2000
                                                            -----------   ------------
Net Loss attributable to common Shareholder...............  $(5,965,000)  $(25,463,000)
Add: value of warrants issued.............................           --      2,971,000
Add: interest expense.....................................       22,000         13,000
Less: interest income.....................................     (150,000)      (214,000)
Add: amortization.........................................    2,574,000     13,668,000
Add: depreciation.........................................      388,000        363,000
                                                            -----------   ------------
  EBITDA..................................................  $(3,131,000)  $ (8,662,000)
                                                            ===========   ============

    EBITDA includes as an expense non-cash compensation related to the issuance of stock options and stock purchase warrants of approximately $3,229,000 and $187,000 for the years ended December 31, 2000 and 1999, respectively.

    The increase in loss before interest, taxes, depreciation and amortization for the year ended December 31, 2000 as compared to the year ended December 31, 1999 occurred due to increases in research and development costs and selling, general and administrative expenses for the reasons discussed earlier in this section.

    YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998.

    We sustained a net loss of $5,965,000 during the year ended December 31, 1999 compared to $4,418,000 during the year ended December 31, 1998. The increase can primarily be attributed to a significant rise in research and development costs and increased selling, general and administrative expenses, partially offset by increased interest income due to higher average cash balances and lower interest expense due to lower debt balances during the year ended December 31, 1999, as compared to the year ended December 31, 1998.

    Research and development costs were up sharply at $2,749,000 for 1999, as compared to $1,646,000 during the year ended December 31, 1988. This increase can be largely attributed to increased research and development activity pertaining to the CellScan, stirling cycle linear technology and fuel cells, costs aggregating $115,000 to acquire an additional 11.5% interest in More Energy, depreciation expense of $388,000 as compared to $101,000 for the year ended December 31, 1998 and costs incurred of $255,000 to write off our inventory of cell carriers, antigens and neuritors, a technology licensed to Medis El, to research and development expense. These factors were somewhat offset by a payment of $200,000 Medis El received under a December 1998 technology development agreement with The Coca-Cola Company in which it:

    - paid $100,000 to obtain a right of first refusal to obtain exclusive rights to use the stirling cycle, fuel cells and other technologies in its field of business; and

    - paid $100,000 to assist in the development of the stirling cycle technology for use in its field of business.

    Such payments aggregating $200,000 were recorded as a credit to research and development costs for the year ended December 31, 1999.

    Selling, general and administrative expenses for the year ended
December 31, 1999 were $2,467,000 compared to $1,399,000 for the year ended December 31, 1998. This increase can be primarily attributed to a charge of $437,000 to selling and general administrative expenses in the fourth quarter of 1999 pursuant to the terms of a settlement agreement with an Argentine company and a substantial increase to approximately $425,000 in legal and accounting fees and related expenses primarily relating to the Medis El exchange offer.

LIQUIDITY AND CAPITAL RESOURCES

    We have historically financed our operations primarily through the proceeds of investor equity financing, long-term bank loans and grants to Medis El from the Chief Scientist of the Ministry of Industry and Commerce of Israel with respect to the CellScan, initial sales of our products and fees from the granting of exclusive distribution rights.

    In 2000, we issued a total of 1,598,811 shares of our common stock and warrants to purchase 680,361 shares of common stock for aggregate proceeds of approximately $7,758,000. We used and intend to use the proceeds of such offerings to fund the further research and development of our products and technologies and for selling, general and administrative expenses. Additionally, in the first quarter of 2000, prior to the Medis El exchange offer, employees, including Medis El's executive vice president and vice president-finance, and a director, exercised options to purchase an aggregate of 66,100 ordinary shares of Medis El, for an aggregate exercise price of approximately $336,000. The proceeds of such option exercises were similarly used for research and development and selling, general and administrative expenses. We do not intend to cause Medis El to issue any more of its shares to third parties, whether through the exercise of stock options or otherwise, as we intend that all future financings of Medis El will be effected through us.

    In May and June 2001, we issued in private placements a total of 660,688 shares of our common stock and warrants to purchase 660,688 shares of our common stock, for aggregate proceeds of $10,571,000, less issuance costs of approximately $331,000. Additionally, in July 2001, we issued pursuant to the exercise of warrants 10,275 shares of our common stock, for aggregate proceeds of approximately $38,000. The net proceeds of such issuances are being used for research and development projects with respect to our products and technologies and selling, general and administrative expenses.

    For the nine months ended September 30, 2001, net cash used in operating activities was $4,341,000 as compared to $3,528,000 for the nine months ended September 30, 2000. The increase was primarily attributable to increases in expenditures for research and development and selling, general and administrative expenses during the period, for the reasons discussed above, partially offset by changes in operating asset and liability balances.

    For the nine months ended September 30, 2001, net cash used in investing activities was $1,150,000, which represented $520,000 used to acquire an option to purchase the remaining 7% of More Energy we do not own and $655,000 for the purchase of property and equipment, partially offset by proceeds of $25,000 from the disposal of property and equipment. This is compared to $926,000 used in investing activities during the nine months ended September 30, 2000, which represented acquisition of shares of Medis El and More Energy not owned by us aggregating $718,000 and the purchase of property and equipment of $230,000, partially offset by proceeds of $22,000 from disposals of property and equipment.

    For the nine months ended September 30, 2001, cash aggregating $10,278,000 was provided by financing activities, as discussed above, compared to $7,445,000 being provided for the nine months ended September 30, 2000. The cash provided by financing activities during the nine months ended September 30, 2000 was primarily due to funds raised from private placements of our securities and the exercise of Medis El options, for aggregate proceeds of $7,934,000, partially offset by direct costs of the Medis El exchange offer of $395,000 and the repayment of long term debt of $97,000..

    As of September 30, 2001, we had approximately $7,672,000 in cash and cash equivalents, as well as an unused $5,000,000 revolving credit line. Our working capital and capital requirements at any given time depend upon numerous factors, including, but not limited to:

    - the progress of research and development programs;

    - the status of our technologies; and

    - the level of resources that we devote to the development of our technologies, patents, marketing and sales capabilities.

    Another contributing factor is the status of collaborative arrangements with businesses and institutes for research and development and companies participating in the development of our technologies.

    We estimate that approximately $8,000,000 to $10,000,000 will be needed to construct a pilot plant for our fuel cell technologies. We are seeking potential partners to jointly develop such a plant.

    We believe, as of September 30, 2001, that our cash resources and funds available to borrow under our $5,000,000 revolving credit facility, excluding any proceeds from this rights offering, will be sufficient to support our operating and developmental activities for at least 23 months. Beyond such time, we may require capital infusions of cash to continue our operations, whether through debt financing, issuance of shares or from companies or other organizations participating in the development of our technologies. However, to the extent we are unable to raise or acquire additional other funds, we will curtail research and development of one or more technologies until such time as we acquire additional funds.

TAX MATTERS

    As of December 31, 2000, for U.S. federal income tax purposes, we have net operating loss carry-forwards of approximately $5,299,000. For Israeli income tax purposes, we have net operating loss carry-forwards of approximately US$28,847,000. Since our inception, we have not had any taxable income. Also, neither we nor Medis El have ever been audited by the United States or Israeli tax authorities since incorporation. Pursuant to United States federal tax regulations, our ability to utilize the United States net operating loss carry-forwards may be limited due to changes in ownership, as defined in the Internal Revenue Code.

GRANTS OBTAINED FROM THE STATE OF ISRAEL

    Medis El received approximately $1,800,000 in research and development grants from the Office of the Chief Scientist of the Ministry of Commerce and Industry of the State of Israel from its inception to 1997. This is based upon a policy of the government of Israel to provide grants of between 50% and 66% of qualifying approved research and development expenditures to promote research and development by Israeli companies. Medis El received 50% of qualifying approved research and development expenditures, with $1,629,000 of such funds being allotted for the CellScan and $167,000 allotted for the neuritor. Pursuant to the grant arrangement, Medis El is required to pay 3% of its sales of CellScan and neuritor products developed with the grant funds until the grant amounts are paid in full. There is no requirement to repay the grants if the products developed with the grant funds are not sold. If Medis El sells the underlying technology prior to repaying the grant funds, it must first seek permission from the Israeli government for such sale. Prior to Medis El receiving grant funds in 1992, Medis El assumed from Israel Aircraft its obligation relating to the repayment of grants of approximately $805,000. As of the date of this prospectus, Medis El's total contingent obligation for the repayment of grants, which includes the $805,000, is $2,601,000. Medis El is not presently receiving any grants from the State of Israel.

APPROVED ENTERPRISE

    Under the Israeli Law for the Encouragement of Capital Investments, 1959, Medis El was issued a certificate of approval as an "Approved Enterprise." Under the law, Medis El elected the "combined path," pursuant to which Medis El had the right to receive a government guaranteed bank loan of 66% of the amount of the approved investment. In addition, Medis El had the right to receive a grant of 25% of the approved investment, in which case the loan would be reduced by the amount of the grant. Medis El received investment grants of approximately $97,000 and loans of approximately $893,000. The investment grants were used to invest in equipment, furniture and fixtures and commercial vehicles. The loan proceeds were used for the above as well as to acquire know-how, leasehold improvements, marketing and working capital. The loans were paid-off in full during the year ended December 31, 2000. The loans which were from Bank Leumi Le Israel and guaranteed by the State of Israel, are secured by substantially all of Medis El's assets. Additionally, the tax liability in respect of Medis El's income deriving from its Approved Enterprise activities is calculated at a rate of 20% of income for a ten-year period, with tax on dividends distributed of 15%, instead of 25%. These tax benefits can be utilized at least through 2006.

    In September 2001, More Energy received Approved Enterprise status relating to a planned manufacturing facility for our catalyst, electrolytes and the individual fuel cells in Israel. The Approved Enterprise status provides that More Energy will receive a complete exemption from the payment of corporate taxes on undistributed income for a period ranging from 6 to 10 years and other benefits. More Energy is required to invest an aggregate of $5,300,000 (30% of which must be equity-based financing) in the manufacturing facility by July 30, 2003. If, however, More Energy has invested 40% of such amount by July 30, 2003, it can apply for a one year extension as well as additional extensions thereafter, which we can give no assurance will be approved. Otherwise, More Energy's Approved Enterprise status will terminate.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    In connection with our currency use, we operate in a mixed environment. Payroll is paid in our local currency and the local currency of each of our subsidiaries as are most of our other operating expenses. Consideration for virtually all sales is either in dollars or dollar-linked currency. As a result, not all monetary assets and all monetary liabilities are linked to the same base in the same amount at all points in time, which may cause currency fluctuation related losses. In order to help minimize such losses, we currently invest our liquid funds in both dollar-based and NIS-based assets.

    For many years prior to 1986, the Israeli economy was characterized by high rates of inflation and devaluation of the Israeli currency against the United States dollar and other currencies. Since the institution of the Israeli Economic Program in 1985, inflation, while continuing, has been significantly reduced and the rate of devaluation has been substantially diminished. However, Israel effected devaluations of the NIS against the dollar as follows:

1996........................................................     3.7%

1997........................................................     8.8

1998........................................................    17.6

1999........................................................   (0.17)

2000........................................................    (2.7)

    In 1996, 1999 and 2000, the rate of inflation in Israel exceeded the rate of devaluation of the NIS against the dollar, but in 1998 and 1997 the rate of devaluation of the NIS against the dollar exceeded the rate of inflation in Israel. In 2000, there was no inflation in Israel and the NIS appreciated by 2.7% against the dollar.

    The state of hostility which has existed in varying degrees in Israel since 1948, its unfavorable balance of payments and its history of inflation and currency devaluation, all represent uncertainties which may adversely affect our business.

RECENT ACCOUNTING PRONOUNCEMENT

    In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combination ("FAS 141") and
No. 142, Goodwill and Other Intangible Assets ("FAS 142"). FAS 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. FAS 142 requires goodwill be subject to at least an annual assessment for impairment with amortization over its estimated useful life to be discontinued effective January 1, 2002. We are currently evaluating the effect of the adoption of FAS 141 and FAS 142 on our consolidated financial statements.

                                    BUSINESS

INTRODUCTION

    Our primary business focus is on the development and commercialization of direct liquid ethanol/ methanol (DLE/M) fuel cells and attendant refueling cartridges for use in portable electronic devices which currently use rechargeable or disposable batteries as their power source. These devices include cell phones, personal digital assistants (PDAs), laptop computers and certain military devices. We have developed a "breadboard" version of a "power pack" charger, which uses DLE/M fuel cells and is capable of directly charging a cell phone. We expect to have a pre-production unit of a commercially viable power pack, which is capable of directly charging a cell phone without the use of an external support system, by 2002, following our completion of design and performance refinements. We anticipate developing other fuel cells that are intended to be incorporated as an original equipment power source for cell phones and other electronic products.

    We expect that as portable electronic devices become more advanced and offer greater functionality, manufacturers of those devices will seek to acquire fuel cells offering significantly increased and longer lasting sources of energy. We believe that our DLE/M fuel cell technology, the key proprietary components of which are our highly conductive polymers (HECPs), our electrodes, our catalysts for anodes and cathodes and our liquid electrolyte, will enable us to meet this requirement. We also believe that our fuel cells can be responsive to device manufacturers' demands for reduced size and weight, increased length of operating time and competitive pricing.

    Since HECPs have a wide and diverse range of commercial uses beyond their use as components in our DLE/M fuel cells, we also intend to manufacture and recycle HECPs which differ from those used in our fuel cells for sale to third parties. HECPs have electrical properties that can be changed over the full range of conductivity from insulators to metallic conductors and have the non-corrosive properties, flexibility and durability of plastics. We also own patents and intellectual property rights to other technologies relating to clean energy that may offer greater efficiencies than conventional energy sources. These proprietary technologies, which we are looking to exploit commercially, include:

    - toroidal technologies;

    - stirling cycle linear compressor technology; and

    - reciprocating electrical machine.

    In addition, we own the rights to the CellScan system, which is a detection and monitoring system for human cells which may have many potential applications relating to disease diagnostics and determining chemosensitivity.

    We are a Delaware corporation organized in April 1992. Our executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. The information on our website is not part of this prospectus.

FUEL CELLS

    A fuel cell is an electro-chemical device that converts the chemical energy of a fuel, such as hydrogen, ethanol or methanol, into electrical energy. There are many different types of fuel cells being developed for commercial applications, Many of which are intended for large scale applications such as stationary power generation application. By contrast, our fuel cells are being developed for small scale applications, and in particular for use in portable electronic devices.

    Fuel cells for small scale applications have many of the characteristics of batteries without some of their negative attributes. While they share similar operating characteristics, a key distinguishing feature is that a fuel cell relies on an external fuel supply while batteries are energy storage devices. As a

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result, fuel cells are more convenient to operate because they produce power as long as fuel is supplied, unlike a battery which provides power only as long as it has stored power. Because ethanol or methanol has many times the energy storage capacity as the operative components in batteries, the DLE/M fuel cell has the potential for far greater operating time than any of today's batteries. Moreover, the external fuel supply can be refilled or replaced quickly, unlike a battery which either has to be disposed of or, alternatively, undergo a long recharging process of three or more hours. Finally, from an environmental perspective, fuel cells are far easier and less costly to dispose of than batteries since they, unlike batteries, have no or minimal heavy metal components.

    MARKET OPPORTUNITIES

    PORTABLE ELECTRONIC DEVICE MARKET. It has been widely reported that over $100 billion has been committed by the telecommunications companies to license radio spectrum space for the development of wireless networks and equal amounts are estimated as the cost of building out these wireless systems. Furthermore, recent announcements by large handset manufacturers reflect the fact that sales of handsets are slowing as the available demand for present state-of-the-art cell phones is increasingly being satisfied. To justify these huge investments and in order for the cell phone companies to significantly increase sales of handsets, these companies are expected to offer a more advanced unit, commonly referred to as a third generation or 3G cell phone, with greater functionality, i.e., many more applications, such as e-mail and internet availability, shopping, banking and stock purchasing capabilities, music, movies and the like. Whether offered on a next-generation 3G cell phone, a currently available cell phone or some other device such as a combination of a PDA and a cell phone, such functionality will require greater power capability than that possessed by currently available devices, as well as much longer-lasting power to extend use time, if the consumer expectation regarding the availability of those applications is to be fully satisfied. Currently, there is an increasing recognition of the value of fuel cells for these small applications since they have the ability to deliver more lasting power in smaller sizes and weights than the equivalent batteries. Fuel cells can also be an important source of power for other portable electronic devices, such as laptop computers, digital cameras and power tools, that currently use conventional rechargeable batteries as their power source.

    CHARGERS. We are seeking to develop fuel cells to charge portable electronic devices and will be capable of fully charging a cell phone in the regular time required by the phone for charging. Unlike a rechargeable battery, which requires external power support, a fuel cell charger will be more easily portable because it uses an internal concentration of fuel, such as ethanol or methanol, as its power source. The fuel cell charger is then refueled by inserting a small, lightweight, and inexpensive refueling cartridge directly into the fuel cell charger. We expect that cell phone users will perceive value in a fuel cell charger that is easily portable and will provide longer lasting power than batteries without the inconvenient need to recharge at an external power support system, such as a wall socket. As cell phones add additional functions and require more power, we expect the convenience of having a fuel cell charger will spur a greater demand for this capability. As a result, electronic device manufacturers could benefit by having a fuel cell power source actually operating in the market place that they can immediately offer to their customers. We also expect to find a large market for fuel cell chargers in countries like China where cell phone use is expected to expand but where people ride more bicycles than cars and electrical connections may be less readily available that in the United States and other countries. As fuel cell chargers gain greater acceptance, we expect that electronic device manufacturers will become more inclined to incorporate them into the cell phone itself.

    MILITARY APPLICATIONS. The Department of Defense has stated that it has a pressing need for lighter and more compact electrical power sources as the modern soldier is increasingly equipped with many new portable electronic devices. As with the latest portable electronics for consumers, these devices require significant power sources and are currently dependent on batteries that are heavy and expensive and must be recharged frequently at a central charging source. We are working to develop

                                       36
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fuel cells to satisfy these needs. One of our first efforts will be to develop a fuel cell charger capable of charging the batteries that are to be carried by foot soldiers in the DOD's Land Warrior program, with the aim of eventually replacing the batteries themselves with fuel cells. We have commenced discussions, together with General Dynamics, with whom we have entered into a collaboration agreement, with the U.S. military in these regards. We are also in discussion with Israel's military for similar programs.

    OUR FUEL CELLS COMPARED TO OTHER FUEL CELLS

    Our DLE/M fuel cell differs from direct methanol fuel cells being developed for the portable electronic device market in that we use a proprietary liquid electrolyte instead of a solid polymer membrane (proton exchange membrane, or PEM). We believe the presence of a PEM makes it difficult to reduce size and increase the power densities to a needed level for portable electronic devices. In a direct methanol fuel cell with a PEM, the concentration of methanol is generally limited to 3% to 5%, reducing the performance of the fuel cell. As a result, some direct methanol fuel cells are planned with an external delivery system to feed the methanol into the fuel cell which have some form of regulator to control the amount of methanol. Other direct methanol fuel cell external support systems may include a water management systems and where fuel cells are traditionally stacked, a forced air system. This direct methanol fuel cell therefore requires additional delivery mechanisms involving more size, complexity and cost. By reason of our fuel cell's design and architecture and the use of our liquid electrolyte which replaces the PEM in our fuel cell, we are able to increase the concentration of fuel (such as methanol or ethanol), thereby increasing the power, electrical output and service life of the fuel cell between each refueling, without harming the fuel cell and without additional mechanisms to regulate the ethanol (methanol) intake. Our DLE/M fuel cells are presently capable of carrying a 30%-35% concentration of ethanol (methanol), a far larger proportion of ethanol (methanol) than any direct methanol fuel cell we know of. Additionally, our fuel cell is self-regulating, providing sufficient power to meet the draw-down as required.

    We consider the ability to use ethanol rather than methanol a highly beneficial characteristic of our fuel cell technology because it avoids the limitations placed on methanol and in certain areas, ethanol is less expensive than methanol. There are three proprietary components used in our DLE/M fuel cells that help us achieve these results--our HECPs, catalyst and liquid electrolyte. Our HECPs perform important functions in aiding fuel cell performance. Based on laboratory tests, our proprietary catalyst, which is used for oxidation of liquid fuel, acts more effectively than standard catalysts, improving performance of the fuel cell. Because of its effectiveness, we have been able to reduce the amount of platinum needed in our DLE/M fuel cell, thus enabling us to lower the component costs of our product. Our liquid electrolyte replaces the PEM in our fuel cell, enabling the substantial increase in the concentration of ethanol in our fuel.

    OUR FUEL CELL TECHNOLOGY

    We are working to supply increased energy while also reducing the size and weight of our DLE/M fuel cell. One important criterion affecting size is the amount of energy density the fuel cell can generate, which helps determine the ability to supply more energy at smaller sizes. At this time, in laboratory tests, our individual fuel cell has attained a maximum energy density of 70mW/cm(2). Our target for 2002 is 100mW/cm(2) with an ultimate target of 150mW/cm(2).

    Other important criteria are the discharge characteristics and the length of operating time of the fuel cell, as that determines how much power the fuel cell can deliver over a period of time before refueling. Our individual fuel cell with a volume of 16cc, or cubic centimeters can operate for approximately
43 hours, providing a total of 5,100mA (milliamperes) hours in laboratory tests, although output will decline over time. Our target is to increase the level of power density and longevity to 10,000mA with a stable output or one which declines very little. We believe that these results are

                                       37
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superior to those achieved in any other DLE/M fuel cell using methanol that we know of and, if we attain this goal, of which there can be no assurance, we may be able to satisfy the power requirements of today's and the next generation of portable electronic devices.

OUR PROPOSED FUEL CELLS PRODUCTS

    POWER PACK

    We expect that our first commercially viable DLE/M fuel cell product will be a miniature power pack, capable of charging a cell phone as if the user had connected to an electrical outlet. By taking this approach, we are looking to serve an immediate large potential market--all of the users who already have or intend to buy cell phones or other wireless devices that use existing technologies. We would not have to wait until the new generation of devices is ready for market to offer a fuel cell product.

    To date, we have developed a "breadboard" version of a "power pack" charger, which uses DLE/ M fuel cells and is capable of directly charging a cell phone as fully as if the cell phone was connected by a charger to a wall socket. The power pack consists of two one-watt DLE/M fuel cells with a DC to DC converter. Each fuel cell is 3.40 inches long by 1.65 inches wide by 0.70 inches deep and weighs 70 grams. There are no external fuel feeders, water management systems or other external support systems. At present, the power pack is capable of fully charging a cell phone twice prior to refueling.

    We expect to have a pre-production unit of a commercially viable power pack by 2002. Prior to that time, we intend to further reduce its size and weight by at least 25% and expand its power and operating time to six charges per refueling.

    We are also developing a larger fuel cell power pack as secondary power sources for laptop computers and other larger, portable electronic devices, including certain military products.

    LARGE FUEL CELLS

    While our major focus is on our DLE/M fuel cell for portable electronic devices, we believe that certain technologies used in our fuel cell can be applied towards the development of a larger fuel cells delivering up to 5 kilowatts, which would be superior to fuel cell technologies for other larger fuel cells currently under development by others. A major advantage of a fuel cell developed along this line would be the elimination of any external mechanisms other than a feeder for methanol or ethanol. Moreover, although comparative figures for other larger fuel cells are not widely available, we believe that we may be able to improve upon the power density, the catalytic performance and the electrode life of such other larger fuel cells. We have developed a 50 watt PEM fuel cell that provides us with the opportunity to test certain of our technologies in that context. Although we have no current intention to manufacture larger fuel cells, we might seek a strategic partner or other arrangement so that we can exploit this technology.

    HIGHLY CONDUCTIVE POLYMERS

    HECPs are an important component of our DLE/M fuel cell. Additionally, HECPs have a wide and diverse range of commercial uses beyond their use as components in our DLE/M fuel cells, including for civilian and military products, particularly in electronic products such as sensors and capacitors. Consequently, we intend to manufacture and recycle HECPs which differ from those used in our fuel cells for sale to third parties. HECPs have electrical properties that can be changed over the full range of conductivity from insulators to metallic conductors and have the non-corrosive properties, superior flexibility and durability of plastics. We have demonstrated our HECPs for these uses to a few potential customers who have expressed interest in them. We are currently in the process of demonstrating that we can make the transition from advanced polymers made in small quantities in the

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laboratory to large scale production of uniform, attractively priced, commercially acceptable products. We have leased space near our offices in Israel and have established a small pilot facility to manufacture HECPs.

    We believe that the catalyst component of our fuel cells may also have stand-alone applications in such fields as electro and organic synthesis, producing mineral fertilizer and reforming, cleaning and purifying industrial and automotive gases and exhaust fumes, however, we are not looking to exploit the catalyst as a stand-alone product at the present time.

BUSINESS STRATEGY

    Our business strategy is to translate our advanced fuel cell technology into commercially viable products, such as our Power Pack cell phone charger, that will compete with and ultimately replace rechargeable batteries and other power sources in the portable electronic devices market. We hope to be the first fuel cell development company to make a commercially viable fuel cell product for portable electronic devices, and consequently capture a large market share of what promises to be a multi-billion dollar industry. In making the transition from laboratory to commercial production, use and sales, we will seek assistance in the engineering design and production of our fuel cells, as well as in marketing and distributing our fuel cell products, from large multinational battery and electronic device manufacturers with whom we have, and are looking to enter into, cooperation agreements.

    Our first product focus is on the Power Pack for use in existing cell phones and upcoming models, such as 3G cell phones, and on the Power Pack refueling cartridge needed to fuel the Power Pack. A larger version of the Power Pack is planned to charge a laptop computer and other portable electronic devices. Ultimately we expect our fuel cells to directly power cell phones, laptops and other portable electronic products by being a permanent, internal component of such products.

    As we are hopeful that our fuel cell technology will be able to provide the greatest amount of power relative to size and weight for portable electronic devices when compared to the most advanced batteries that we are currently aware are offered or under development by our competitors, we believe both consumers and portable electronics manufacturers would prefer our DLE/M fuel cell as an alternative power source, as long as the cost and other factors are competitive. Moreover, our DLE/M fuel cell offers the possibility of being refueled in seconds by inserting a small, lightweight and inexpensive refueling cartridge compared to the approximately 3 hours required to charge the phone having the most advanced rechargeable technology--the lithium polymer battery.

    STRATEGIC ALLIANCES

    To accomplish our strategy of achieving a successful transition from the laboratory to commercial use, we must determine how best to design products employing our fuel cells that are attractive to the consumer, as well as how to connect them to the circuitry inside the phones and other electronic devices as the original equipment power sources. This includes such decisions as the best way to package and market the refills to satisfy consumer demands. We also have to develop the know-how to produce the fuel cells using the newest automated equipment that enables the most efficient production. We believe that the most effective and least costly way for us to achieve these objectives is to enter into strategic alliances with partners who will help us develop fuel cell products that will satisfy the consumer's demand for maximum power and operating time for their equipment. We plan to enter into a strategic alliance or joint venture with a multinational company to improve the engineering design and performance of our Power Pack charger and refueling cartridge. We also expect to enter into strategic alliances or joint ventures with manufacturers of portable electronic devices so that together we can develop fuel cell products for use with existing and future portable electronic devices and ultimately product devices embodying fuel cell technology as their energy source. We are also

                                       39
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looking to these alliances and joint ventures to provide us with manufacturing expertise and marketing and distribution channels.

    To date, we have entered into the following strategic arrangements:

    - We have entered into a non-exclusive cooperative agreement with France-based Sagem, SA, to develop the power pack charger. Sagem is one of Europe's largest manufacturers of cell phone handsets and other electronic equipment with sales in year 2000 of approximately $4 billion.

    - We have entered into an exclusive agreement with General Dynamics Government Systems Corporation, a unit of General Dynamics Corporation, to develop and market fuel cells and fuel cell-powered portable electronic devices for the United States Department of Defense. As part of such agreement, among other things, General Dynamics agrees to market our DLE/M fuel cells to the Department of Defense.

    We are looking to enter into additional agreements with other cell phone, laptop computer, portable electronic device and battery manufacturers who can help us expedite the development of a commercial fuel cell, as well as to demonstrate the viability of our fuel cell technologies and develop a product designed to each of such companies' specifications and product requirements.

    PRODUCTION

    We have leased space near our offices in Israel and have established a small pilot facility to manufacture HECPs. We plan to enter into strategic alliances with multinational companies to improve the engineering design and performance of our power pack charger and we expect to have a pre-production unit of a commercially viable power pack by 2002. Our preliminary estimates are that we will be able to deliver a fuel cell system to original equipment manufacturers at a price of $15 and that the gross profit on that product will amount to $6.00.

    We do not intend to develop or invest in full-scale manufacturing facilities for our proposed fuel cell products, if and when developed. We plan to satisfy such demand by entering into license, joint venture or other arrangements with a company or companies that are capable of worldwide mass production of our products.

    REFILL CARTRIDGES

    We also intend to separately offer proprietary refueling cartridges to power our Power Packs and fuel cells once the fuel has depleted. We plan to enter into strategic alliances to improve the engineering design and performance of the Power Pack refueling cartridges and we expect to have a pre-production unit of a commercially viable refueling cartridge in 2002.

    We see our refueling cartridge as a "razorblade" equivalent, holding out the prospect of repeated sales. Assuming that a next generation phone is used an average of two hours a day (60 hours a month) and that our fuel cell provides power for twenty hours, the user will need three refueling cartridges a month. Our preliminary estimates are that at a sales price to the user of $3.00 per month, the gross profit potential from refill cartridges could amount to $1.00 per month for each cell phone unit sold.

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RESEARCH AND DEVELOPMENT

    Our research and development programs are generally pursued by scientists employed by us in Israel on a full-time basis or hired as per diem consultants. Most of the scientists working in the fuel cell field are emigres from the former Soviet Union where they worked on developing fuel cells for as much as fifteen years. Our programs are also pursued in collaboration with multinational companies with interests in our fuel cell technologies.

    Currently, our major focus is upon achieving a greater power output at smaller sizes, improving stability and extending the length of use time for our DLE/M fuel cell. Our target is to increase the level of power density and longevity to 10,000mA with a stable output or one which declines very little. Our development team is also working to lower the cost of the components of the fuel cell. We are further working to lower the platinum content of our catalyst, which represents a significant expense in manufacturing a fuel cell.

    Another objective of our research and development programs is to find new applications for the components that make up our fuel cells, including our HECPs and catalysts.

COMPETITION

    We expect to compete against other fuel cell developers as well as against other advanced battery technologies.

    We expect that our primary direct competitors will be companies developing small fuel cells for the portable electronics market, such as Manhattan Scientifics Inc., which has reported that it is developing a fuel cell to power cellular phones and pagers. Our other direct competitors in the fuel cell market are developing mid-range fuel cells to power larger applications such as laptop computers. Motorola, along with the Los Alamos National Laboratory in New Mexico, is also developing a direct methanol fuel cell for mobile phones that it expects to run up to ten times longer than existing batteries. Motorola has announced it expects to have a commercially viable product in 3-5 years. Mechanical Technology Inc., which is working with talent formerly of the Los Alamos National Laboratory, has also licensed certain fuel cell technology from Los Alamos National Laboratory to further its efforts to develop direct methanol fuel cells.

    We believe that most other fuel cell companies are focusing on different markets than the portable electronic device market that we are targeting. These companies, including Plug Power, Avista Systems Inc., Fuel Cell Energy Inc. and H Power, are not primarily targeting the portable electronics market, although at any time these companies could introduce new products that compete directly in the markets we are targeting. Ballard Power Inc., a recognized leader in PEM fuel cell technology, has announced it is developing a direct methanol fuel cell for transportation and portable applications, however, we do not know if this is intended for the portable electronic device market.

    Additionally, we expect to compete with companies that develop, manufacture, and sell battery-operated chargers for portable electronic devices, such as Electric Fuel Corp., which develops, manufactures and markets a zinc-air battery powered charger for cell phones, PDAs and other portable electronic devices that targets many of the same markets we intend to target with our power pack.

    We also expect indirect competition from battery manufacturers who utilize existing battery technologies (both chargeable and rechargeable). Existing battery technologies have the significant advantage of having commercially available products today, and are backed by companies who are continuously investing in marketing and further research and development to improve their existing products and explore alternative technologies.

    We expect our fuel cell products to compete on the bases of size and weight, length of operating time, ease of use and cost.

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OUR OTHER TECHNOLOGIES

    Starting with our formation in 1992, we have been working to develop and commercialize next generation technologies. We seek to exploit our relationship with Russian scientists who have immigrated to Israel as well as with Israel Aircraft Industries Ltd., a company wholly owned by the State of Israel and a leader in aerospace technology. Israel Aircraft is also our largest stockholder.

    With the exception of our CellScan system, all of these technologies are in the development stage and no successful prototypes have as yet been developed, nor can we assure you that any such prototypes will be developed or, if developed, commercialized.

    - CELLSCAN. The Desktop CellScan is a state of the art cytometer that can repeatedly and continuously monitor the fluorescence intensity and polarization of individual, non-adherent living cells. This system substantially extends the range and enhances the capabilities of other cytometric measuring devices, including earlier CellScan models. We expect to produce the Desktop CellScan at a lower cost than the earlier CellScan models. As before, the heart of the CellScan is a unique, patented cell carrier that contains up to 10,000 wells, each of which can accommodate a single cell. The capacity to precisely and faithfully measure optical parameters of individual living cells greatly facilitates kinetic analyses of individual cells within a heterogeneous cell populations, which is particularly useful for investigating physiological, clinical and diagnostic aspects of cells.

     The CellScan can be used as a diagnostic tool to detect diseases such as breast, prostate and gynecological cancers, tuberculosis and atherosclerosis as well as a research tool to develop individual patient chemotherapy, drugs, vaccines, antigens and aspects of gene therapy.

     We intend to transfer the assets relating to the CellScan to a newly formed subsidiary which will have independent management and its own research and development team. We are currently seeking a person or persons capable of managing this subsidiary. We are also attempting to obtain private venture financing for the subsidiary with a view ultimately to spinning it off as a separate entity. At the same time, we are also interested in the possibility of entering into a transaction with a company in the biotechnology field whereby that company would acquire all or part of our interest in the CellScan.

    - TOROIDAL TECHNOLOGIES. We are seeking commercially viable applications of our toroidal technology in three areas.

       - As a compressor for existing refrigeration and air conditioning. We believe that a toroidal compressor may achieve energy savings over existing Rankine-cycle cooling systems, which is the system now used in most refrigeration and air conditioning systems, and enable manufacturers to meet new energy standards.

       - As an internal combustion engine which could be up to one-half the size and weight of a conventional internal combustion engine and could significantly increase engine efficiency.

       - As an essential element, together with our electric reciprocating machine, to develop a stationary power generation system that would be more efficient than present systems.

    We own two basic patents for the toroidal engine and we have filed for another toroidal engine patent. We indirectly own 75% a company that owns other patents to the toroidal technologies.

    - STIRLING CYCLE LINEAR TECHNOLOGY. Our stirling cycle linear technology is based upon a century-old thermodynamic technique that may be capable of providing greater energy efficiency for refrigeration and air-conditioning systems. A major advantage to the stirling cycle system is that it uses helium as its working gas, which is a natural gas found in the atmosphere that is environmentally friendly. The use of a stirling cycle system would therefore replace the use of

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      freon or freon compounds found in existing refrigeration and air-conditioning systems. These substances contain chlorofluorocarbons, which are commonly believed to deplete the atmosphere and contribute to the "greenhouse effect" and global warming.

    - RECIPROCATING ELECTRICAL MACHINE. The reciprocating electrical machine seeks to use the reciprocating motion of energy sources such as wind or sea waves to convert such energies' motion into electricity, while achieving cost savings of up to 30%, while also being cleaner and environmentally safer than traditional power sources. Furthermore, we are exploring the possibility of applying the technology underlying the reciprocating electrical machine to advance the development of a power generation system using our toroidal technology.

    MISCELLANEOUS

    We also own 75% of a company that owns a patent and other rights to a technology that switches and regulates direct current, or DC, electricity. Using existing power lines, the device is expected to enable the transmission of two-thirds more current than the existing system and would eliminate the need for alternate current, or AC, power lines and the transformers which convert DC electricity to AC electricity. Furthermore, we may commence testing of technologies that, if successfully developed, would be used to generate potable water from the atmosphere or brackish water. We have no current intention to develop such technologies due to our inability to commit further limited resources to such undertakings. We may continue research and development of such technologies upon our obtaining additional funds for such purposes.

GOVERNMENT REGULATION

    Currently, the only regulations we encounter are the regulations that are common to all businesses, such as employment legislation, implied warranty laws, and environmental, health and safety standards, both in the United States and Israel, to the extent applicable. It is likely we will encounter industry specific government regulations in the future in the jurisdictions in which we operate. It may become the case that regulatory approvals will be required for the design and manufacture of our fuel cells. The use of methanol may be limited by government regulation in which case we would have to change our fuel to ethanol or another hydrogen-based fuel, which may be less effective and more costly than methanol. Furthermore, we must obtain from the State of Israel permits to work with certain chemicals used to make our fuel cells. To the extent that there are delays in gaining regulatory approval, our development and growth may be constrained.

INTELLECTUAL PROPERTY

    We rely on a combination of patent, copyright, trademark, trade secret and contract laws, as well as international treaties, to protect our proprietary rights to our intellectual property which includes technical know-how, designs, special materials, manufacturing techniques, test equipment and procedures for fuel cells, fuel cell components and fuel cell systems, as well as our other technologies. Our policy is to secure, directly or through licensing arrangements, patent protection for significant innovations to the fullest extent practicable.

    We have eight patents pending which we are pursuing and are preparing new patent applications with respect to our fuel cell technology in the United States. Corresponding applications have been filed under the Patent Cooperation Treaty, which allows us limited protection in all of its 45 member countries for periods ranging from 24-30 months, during which time patent applications can be filed in such countries. Although we expect to file patent applications in most of the larger markets that are member countries, we have not yet ascertained which of these jurisdictions we will file in. We are contemplating filing a number of additional patents in the United States and elsewhere as regards our fuel cell technology. Patent applications filed in foreign countries are subject to laws, rules and

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procedures which differ from those of the United States, and even if foreign patent applications issue, some foreign countries provide significantly less patent protection than the United States.

    We have been granted a patent or patents, or we have patents pending relating to, each of our toroidal technologies, stirling cycle linear system, reciprocating electrical machine and direct current regulating device.

    Furthermore, we are the exclusive worldwide licensee of Bar-Ilan University's patents, patent applications and any other proprietary rights relating to the CellScan. Bar-Ilan owns, or has applied for, corresponding patents in Europe, Japan, Israel, Canada and various other countries, of which we are the licensees.

    In addition to patent protection, we rely on the laws of unfair competition and trade secrets to protect our licensed or proprietary rights. We attempt to protect our trade secrets and other proprietary information through agreements with our collaborators, through confidentiality agreements with employees, consultants, potential joint ventures and licensees and other security measures.

EMPLOYEES

    As of September 30, 2001, we had 42 full time employees, of which approximately 35 were engineers, scientists and other degreed professionals and 7 were technical, administrative and manufacturing support personnel. We also employ approximately 14 engineers, scientists and other degreed professionals as consultants who work with us researching and developing our technologies on a part time basis. We consider relations with our employees to be satisfactory.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our executive officers and directors are as follows:

NAME                                          AGE      POSITION
----                                        --------   --------
Robert K. Lifton..........................     73      Chairman of the Board, Chief Executive Officer and
                                                       Secretary

Howard Weingrow...........................     78      President, Treasurer and Director

Zvi Rehavi................................     66      Executive Vice President

Jacob S. Weiss............................     49      Senior Vice President--Business Development and
                                                       Director

Israel Fisher.............................     54      Vice President--Finance

Amos Eiran................................     65      Director

Zeev Nahmoni..............................     60      Director

Jacob E. Goldman..........................     81      Director

Seymour Heinberg..........................     80      Director

Shmuel Peretz.............................     61      Director

    ROBERT K. LIFTON has been our chairman of the board, chief executive officer and secretary since our inception and a director of Medis El since its inception in July 1992. He is principally engaged in managing his own investments through the Stanoff Corporation, of which he is a major shareholder and a principal, and other investment vehicles. Mr. Lifton is a director of Bank Leumi USA, the co-chairman of the U.S.-Middle East Project of the Council on Foreign Relations, chair of the Public Health Research Institute and serves on the boards of numerous philanthropic organizations. He also is an officer and director of a number of privately held companies. From 1988 to 1994, he was president of the American Jewish Congress and is the founding chairman and chairman emeritus of the Israel Policy Forum. In 1983, he was a founder of Preferred Health
Care Ltd. and served as its president. In 1961, he co-founded with Mr. Weingrow the Transcontinental Investing Corporation, serving as its president until 1968, when it was listed on the New York Stock Exchange, and then chairman of the board until its merger in 1972. Mr. Lifton was an associate attorney with the law firm of Kaye, Scholer, Fierman, Hays and Handler in 1955 and 1956, after receiving a law degree from Yale Law School and being admitted to the New York Bar, and has taught at Yale and Columbia law schools. Mr. Lifton has written extensively on business and political matters.

    HOWARD WEINGROW has been our president, treasurer and one of our directors since our inception and a director of Medis El since its inception.
Mr. Weingrow is principally engaged in managing his own investments through the Stanoff Corporation, of which he is a major shareholder and a principal, and other investment vehicle. Mr. Weingrow is a trustee of the Children's Medical Fund and the North Shore-Long Island Jewish Health System. He is also a trustee of the James S. Brady Presidential Foundation and the Nassau County Museum of Art. Mr. Weingrow is the founder of the Weingrow Family Children's Research Laboratory of Long Island Jewish Hospital and the Weingrow Collection of Avant Garde Art and Literature at Hofstra University He was chairman and a director of Mercury Paging & Communications, Inc. from 1995 until its sale in 1997. In 1961, he co-founded with Mr. Lifton the Transcontinental Investing Corporation, serving as its executive vice president until 1968 and then president until its merger in 1972. Mr. Weingrow served as treasurer of the Democratic National Committee in 1971 and 1972.

    ZVI REHAVI has been our executive vice president since June 2000 and the executive vice president and General Manager of Medis El since its inception. Mr. Rehavi was also general manager of More Energy from its inception in December 1998 to October 2000. From 1989 to 1991, he was manager of development and production of Patriot Missile Sensors, a joint venture of Israel Aircraft and Martin Marietta. From 1984 to 1989, he was Israel Aircraft's director of sensors and electro mechanical components. From 1966 to 1974, he was manager, inertial components laboratory at Israel Aircraft. From 1958 to 1966, he served with the Technical Office of the Ministry of Defense of Israel. He has a Master of Engineering Science from the University of Pennsylvania. He was a Ph.D. candidate in Applied Physics at Hebrew University, Jerusalem, and an MBA candidate at the Wharton School.

    JACOB S. WEISS has been our senior vice president--business development since August 2000, one of our directors since December 1997 and one of Medis El's directors since October 1993. He was also engaged by us in a consulting capacity from November 1999 through August 2000. Mr. Weiss served as the corporate vice president and general counsel to Israel Aircraft, from 1996 to 2000. Prior to that, he was deputy general counsel--international division of Israel Aircraft. Mr. Weiss is also the chief executive officer of ImageSat International, a company established by Israel Aircraft to commercialize its remote sensing satellite technology.

    ISRAEL FISHER has been our vice president--finance since June 2000 and the vice president-finance and secretary of Medis El since its inception.
Mr. Fisher is also vice president-finance of More Energy. From 1990 to 1992, he served as the deputy manager of Israel Aircraft for financial planning and credit management. From 1987 to 1990, he served as the deputy finance manager of the Tamam Plant of the Electronics Division of Israel Aircraft. He has a MBA from the University of Tel Aviv and two BA degrees from Bar-Ilan University: one in accounting and the other in Economics and Business Administration.

    AMOS EIRAN has been one of our directors since December 1997 and one of Medis El's directors since its inception. Mr. Eiran serves as chairman of the Industrial Cooperation Authority, the agency in charge of the buy-back and offset program of the State of Israel, for at least the past 5 years. Mr. Eiran also serves as director for Clal Insurance Group, an Israeli insurance company, Clal Electronics Pension Fund and serves as chairman of ATUDOT, an Israeli insurance company. Previously, Mr. Eiran was director general of the Prime Minister's office during Yitzhak Rabin's first term as Prime Minister and director general and chairman of Mivtahim, the largest pension fund in Israel.

    ZEEV NAHMONI has been one of our directors since December 1997 and one of Medis El's directors from August 1994 to March 1996 and from October 1996 to present. Mr. Nahmoni is the vice president and general manager of the Electronics Group of Israel Aircraft since 1997 and the Deputy General Manager of the Electronics Group of Israel Aircraft from 1995 to 1997. Prior to that, he was the general manager of the Tamam Division of the Electronics Group of Israel Aircraft from 1992 to 1995. Mr. Nahmoni is also a director of ImageSat International.

    JACOB E. GOLDMAN has been one of our directors since September 2000.
Dr. Goldman is chairman of the board and a consultant to Umbanet, Inc., a company developing software for securing e-mail messages, since April 2000. From 1996 to 1999, he was a consultant to Oxbridge Inc., an investment banking firm. From 1977 to the present, Dr. Goldman has served on the board of directors and as a member of the executive committee of Bank Leumi USA. From 1983 to 1994, he founded and served as chairman and chief executive officer of Softstrip, Inc. From 1968 to 1983 he served as senior vice president and chief technical officer of Xerox Corporation where he founded and presided over its Palo Alto Research Center (PARC). Between 1955 and 1968 he served as Director of Ford Motor Company's scientific research laboratory. Dr. Goldman has served on Boards of various corporations and institutions including Xerox, GAF, Inc., General Instrument Corporation, Lex Services PLC, Peerlogic Inc. and United Brands and was president of the American Technion Society. He received his Ph.D. in physics from the University of Pennsylvania.

    SEYMOUR HEINBERG has been one of our directors since September 2000.
Mr. Heinberg was the founder in 1973 and principal of the accounting firm of Seymour Heinberg, CPA, P.C. until 1992, when that firm merged with Edward I. Isaacs & Co. LLP, where he was a retired partner until October 2000 when it merged with RSM McLadrey, Inc. Mr. Heinberg started his career at the public accounting firm Escoe and Heinberg, where he served as a general partner form 1951 to 1973. In 1998 he received the first Special Recognition Award from the Foundation for Accounting Education of the New York State Society of CPAs for his 50 years of outstanding committee service and tax lectures.

    SHMUEL PERETZ has been one of our directors since December 1997 and one of Medis El's directors since its inception. Mr. Peretz is currently the president of Israel Aircraft Europe and has served in such capacity since 1997. From 1988 to 1996, he was the corporate vice president--finance of Israel Aircraft.
Mr. Peretz serves as a director of the Israeli corporations Elta Ltd. and Magel, Ltd. Messrs. Lifton, Weingrow, Eiran, Weiss and Nahmoni are directors of Medis Inc. and, with Mr. Peretz, directors of CDS Distributor, Inc., our wholly owned subsidiaries. Messrs. Lifton, Weingrow and Weiss are also directors of More Energy, with Messrs. Lifton and Weingrow each entitled to two votes for all matters coming before the Board of Directors. Each director is elected for a one year term at our annual meeting of shareholders.

    Messrs. Lifton, Weingrow, Eiran, Weiss and Nahmoni are directors of
Medis Inc. and, with Mr. Peretz, directors of CDS Distributor, Inc., our wholly owned subsidiaries. Messrs. Lifton, Weingrow and Weiss are also directors of More Energy, with Messrs. Lifton and Weingrow each entitled to two votes for all matters coming before the board of directors.

    Each director is elected for a one year term at our annual meeting of shareholders.

KEY EMPLOYEE

    GENNADI FINKELSHTAIN has been the general manager of More Energy since October 2000. In December 1998, Mr. Finkelshtain and Medis El founded More Energy, at which time he was appointed its research and development director. From 1996 to 1998 he served as production manager at Limat Electrochemical Company in Israel. After immigrating to Israel in 1990, he served in various engineering positions. From 1984 to 1989, Mr. Finkelshtain served as the chief project engineer at the Leningrad Technological Institute. He holds a Master of Science degree from the Leningrad Technological Institute.

ADVISORY BOARD

    We have appointed a corporate advisory board to assist us with our business strategy and to build relationships with third parties to assist in the development of our technologies. The advisory board consists of:

    - LESTER CROWN, the current chairman of the executive and nominating committees of General Dynamics Corporation, chairman of Material Service Corporation and president of Henry Crown and Company. Mr. Crown is also a principal of CVF, LLC, a major stockholder.

    - LOUIS PERLMUTTER, a retired senior partner and executive managing director of Lazard Freres & Co., LLC, currently serves as chairman of the science and technology committee of the Board of Fellows of Harvard Medical School.

    - FOUAD M.T. ALGHANIM, the chairman of Fouad Alghanim & Sons Group of Companies, consultants to multinational commercial contractors, chairman of Advanced Technology

      Company, health-care equipment suppliers and service providers in Kuwait and chairman of Energy International Petroleum Projects Company, specialists in the field of oil exploration and production.

    - STUART ZIMMER, the managing member of Zimmer Lucas Partners LLC, which manages a family of funds.

SUMMARY COMPENSATION

    The following table sets forth information with respect to compensation earned by Robert K. Lifton, our chief executive officer, and Zvi Rehavi and Israel Fisher, our only other executive officers who earned in excess of $100,000, for the year ended December 31, 2000.

                                                                                                   LONG-TERM
                                                              ANNUAL COMPENSATION             COMPENSATION AWARDS
                                                       ----------------------------------   -----------------------
                                                                                OTHER       RESTRICTED   SECURITIES
                                                                                ANNUAL        STOCK      UNDERLYING
NAME AND PRINCIPAL POSITION                   YEAR      SALARY     BONUS     COMPENSATION    AWARD(S)     OPTIONS
---------------------------                 --------   --------   --------   ------------   ----------   ----------
Robert K. Lifton .........................    2000           --        --     $183,000(1)          --      300,000
  Chief Executive Officer

Zvi Rehavi ...............................    2000     $198,000   $87,000     $113,000(2)          --      100,000
  Executive Vice President

Israel Fisher ............................    2000     $134,000   $12,000     $ 32,000(3)          --       15,000
  Vice President--Finance

------------------------

(1) Mr. Lifton is paid as an independent consultant for his services.

(2) Includes a monthly apartment allowance aggregating $44,000, a $30,000 payment for an educational fund and a contribution of $19,700 to a key person life insurance policy whereby upon termination of employment, Mr. Rehavi shall receive a lump sum distribution based upon the number of years of premium payout. Medis El is the death beneficiary of such policy.

(3) Includes a contribution of $23,000 by Medis El to an insurance pension fund.

    We have employment agreements with Zvi Rehavi and Israel Fisher.
Mr. Rehavi's agreement is for a two year term expiring on September 30, 2002 and Mr. Fisher's agreement is for a one year term expiring on March 23, 2002 with automatic one year renewal terms commencing on the expiration of such term. Each of the agreements, in addition to salary, stock options and fringe benefits, provides for 6 months salary upon notification of resignation or dismissal and upon a change of ownership of Medis El with subsequent dismissal by the new owners.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information with respect to options grants issued by us in the fiscal year ended December 31, 2000.

                                                 PERCENT OF TOTAL
                          NUMBER OF SECURITIES   OPTION GRANTED TO
                           UNDERLYING OPTIONS      EMPLOYEES IN      EXERCISE PRICE PER
NAME                           GRANTED(1)           FISCAL YEAR            SHARE           EXPIRATION DATE
----                      --------------------   -----------------   ------------------   -----------------
Robert K. Lifton........        100,000                10.1                $16.42         June 15, 2002
                                200,000                20.1                $13.50         December 22, 2004
Zvi Rehavi..............        100,000                10.1                $13.50         December 22, 2004
Israel Fisher...........         15,000                 1.5                $ 5.00         February 21, 2004

------------------------

(1) Options to purchase ordinary shares of Medis El held by the named executive officers were exchanged or we expect to exchange shortly for options to purchase shares of our commons stock in the following aggregate amounts:
    Robert K. Lifton--89,100; Zvi Rehavi--109,600; and Israel Fisher--13,700. The exercise prices of these options were adjusted for the terms of the Medis El exchange offer. The expiration date and other terms did not change.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 2000 and the fiscal year end value of unexercised options.

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                     SHARES                 OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
                                    ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                               ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                               -----------   --------   -----------   -------------   -----------   -------------
Robert K. Lifton.................     20,550     $353,756      68,550         400,000       753,675       1,882,000
Zvi Rehavi(1)....................         --           --           0         300,000             0       2,939,000
Israel Fisher(2).................         --           --           0          15,000             0         168,750

------------------------

(1) Mr. Rehavi exercised options to purchase an aggregate of 45,000 ordinary shares of Medis El in January and February 2000. The value realized was approximately $763,450. Does not include options to purchase an aggregate of 80,000 ordinary shares of Medis El granted to Mr. Rehavi prior to the Medis El exchange offer that will be exchanged for options to purchase 109,600 shares of our common stock upon receipt of certain tax treatment from the Israeli tax authorities. The value of such options cannot be ascertained.

(2) Mr. Fisher exercised options to purchase an aggregate of 9,500 ordinary shares of Medis El in January 2000. The value realized was approximately $41,750. Does not include options to purchase an aggregate of 10,000 ordinary shares of Medis El granted to Mr. Fisher prior to the Medis El exchange offer that will be exchanged for options to purchase 13,700 shares of our common stock issued upon receipt of certain tax treatment from the Israeli tax authorities. The value of such options cannot be ascertained.

COMPENSATION OF DIRECTORS

    Directors receive reimbursement for out-of-pocket expenses or a flat per diem for each board or committee meeting attended, whether in the United States or Israel. Directors also receive stock options as fixed by the Board of Directors upon becoming a director and each year thereafter, at the discretion of the board.

    We paid Amos Eiran a non-employee director, an aggregate of approximately $15,000 for consulting services he provided to us during 2000. Additionally, we paid Jacob Weiss, a director and our senior vice president-business development, an aggregate of approximately $28,000 for consulting services he provided to us during 2000 prior to becoming an officer in August 2000.

1999 STOCK OPTION PLAN

    We adopted our 1999 stock option plan on July 13, 1999. We have reserved 2,000,000 shares of common stock with respect to which options and stock appreciation rights may be granted under the plan. The purpose of the plan is to promote our interests and the interests of our stockholders by strengthening our ability to attract and retain competent employees, to make service on our board more attractive to present and prospective non-employee directors and to provide a means to encourage stock ownership and proprietary interest in Medis Technologies by officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative and efforts our financial growth largely depends.

    The plan may be administered by either the entire board or a committee consisting of two or more members of our board, each of whom is a non-employee director. The plan is currently administered by our board.

    Incentive stock options may be granted only to our and our subsidiaries' officers and key employees. Nonqualified stock options and stock appreciation rights may be granted to our officers, employees, directors, agents and consultants. In determining the eligibility of an individual for grants under the plan, as well as in determining the number of shares to be optioned to any individual, the stock option committee takes into account the position and responsibilities of the individual being considered, the nature and value to us of his or her service or accomplishments, his or her present or potential contribution to our success or the success of our subsidiaries, the number and terms of options and stock appreciation rights already held by an individual and such other factors as the stock option committee may deem relevant.

    The plan provides for the granting of incentive stock options to purchase our common stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options and stock appreciation rights with any exercise price. Stock appreciation rights granted in tandem with an option have the same exercise price as the related option. The plan contains certain limitations applicable only to ISOs granted there under. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which incentive stock options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the option will be treated as a nonqualified option. In addition, if an optionee owns more than 10% of the total voting power of all of our capital stock at the time the individual is granted an incentive stock options the option price per share cannot be less than 110% of the fair market value per share and the term of the incentive stock options cannot exceed five years. No option or stock appreciation rights may be granted under the plan after June 30, 2009, and no option or stock appreciation rights may be outstanding for more than ten years after its grant.

    Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash, check or, under certain circumstances, in shares of our common stock, or any combination thereof. Stock appreciation rights, which give the holder the privilege of surrendering such rights for the appreciation in the common stock between the time of the grant and the surrender, may be settled, in the discretion of our board or committee, as the case may be, in cash, common stock, or in any combination thereof. The exercise of an stock appreciation rights granted in tandem with an option cancels the option to which it relates with respect to the same number of shares as to which the stock appreciation rights was exercised. The exercise of an option cancels any related stock appreciation rights with respect to the same number of shares as to which the option was exercised. Generally, options and stock appreciation rights may be exercised while the recipient is performing services for us and within three months after termination of such services.

    The plan may be terminated at any time by our board, which may also amend the plan, except that without stockholder approval, it may not increase the number of shares subject to the plan or change the class of persons eligible to receive options under the plan.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding ownership of our common stock as of September 30, 2001 by:

    - each beneficial owner of five percent or more of our common stock;

    - each of our directors and named executive officers; and

    - all of our directors and executive officers as a group.

    Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person, but not those held by any other person, and which are exercisable within such 60 day period, have been exercised. Unless otherwise noted, the address of each holder of five percent or more of our common stock is our corporate address.

                                                              NUMBER OF SHARES OF
                                                                 COMMON STOCK       OWNERSHIP
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED    PERCENTAGE
------------------------------------                          -------------------   ----------
Israel Aircraft Industries Ltd.(1)..........................       5,553,957           31.6
Robert K. Lifton(2).........................................       2,243,184           12.4
Howard Weingrow(3)..........................................       1,946,864           10.8
CVF, LLC(4).................................................       1,471,252            8.3
Zvi Rehavi(5)...............................................         309,600            1.7
Jacob S. Weiss(6)...........................................         103,400              *
Israel Fisher(7)............................................          13,700              *
Amos Eiran(8)...............................................          13,700              *
Zeev Nahmoni................................................              --             --
Jacob E. Goldman............................................              --             --
Seymour Heinberg............................................              --             --
All directors and executive officer as a group
  (10 persons)(2)(3)(5)(6)(7)(8)(9).........................       4,060,612           21.6

------------------------

*   Less than 1%

(1) Includes 37,500 shares of our common stock underlying warrants held by Israel Aircraft. Voting control of Israel Aircraft is held by the State of Israel. Israel Aircraft's address is Ben Gurion International Airport, Tel Aviv 70100, Israel.

(2) Includes 168,490 shares of our common stock underlying warrants held by Mr. Lifton and an aggregate of 569,836 shares of our common stock and common stock underlying warrants held by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Also includes options to acquire 268,550 shares of our common stock which are currently exercisable. Does not include an aggregate of 338,000 shares of our common stock held in trust for relatives of Mr. Weingrow of which Mr. Lifton is a trustee.

(3) Includes 139,323 shares of our common stock underlying warrants held by Mr. Weingrow and an aggregate of 569,836 shares of our common stock and common stock underlying warrants held by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Also includes options to acquire 150,000 shares of our common stock which are currently exercisable.

(4) Includes 214,584 shares of our common stock underlying warrants held by CVF, LLC. CVF is controlled by Lester Crown, a member of our advisory board, and Charles Goodman, as well as other members of the Crown family who have interests in, or individually are officers or directors of, numerous publicly and privately held companies, including energy concerns. CVF's address is 222 North LaSalle Street, Chicago, IL 60601.

(5) Represents options to acquire shares of our common stock which are currently exercisable.

(6) Includes options to acquire 100,000 shares of our common stock which are currently exercisable.

(7) Represents options to acquire shares of our common stock which are currently exercisable.

(8) Represents options to acquire shares of our common stock which are currently exercisable.

(9) Includes our directors and executive officers and a corporation beneficially owned by some of our officers and directors.

                              CERTAIN TRANSACTIONS

    On December 15, 1997, we acquired from Israel Aircraft all of its capital shares of Medis Inc., representing a 40% equity interest in such company, in exchange for 3,600,457 of our shares of common stock. Medis Inc. is now our wholly-owned subsidiary and the holder of all of Medis El's shares beneficially owned by us. In connection with the acquisition, certain of our stockholders entered into a shareholders agreement with Israel Aircraft providing for certain management and control matters. The shareholders agreement will terminate in accordance with its terms upon consummation of the exchange offer.

    We used $2,000,000 of proceeds from a private placement on June 30, 1998 to repay Medis El pursuant to a promissory note entered into between us and Medis Inc. in December 1993, which had been assigned by Medis Inc. to Medis El through a capital contribution.

    In December 1998, we made the final $300,000 interest payment under the promissory note to Medis El which had been repaid in June 1998. Such payment was made with funds invested by the Stanoff Corporation, which is controlled by Robert K. Lifton, our chairman and chief executive officer, and Howard L. Weingrow, our president. The Stanoff Corporation received 25,000 units, each unit consisting of three shares of our common stock and a warrant to purchase one share of our common stock at $5.00 per share, or an aggregate of 75,000 shares and 25,000 warrants, for such investment. Also in December 1998, we purchased from Medis El in a private placement 400,000 of its ordinary shares for an aggregate of $2,000,000.

    On May 19, 1999, we purchased from Medis El in a private placement 318,181 of its ordinary shares for an aggregate of $1,750,000.

    In May 1999, Israel Aircraft purchased from us in a private placement 25,000 units, each unit consisting of three shares of our common stock and a warrant to purchase one share of our common stock at $5.00 per share, or an aggregate of 75,000 shares and 25,000 warrants, for an aggregate of $300,000.

    On June 28, 1999 we transferred 718,181 shares of Medis El owned by us to Medis Inc., our wholly-owned subsidiary.

    In November 1999, our board of directors approved a resolution to hire a U.S. consulting company whose key employee was Jacob Weiss, currently our senior vice president-business development and a member of our board and of Medis El's board, and the then general counsel of Israel Aircraft, to provide consulting services to us and Medis El on matters and in areas deemed appropriate by management. We granted to such consulting company options to purchase 100,000 shares of our common stock at an exercise price per share of $2.93.

    In January 2000, we sold in a private placement units, each consisting of 66,000 shares of our common stock and a warrant to purchase 25,000 shares of our common stock, at a purchase price of $300,000 per unit. The following affiliates purchased units in this offering:

    - Israel Aircraft Industries Ltd. purchased one unit.

    - Robert K. Lifton purchased one-quarter of one unit.

    - Howard Weingrow purchased one-quarter of one unit.

    - CVF, LLC purchased two and one-half units.

    - Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow, purchased one and one half units.

    In January and February 2000, Zvi Rehavi exercised options to purchase an aggregate of 45,000 ordinary shares of Medis El at an average exercise price of approximately $4.76 per share, or an aggregate of approximately $215,000.

    In January 2000, Israel Fisher exercised options to purchase an aggregate of 9,500 ordinary shares of Medis El at an exercise price of approximate $7.43 per share, or an aggregate of approximately $70,538.

    In December 1999, Medis El purchased an additional 11.5% of the outstanding shares of More Energy Ltd., giving Medis El an 81.5% interest in such company, for an aggregate purchase price of $115,000. From January to June 2000, Medis El purchased an aggregate of an additional 11.5% of the outstanding shares of More Energy Ltd., giving Medis El a 93% interest in such company, for an aggregate purchase price of $320,000. Additionally, in November 2000, we purchased an option for the remaining 7% of the outstanding shares of More Energy held by its general manager and director, at an exercise price of 1,714 shares of our common stock for each More Energy share. The aggregate purchase price of the option was US$520,000, which we paid in full in June 2001.

    In February 2000, we purchased from Medis El in a private placement 107,759 of its ordinary shares, representing approximately 1.0% of its then outstanding shares, for an aggregate of $2,500,000.

    In June 2000, Israel Aircraft exercised warrants to purchase 50,000 shares of our common stock at an average exercise price of approximately $5.38 per share, or aggregate cash consideration of approximately $269,000. As an incentive to exercise, Israel Aircraft received 25,000 new warrants that are exercisable at $16.42 per share until June 15, 2002.

    In June 2000, Robert K. Lifton exercised warrants to purchase 60,000 shares of our common stock at an exercise price of $5.00 per share, or aggregate cash consideration of approximately $300,000. As an incentive to exercise, Mr. Lifton received 30,000 new warrants that are exercisable at $16.42 per share until June 15, 2002.

    In June 2000, Howard Weingrow exercised warrants to purchase 60,000 shares of our common stock at an exercise price of $5.00 per share, or aggregate cash consideration of approximately $300,000. As an incentive to exercise, Mr. Weingrow received 30,000 new warrants that are exercisable at $16.42 per share until June 15, 2002.

    In June 2000, CVF, LLC exercised warrants to purchase 304,167 shares of our common stock at an average exercise price of approximately $5.15 per share, or aggregate cash consideration of approximately $1,568,000. As an incentive to exercise, CVF received 152,084 new warrants that are exercisable at $16.42 per share until June 15, 2002.

    Medis El is presently included as an additional insured party on Israel Aircraft's product, casualty, and third party liability coverage. During the year ended December 31, 2000, Medis El charged IAI approximately $64,000 relating to property loss insurance claims.

    On April 24, 2000, we commenced an exchange offer for the approximately 36% of Medis El we did not already beneficially own, offering 1.37 of our shares of common stock for each ordinary share tendered. At the expiration of the offer on June 5, 2000, shareholders of Medis El tendered an aggregate of 3,643,241 ordinary shares, giving us beneficial ownership of approximately 98% of Medis El's outstanding ordinary shares. The remaining 182,669 shares passed to us under operation of Israeli law upon the expiration of the exchange offer.

    On December 29, 2000, we entered into a $5 million revolving credit line loan agreement with Fleet National Bank which terminates on December 28, 2002. Under the loan agreement, the outstanding balances bear interest based on either the LIBOR or Prime Rate. Furthermore, any outstanding balance would be collateralized by all cash and other assets on deposit with the bank at any time and an assignment of certain leases owned by a partnership in which Robert K. Lifton and Howard Weingrow are partners. Messrs. Lifton and Weingrow each personally guaranteed any principal and interest on and all other sums payable with respect to our obligations or liabilities to Fleet under the loan agreement.

    In July 2001, our Board of Directors granted options to purchase an aggregate of 163,700 shares of common stock under its 1999 Stock Option Plan, as amended, to our chief executive officer, president and a director. The aggregate of 150,000 options granted to the chief executive officer and president, are exercisable at $10.50 per share and vest after two years and expire after four years. The 13,700 options issued to the director are exercisable at $.4106 per share. They vest immediately and expire after one year.

    We pay rent of approximately $72,000 per year for the use of office space in premises occupied by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences of this offering to the holders of our common stock upon the distribution of rights and warrants and to the holders of the rights or warrants upon their exercise. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

    This summary is limited to our stockholders who have held our common stock, and will hold the rights and warrants and any shares acquired upon the exercise of rights or warrants, as "capital assets" within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders who are subject to special rules (such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and non-U.S. individuals or entities). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.

    No ruling from the Internal Revenue Service nor an opinion of counsel will be sought in connection with the matters discussed herein and therefore holders are urged to consult their own tax advisors with respect to the U.S. federal income and estate tax consequences to them of this offering, as well as the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in tax laws.

    - DISTRIBUTION OF RIGHTS. A holder of our common stock should not recognize taxable income upon distribution of the rights.

    - DISTRIBUTION OF WARRANTS. A holder of our common stock should not recognize taxable income upon distribution of the warrants.

    - LAPSE OF THE RIGHTS OR WARRANTS. A holder of the rights or warrants that allows the rights or warrants to lapse should not recognize any gain or loss upon such lapse, and no adjustment should be made to the basis of the common stock with respect to which the rights or warrants were distributed.

    - STOCKHOLDER TAX BASIS OF THE RIGHTS OR WARRANTS. Except as provided in the following sentence, the tax basis of the rights or warrants received by a holder of our common stock should be zero. If, however, either: (i) the fair market value of the rights or warrants on the date the rights or warrants are distributed is 15% or more of the fair market value (on the date of distribution) of the shares of common stock with respect to which the rights or warrants are distributed or (ii) the holder properly elects, in the holder's U.S. federal income tax return for the taxable year in which the holder receives the rights or warrants, to allocate part of the tax basis of such common stock to the rights or warrants, then, upon the exercise of the rights or warrants, the holder's tax basis in such common stock should be allocated between such common stock and the rights or warrants in proportion to the fair market values of each on the date of distribution.

    - EXERCISE OF THE RIGHTS OR WARRANTS; BASIS AND HOLDING PERIOD OF THE COMMON STOCK. Holders of the rights or warrants should not recognize any gain or loss upon the exercise of the rights or warrants. The tax basis of the shares of our common stock acquired through the exercise of the rights or warrants should be equal to the sum of the subscription price for the rights or warrants and the holder's tax basis in the rights or warrants, if any. The holding period for the shares acquired through the exercise of the rights or warrants should begin on the date that the rights or warrants are exercised.

    - SALE OF COMMON STOCK. The sale of common stock acquired through the exercise of the rights or warrants should result in the recognition of capital gain or loss to the holder in an amount equal to the difference between the amount realized and the holder's tax basis in the common stock sold. The gain or loss should be long-term capital gain or loss if the common stock is held for more than one year.

    - INFORMATION REPORTING AND BACKUP WITHHOLDING. Information reporting may apply to a holder that is not a corporation (or other exempt recipient) to any dividend payments on common stock received upon the exercise of the rights or warrants and to payments on the proceeds of a sale of the common stock. Backup withholding at a rate equal to the fourth lowest rate of tax under Section 1(c) of the Code (which is 30.5% for amounts paid before 2002 and 30.0% for amounts paid during 2002) may apply to these payments unless the holder provides a correct taxpayer identification number and otherwise complies with the backup withholding requirements.

                        DESCRIPTION OF OUR CAPITAL STOCK

GENERAL

    Our authorized capitalization consists of 25,000,000 shares of common stock, par value $.01 per share, and 10,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus 17,532,779 shares of our common stock were issued and outstanding, held of record by 163 persons. No shares of preferred stock are currently outstanding.

COMMON STOCK

    Each stockholder of record is entitled to one vote for each share of our common stock owned by that stockholder on all matters properly submitted to the stockholders for their vote. Our certificate of incorporation does not provide for cumulative voting for the election of our directors, with the result that stockholders owning or controlling more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to the dividend rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends when, as and if declared by our board out of funds legally available for this purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive on a pro rata basis any assets remaining available for distribution after payment of our liabilities and after provision has been made for payment of liquidation preferences to all holders of preferred stock. Holders of common stock have no conversion or redemption provisions or preemptive or other subscription rights. The outstanding shares of common stock are, and when issued as set forth in this prospectus, will be, fully paid and non-assessable.

PREFERRED STOCK

    Our certificate of incorporation authorizes us to issue 10,000 shares of so-called "blank check" preferred stock having rights senior to our common stock. Our Board of Directors is authorized, without further stockholder approval, to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. The issuance of preferred stock may have the effect of delaying or preventing a change of control of Medis Technologies. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the voting power or other rights of the holders of common stock. We currently have no plans to issue any shares of preferred stock.

SHAREHOLDER LOYALTY PROGRAM WARRANTS

    Each warrant entitles the registered holder to purchase one share of our common stock at a price per share equal to 90% of the last sales price of our
common stock on       , 2002 [six months after the closing of the rights
offering], increasing to 100% of such sale price on       , 2003 [18 months
after the closing of the rights offering] and to 110% of such sales price on
      , 2004 [30 months after the closing of the rights offering], respectively, subject to adjustment in certain circumstances, at any time or from time to time
commencing on       , 2002 [six months after the closing of the rights offering]
and ending at 5:00 p.m., New York City time, on       , 2005 [42 months after
the closing of the rights offering], at which time the warrants will expire.

    The warrants will be issued in registered form under a warrant agreement between us and American Stock Transfer & Trust Company, as warrant agent. The warrants will be non-transferable except by will or the laws of descent and distribution.

    The exercise price and number of shares of common stock issuable on exercise of the warrants are subject to adjustment in certain circumstances including our issuance of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants are not subject to adjustment for issuances of common stock at a price below their exercise price.

    We have the right, in our sole discretion, to extend the expiration date of the warrants on five business days' prior written notice to the warrantholders.

    The warrants may be exercised upon surrender to the warrant agent of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check, payable to us) for the number of warrants being exercised. Warrantholders do not have the rights or privileges of holders of common stock.

    No warrants will be exercisable unless at the time of exercise we have on file with the SEC a current prospectus covering the shares of common stock issuable upon exercise of such warrants and such shares have been registered or qualified under the securities laws of the state of residence of the holder of such warrants. We will use our best efforts to maintain a current prospectus until the expiration of the warrants, subject to the terms of the warrant agreement.

    No fractional shares will be issued upon exercise of the warrants. However, we will pay to each exercising warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to such warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

    We refer you to the form of warrant agreement, which has been filed as an exhibit to the Registration Statement of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.

TRANSFER AND WARRANT AGENT

    American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038 is transfer agent for our common stock and will act as warrant agent for our warrants that are to be issued to participants in our loyalty program.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered in this rights offering will be passed upon for us by Sonnenschein Nath & Rosenthal, New York, New York.

                                    EXPERTS

    Our consolidated financial statements as of December 31, 1999 and for the years ended December 31, 1998 and 1999 included in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

    Our consolidated financial statements as of December 31, 2000 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 (including all amendments, exhibits, schedules and supplements thereto), under the Securities Act and the rules and regulations thereunder, for the registration of the rights, common stock and warrants offered hereby. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the rights, common stock and warrants offered hereby, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. The registration statement can be inspected and copied at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC's site on the Internet's World Wide Web, located at: http://www.sec.gov.

                                     INDEX

                                                                 PAGE
                                                              -----------
MEDIS TECHNOLOGIES LTD. FINANCIAL STATEMENTS

Report of Independent Public Accountants....................          F-2

Report of Independent Certified Public Accountants..........          F-3

Financial Statements

  Consolidated Balance Sheets as of December 31, 1999 and
    2000....................................................          F-4

  Consolidated Statements of Operations for the years ended
    December 31, 1998, 1999 and 2000........................          F-5

  Consolidated Statements of Stockholders' Equity for the
    years ended December 31, 1998, 1999 and 2000............          F-6

  Consolidated Statements of Cash Flows for the years ended
    December 31, 1998, 1999 and 2000........................          F-7

Notes to Consolidated Financial Statements..................          F-9

MEDIS TECHNOLOGIES LTD. CONDENSED CONSOLIDATED INTERIM
  FINANCIAL STATEMENTS

  Condensed Consolidated Balance Sheet as of September 30,
    2001 (Unaudited)........................................         F-30

  Condensed Consolidated Statements of Operations
    (Unaudited) for the nine months ended September 30, 2000
    and 2001................................................         F-31

  Condensed Consolidated Statements of Cash Flows
    (Unaudited) for the nine months ended September 30, 2000
    and 2001................................................         F-32

  Notes to Condensed Consolidated Financial Statements
    (Unaudited).............................................         F-34

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Board of Directors and Stockholders of
  MEDIS TECHNOLOGIES LTD.

    We have audited the accompanying consolidated balance sheet of Medis Technologies Ltd. (a Delaware corporation) and Subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medis Technologies Ltd. and Subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

New York, New York
March 13, 2001

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
  MEDIS TECHNOLOGIES LTD.

    We have audited the accompanying consolidated balance sheets of Medis Technologies Ltd. and Subsidiaries (a Delaware corporation) as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended
December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medis Technologies Ltd. and Subsidiaries as of December 31, 1999, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

New York, New York
March 9, 2000

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                               (IN U.S. DOLLARS)

                                                                    December 31,
                                                              -------------------------
                                                                 1999          2000
                                                              -----------   -----------
                           ASSETS
Current assets
  Cash and cash equivalents.................................  $ 1,842,000   $ 2,885,000
  Accounts receivable--other................................       58,000       228,000
  Prepaid expenses and other current assets.................      101,000       245,000
                                                              -----------   -----------
    Total current assets....................................    2,001,000     3,358,000
Property and equipment, net (Note E)........................      983,000     1,045,000
Intangible assets, net (Note F).............................    7,242,000    82,799,000
                                                              -----------   -----------
    Total assets............................................  $10,226,000   $87,202,000
                                                              ===========   ===========
                      LIABILITIES AND
                    STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt (Note G)................  $    86,000   $        --
  Accounts payable..........................................      102,000       139,000
  Accrued expenses and other current liabilities............      730,000       697,000
                                                              -----------   -----------
    Total current liabilities...............................      918,000       836,000
Long-term debt, excluding current maturities (Note G).......       11,000            --
Accrued severance pay.......................................      109,000       224,000
                                                              ===========   ===========
                                                                1,038,000     1,060,000
Minority interest in subsidiary.............................      627,000            --
Commitments and contingencies (Note I)
Stockholders' equity (Note H)
  Preferred stock, $.01 par value; 10,000 shares authorized;
    none issued.............................................
  Common stock, $.01 par value; 25,000,000 shares
    authorized; 9,988,619 and 16,830,991 shares issued and
    outstanding, at December 31, 1999 and 2000,
    respectively............................................      100,000       168,000
  Additional paid-in capital................................   32,450,000   136,819,000
  Accumulated deficit.......................................  (23,615,000)  (49,078,000)
  Deferred compensation costs...............................     (374,000)   (1,767,000)
                                                              -----------   -----------
    Total liabilities and shareholders' equity..............    8,561,000    86,142,000
                                                              -----------   -----------
                                                              $10,226,000   $87,202,000
                                                              ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                               (IN U.S. DOLLARS)

                                                                Year ended December 31,
                                                        ----------------------------------------
                                                           1998          1999           2000
                                                        -----------   -----------   ------------
Sales.................................................  $     8,000   $        --   $         --
Cost of sales.........................................        3,000            --             --
  Gross profit........................................        5,000            --             --

Operating expenses
  Research and development costs, net.................    1,646,000     2,749,000      4,493,000
  Selling, general and administrative expenses........    1,399,000     2,467,000      5,405,000
  Amortization of intangible assets...................    2,445,000     2,574,000     13,668,000
                                                        -----------   -----------   ------------
    Total operating expenses..........................    5,490,000     7,790,000     23,566,000
                                                        -----------   -----------   ------------
    Loss from operations..............................   (5,485,000)   (7,790,000)   (23,566,000)

Other income (expenses)
  Interest and other income...........................       63,000       150,000        214,000
  Interest expense....................................     (101,000)      (22,000)       (13,000)
                                                        -----------   -----------   ------------
                                                            (38,000)      128,000        201,000
                                                        -----------   -----------   ------------

    Loss before minority interest.....................   (5,523,000)   (7,662,000)   (23,365,000)
Minority interest in loss of subsidiary...............    1,105,000     1,697,000        873,000
                                                        -----------   -----------   ------------
    NET LOSS..........................................   (4,418,000)   (5,965,000)   (22,492,000)
Value of warrants issued to exercising stockholders...           --            --     (2,971,000)
                                                        -----------   -----------   ------------
    Net loss attributable to common stockholders......  $(4,418,000)  $(5,965,000)  $(25,463,000)
                                                        ===========   ===========   ============
Basic and diluted net loss per share..................  $      (.52)  $      (.61)  $      (1.79)
                                                        ===========   ===========   ============
Weighted-average shares used in computing basic and
  diluted net loss per share..........................    8,581,774     9,807,101     14,238,104
                                                        ===========   ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                               (IN U.S. DOLLARS)

                                        COMMON STOCK         ADDITIONAL                     DEFERRED         TOTAL
                                    ---------------------     PAID-IN      ACCUMULATED    COMPENSATION   STOCKHOLDERS'
                                      SHARES      AMOUNT      CAPITAL        DEFICIT         COSTS          EQUITY
                                    ----------   --------   ------------   ------------   ------------   -------------
Balance at January 1, 1998........   8,257,613   $ 83,000   $ 24,527,000   $(13,232,000)  $        --     $11,378,000

Net loss..........................          --         --             --     (4,418,000)           --      (4,418,000)
Issuance of common stock..........   1,150,002     11,000      4,589,000                                    4,600,000
Compensation expense..............          --         --          9,000             --            --           9,000
Increase attributable to changes
  in a subsidiary's shares
  outstanding.....................          --         --      1,549,000             --            --       1,549,000
Minority share of an investment in
  a subsidiary....................          --         --       (712,000)            --            --        (712,000)
                                    ----------   --------   ------------   ------------   -----------     -----------
Balance at December 31, 1998......   9,407,615     94,000     29,962,000    (17,650,000)           --      12,406,000

  Net loss........................          --         --             --     (5,965,000)           --      (5,965,000)
Issuance of common stock..........     581,004      6,000      2,318,000             --            --       2,324,000
Stock options granted to employees
  and directors...................          --         --        435,000             --      (435,000)             --
Amortization of deferred
  compensation....................          --         --             --             --        61,000          61,000
Increase attributable to changes
  in a subsidiary's shares
  outstanding.....................          --         --        344,000             --            --         344,000
Minority share of an investment in
  a subsidiary....................          --         --       (609,000)            --            --        (609,000)
                                    ----------   --------   ------------   ------------   -----------     -----------
  Balance at December 31, 1999....   9,988,619    100,000     32,450,000    (23,615,000)     (374,000)      8,561,000

  Net loss........................          --         --             --    (22,492,000)           --     (22,492,000)
Issuance of common stock..........   1,598,811     16,000      7,742,000             --            --       7,758,000
Issuance of common stock in
  exchange for minority interest
  in a subsidiary.................   5,243,561     52,000     88,946,000             --            --      88,998,000
Stock options granted to employees
  and directors...................          --         --      2,629,000             --    (2,629,000)             --
Amortization of deferred
  compensation....................          --         --             --             --     1,236,000       1,236,000
Stock options and warrants granted
  to consultants..................          --         --      1,892,000             --            --       1,892,000
Value of warrants issued to
  exercising stockholders.........          --         --      2,971,000     (2,971,000)           --              --
Increase attributable to equity
  transactions of a subsidiary....          --         --        189,000             --            --         189,000
                                    ----------   --------   ------------   ------------   -----------     -----------
BALANCE AT DECEMBER 31, 2000......  16,830,991   $168,000   $136,819,000   $(49,078,000)  $(1,767,000)    $86,142,000
                                    ==========   ========   ============   ============   ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                               (IN U.S. DOLLARS)

                                                                      Year ended December 31,
                                                              ----------------------------------------
                                                                 1998          1999           2000
                                                              -----------   -----------   ------------
Cash flows from operating activities
  Net loss..................................................  $(4,418,000)  $(5,965,000)  $(22,492,000)
  Adjustments to reconcile net loss to net cash used in
    operating activities
    Depreciation............................................      132,000       388,000        363,000
    Amortization of intangible assets.......................    2,445,000     2,574,000     13,668,000
    Changes in accrued severance payable....................       33,000        48,000        115,000
    Losses of minority interest.............................   (1,105,000)   (1,697,000)      (873,000)
    Non-cash compensation expense...........................       61,000       187,000      3,229,000
    Non-cash settlement costs...............................           --       437,000             --
    Loss (gain) from sale of property and equipment.........       10,000         5,000         (2,000)
    Charge of inventory to research and development
      expense...............................................           --       255,000             --
    Write-off of acquired in-process research and
      development...........................................           --       117,000        884,000
    Changes in operating assets and liabilities
      Accounts receivable--other............................       21,000         8,000       (170,000)
      Inventory.............................................      113,000       (47,000)            --
      Prepaid expenses and other current assets.............      (43,000)      (12,000)      (144,000)
      Accounts payable......................................      (42,000)      (11,000)        37,000
      Accrued expenses and other current liabilities........      134,000       351,000        (33,000)
                                                              -----------   -----------   ------------
        Net cash used in operating activities...............   (2,659,000)   (3,362,000)    (5,418,000)
                                                              -----------   -----------   ------------
Cash flows from investing activities
  Capital expenditures......................................     (134,000)     (330,000)      (487,000)
  Sale of securities and short-term deposits................           --       500,000             --
  Proceeds from disposition of property and equipment.......       17,000        11,000         64,000
  Purchases of short-term deposits..........................     (500,000)           --             --
  Acquisition by a subsidiary of additional shares of a
    majority-owned subsidiary...............................           --      (115,000)      (320,000)
  Acquisition of shares of a majority-owned subsidiary......           --      (138,000)      (398,000)
                                                              -----------   -----------   ------------
        Net cash used in investing activities...............     (617,000)      (72,000)    (1,141,000)
                                                              -----------   -----------   ------------
Cash flows from financing activities
  Repayment of long-term debt...............................     (342,000)     (195,000)       (97,000)
  Proceeds from long-term debt..............................       45,000            --             --
  Proceeds from issuance of common stock and exercise of
    stock options of a majority-owned subsidiary............    1,350,000            --        336,000
  Proceeds from issuance of common stock....................    4,600,000     2,324,000      7,758,000
  Proceeds from (repayments of) short-term credit...........        6,000        (8,000)            --
  Direct costs of exchange of shares........................           --            --       (395,000)
                                                              -----------   -----------   ------------
        Net cash provided by financing activities...........    5,659,000     2,121,000      7,602,000
                                                              -----------   -----------   ------------
        NET INCREASE (DECREASE) IN CASH AND CASH
        EQUIVALENTS.........................................    2,383,000    (1,313,000)     1,043,000
Cash and cash equivalents at beginning of year..............      772,000     3,155,000      1,842,000
                                                              -----------   -----------   ------------
Cash and cash equivalents at end of year....................  $ 3,155,000   $ 1,842,000   $  2,885,000
                                                              ===========   ===========   ============

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                               (IN U.S. DOLLARS)

                                                                 Year ended December 31,
                                                           ------------------------------------
                                                              1998         1999        2000
                                                           -----------   --------   -----------
Supplemental disclosures of cash flow information:
  Cash paid during the year for
    Interest.............................................  $   305,000   $ 12,000   $    13,000
    Income taxes.........................................  $     4,000   $  7,000   $     2,000
  Non-cash investing and financing activities:
    Acquisition of minority interest through exchange of
      shares (see Note C), comprised of the following:...  $        --   $     --   $89,393,000
      Goodwill...........................................                           $81,867,000
      Acquired technology assets.........................                           $ 6,071,000
      In-process research and development................                           $   561,000
      Value of net tangible assets acquired..............                           $   894,000
    Decrease in long-term debt through the issuance of
      common stock.......................................  $   650,000   $     --   $        --
    Value of warrants issued to exercising stockholders
      (See Note H-1).....................................  $        --   $     --   $ 2,971,000
    Decrease in inventory through increase in fixed
      assets.............................................  $   429,000   $197,000   $        --

  The accompanying notes are an integral part of these consolidated financial statements.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 2000

NOTE A--NATURE OF BUSINESS AND GENERAL MATTERS

    Medis Technologies Ltd. ("MTL"), a Delaware corporation, is a holding company, which through its wholly-owned subsidiary, Medis El Ltd. ("Medis El"), engages in research and development of technology products to license, sell, or enter into joint ventures with large corporations. The Company's primary focus is the development and commercialization of direct liquid methanol (DLM) fuel cells and the refueling cartridges for such fuel cells, for use in portable electronic devices using as their power source rechargeable or disposable batteries including cell phones, personal digital assistants (PDAs), laptop computers and certain military devices The Company's other technologies, which are in various stages of development, include highly electrically conductive polymers, the CellScan, the toroidal compressor and internal combustion engine, stirling cycle linear system, direct current regulating device, reciprocating electrical machine.

    Since inception, the Company has incurred operating losses and has used cash in its operations. Accordingly, the Company has relied on external financing, principally through the sale of its stock, to fund its research and development activities. The Company believes this dependence will continue unless it is able to successfully develop and market its technologies. On December 29, 2000, the Company entered into a $5,000,000 revolving credit line loan agreement with a bank. The loan agreement, which bears interest on the outstanding balances based on either the LIBOR or Prime Rate and terminates on December 28, 2002, is collateralized by all cash and other assets on deposits with the bank at any time and the mortgage and assignment of certain leases owned by a partnership in which the Company's chairman and chief executive officer and its president and treasurer are partners. The Company believes its cash resources together with financing available by the line of credit will be sufficient to meet the Company's needs at least through December 31, 2001.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

    1. PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of MTL and its wholly-owned and majority-owned subsidiaries from their dates of acquisition (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated. Minority interest represents the minority shareholders' proportionate share in the equity or income of Medis El prior to the completion of the Company's exchange offer of June5, 2000 (see Note C).

    2. CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash, certificates of deposit, money market funds and highly liquid investments with an original maturity of three months or less. As of December 31, 1999 and 2000, cash and cash equivalents included $211,000, and $67,951, respectively, of balances denominated in Israeli currency ("NIS").

    3. RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are charged to operations as incurred. Grants received by Medis El from the State of Israel related to CellScan and Neuritor research and development and contractual participation were offset against research and development costs.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE B--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    4. REVENUE RECOGNITION

    Revenue from sales is recognized upon delivery of product to the customer.

    5. WARRANTY COSTS

    The Company grants a one-year warranty on products sold and provides for estimated warranty costs.

    6. USE OF ESTIMATES

    In preparing the Company's financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    7. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Based on borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the Company's long-term debt at December 31, 1999 approximates the carrying value. Furthermore, the carrying value of all other financial instruments potentially subject to valuation risk (principally consisting of cash and cash equivalents) also approximates fair value.

    8. TRANSLATION OF FOREIGN CURRENCIES

    The financial statements of the Company and its subsidiaries have been prepared in U.S. dollars, as the dollar is the Company's functional currency.

    Non-dollar transactions and balances were remeasured into dollars in accordance with Statement of Financial Accounting Standards No. 52 ("SFAS No. 52"), "Foreign Currency Translation."

    9. PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost (net of investment grants from the state of Israel). Depreciation is provided on the straight-line basis over the estimated useful lives of such assets. Leasehold improvements are amortized over the lives of the respective leases or useful lives of the improvements, whichever is shorter.

    The annual depreciation rates are as follows:

                                                              ANNUAL RATES
                                                              ------------
Machinery and equipment.....................................    10% - 33%
Computers...................................................    20% - 33%
Furniture and office equipment..............................     7% - 15%
Vehicles....................................................          15%

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE B--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    10. STOCK-BASED COMPENSATION

    The Company has adopted Statement of Financial Accounting Standards
No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). As permitted under SFAS No. 123, the Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees", and related interpretations in accounting for its employee stock options. The Company has provided the necessary pro forma disclosure as if the fair value method had been applied (see Note H). Under APB No. 25, when the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recorded. However, with respect to options granted to other than employees or directors, the Company records expense equal to the fair value of the option, as required
by SFAS No. 123.   To the extent that compensation expense is recognized with respect to stock options issued to employees or directors, such expense is amortized over the vesting period of such options.

    11. INTANGIBLE ASSETS, LONG-LIVED ASSETS AND IMPAIRMENT OF LONG-LIVED ASSETS

    Intangible assets, consisting of acquired technology assets and goodwill, are being amortized on a straight-line basis over three and five year periods, respectively. The Company's policy is to review all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future cash outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company would recognize an impairment loss.

    12. NET LOSS PER SHARE

    The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share." Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted-average number of common and common equivalent shares outstanding during the period. However, as the Company generated net losses in all periods presented, common equivalent shares, composed of incremental common shares issuable upon the exercise of warrants and stock options, are not reflected in diluted net loss per share because such shares are antidilutive.

    13. OTHER COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Other comprehensive income, as defined, includes all changes in equity during a period from

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE B--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) non-owner sources. To date, the Company has not had any material transactions that are required to be reported as other comprehensive income.

    14. SEGMENT INFORMATION

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments, but does operate in two geographic areas, the United States and Israel.

    15. INCOME TAXES

    Deferred income taxes are provided for differences between financial statement and income tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company provides a valuation allowance on net deferred tax assets when it is more likely than not that such assets will not be realized.

    16. RECENT PRONOUNCEMENTS

    In September 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. The company will adopt the provisions of SFAS No. 133, as amended by SFAS 138, on January 1, 2001. The adoption of this statement will have no material impact on the Company's financial position or results of operations.

NOTE C--EXCHANGE OFFER AND ACQUISITION OF MINORITY INTERESTS

    On April 24, 2000, MTL commenced an offer for the approximately 36% of Medis El it did not already beneficially own, offering 1.37 of its shares of common stock for each ordinary share tendered (the "Exchange Offer"). At the expiration of the offer on June 5, 2000, shareholders of Medis El tendered an aggregate of 3,643,241 ordinary shares, giving MTL ownership of approximately 98% of Medis El's outstanding ordinary shares. The remaining 182,669 shares passed to MTL by operation of Israeli law upon the expiration of the exchange offer. The Company accounted for the exchange using the purchase method. The Company calculated the purchase price of the 3,825,910 shares and 184,000 options of Medis El not owned by it based on the market price of Medis El ordinary shares. Such purchase price was $89,393,000. Based on an independent appraisal performed on December 20, 1999, the Company allocated the excess of purchase price over net assets acquired to goodwill ($81,867,000), acquired technology assets ($6,071,000) and in-process research and development, which was charged to research and development expense on the acquisition date ($561,000). The Company intends to amortize the acquired technology assets over their remaining useful lives of three years and the goodwill over five years. During the year ended
December 31, 2000, the Company recorded

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE C--EXCHANGE OFFER AND ACQUISITION OF MINORITY INTERESTS (CONTINUED) amortization expense aggregating approximately $11,013,000 related to this transaction. The following unaudited pro-forma information gives effect to the Exchange Offer as if it had occurred at the beginning of each of the periods presented:

                                                               YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          1998           1999           2000
                                                      ------------   ------------   ------------
Net loss............................................  $(24,481,000)  $(26,620,000)  $(30,749,000)
Net loss attributable to common shareholders........  $(24,481,000)  $(26,620,000)  $(33,720,000)
Net loss per common share...........................  $      (1.77)  $      (1.77)  $      (2.07)

    On February 23, 2000, MTL acquired from Medis El 107,759 of its ordinary shares for an aggregate of $2,500,000. The Company accounted for the acquisition using the purchase method. Based on an independent appraisal, the Company allocated the excess of the purchase price over net assets acquired to goodwill ($810,000) and acquired technology assets ($99,000). The Company intends to amortize the acquired technology assets over their remaining useful lives of three years and the goodwill over five years.

    During the year ended December 31, 2000, the Company purchased an aggregate of 60,000 shares of Medis El from the designee of an Argentinean company, pursuant to the terms of a settlement agreement entered into in November 1999 ("November Settlement"). On June 8, 2000, the Company commenced an action entitled Medis Technologies Ltd. v. Cellscan Argentina, S.A., in the Supreme Court of the State of New York, County of New York, upon CellScan Argentina's refusal to transfer 18,000 of such shares. The June 8, 2000 action alleged that the failure to transfer the 18,000 shares was a material breach of the November Settlement. In August 2000, the parties entered into a stipulation and order of settlement (the "Stipulation"), dismissing with prejudice the action. Pursuant to the Stipulation, the Company purchased the remaining 18,000 shares pursuant to the terms of the November Settlement and granted certain "piggy-back" registration rights to Cellscan Argentina with respect to 30,000 shares of the Company's common stock underlying warrants issued to Cellscan Argentina pursuant to the November Settlement. The Company paid aggregate cash consideration of approximately $398,000 in exchange for the 60,000 ordinary shares of Medis El. The excess of purchase price over net assets acquired on these acquisitions was approximately $383,000, which was allocated to CellScan technology assets ($92,000), in-process R&D for the Fuel Cell, Stirling Cycle and Toroidal Engine Projects ($4,000), and goodwill ($287,000).

    During the year ended December 31, 1999, the Company purchased an aggregate of 24,500 shares (or approximately 0.24%) of Medis El on the open market (i.e., from the minority shareholders). These purchases were treated as an acquisition of minority interest of the Company. The excess of purchase price over net assets acquired was approximately $139,000, which was allocated to CellScan technology assets ($37,000), in-process R&D for the Fuel Cell and Stirling Cycle Projects ($3,000), and goodwill ($99,000).

    At December 31, 1999, MTL owned 100% of the common stock of Medis Inc., which in turn owned 5,925,000 shares, or 56.49%, of Medis El. Additionally, MTL owned 742,681 shares of Medis El, or an additional 7.08%. The minority shareholders (including public shareholders) owned 36.43% of Medis El's common stock.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE C--EXCHANGE OFFER AND ACQUISITION OF MINORITY INTERESTS (CONTINUED)
    Through December 15, 1997, MTL owned 60% of Medis Inc. while Israel Aircraft Industries Ltd. ("IAI") owned 40% of Medis Inc. Through a shareholders' agreement in effect during that time, control of Medis Inc. was shared as the board of directors of Medis Inc. and Medis El each consisted of six directors, of which three were designated by MTL and three were designated by IAI. As neither party had control of Medis Inc., MTL had accounted for its investment in Medis Inc. (and therefore Medis El) under the equity method of accounting.

    As of December 15, 1997, MTL acquired IAI's 40% interest in Medis Inc., for aggregate consideration of 3,600,457 shares of MTL stock. As this was an acquisition of a minority interest, the Company accounted for this transaction using purchase accounting. The purchase price was valued based on the value of Medis Inc.'s investment in Medis El, using the quoted market price of Medis El shares as of December 15, 1997. The aggregate purchase price was valued at $13,125,000. Acquired intangible technology assets, consisting primarily of patents, know-how and other technology-related assets, aggregated $2,975,000, of which $2,814,000 related to the CellScan technology. Goodwill, which represented the excess of the purchase price over the value of the acquired tangible and intangible technology assets, aggregated $9,252,000. Intangible assets, including goodwill, are being amortized over a five-year period. The operations of Medis Inc. and Medis El are included in results of operations of the Company from the date of acquisition.

    From January to June 2000, Medis El purchased an additional 11.5% of the outstanding shares of More Energy Ltd., giving Medis El a 93% interest in such company, for an aggregate purchase price of $320,000. Medis El accounted for these acquisitions of minority interests using purchase accounting. The excess of purchase price over the book value of the net assets acquired aggregated $320,000. This excess purchase price was allocated to in-process research and development and, therefore, was charged to research and development costs as of the dates of the acquisitions. Additionally, In November 2000, the Company purchased an option for the remaining 7% of the outstanding shares of More Energy held by its general manager and director, at an exercise price of 1,714 shares of the Company's common stock for each More Energy share, aggregating to a total of 120,000 shares of the Company's common stock. The purchase price of the option is $500,000, which the Company is required to pay no later than April 15, 2001 or the option expires.. The Company paid an additional $10,000 upon execution of the option agreement as consideration for the right to pay the purchase price until April 15, 2001. The company paid an additional $10,000 to extend the option until July 31, 2001. The option is for 48 months and provides for a maximum exercise as to 25% of the shares in each of the four 12 month periods following the date of the agreement--with any unexercised amount being carried over to the following twelve month period.

NOTE D--INVENTORIES

    On June 30, 1999, the Company charged its inventory of cell carriers and antigens and Neuritors, a technology that the Company is no longer developing or selling, aggregating $255,000 to research and development expense.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE E--PROPERTY AND EQUIPMENT, NET

    Property and equipment consists of the following:

                                                                   December 31,
                                                              -----------------------
                                                                 1999         2000
                                                              ----------   ----------
Machinery and equipment.....................................  $1,106,000   $1,329,000
Computers...................................................     187,000      224,000
Furniture and office equipment..............................      94,000      109,000
Vehicles....................................................     154,000      145,000
Land........................................................          --      110,000
Leasehold improvements......................................     300,000      186,000
                                                              ----------   ----------
                                                               1,841,000    2,103,000

Less accumulated depreciation...............................     858,000    1,058,000
                                                              ----------   ----------
Property and equipment, net.................................  $  983,000   $1,045,000
                                                              ==========   ==========

    Machinery and equipment at December 31, 1999 and 2000 includes 9 and 10 CellScan machines, in the amounts of $711,000 and $796,000, respectively. Such machines are classified as property and equipment, as the Company uses its CellScans as a marketing and research and development tool to demonstrate and promote the CellScan technology and to develop new research applications.

NOTE F--INTANGIBLE ASSETS, NET

    Intangible assets consist of the following:

                                                                    December 31,
                                                              ------------------------
                                                                 1999         2000
                                                              ----------   -----------
CellScan technology assets..................................  $2,851,000   $ 9,113,000
Goodwill....................................................   9,351,000    92,314,000
                                                              12,202,000   101,427,000
Accumulated amortization....................................   4,960,000    18,628,000
                                                              ----------   -----------
                                                              $7,242,000   $82,799,000
                                                              ==========   ===========

    During 1999, the Company charged the remaining unamortized balance of acquired technology assets relating to the Neuritor (or an additional $128,000) to amortization of intangible assets. Such amount represents the write-off of an impaired technology assets.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE G--LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 1999        2000
                                                              ----------   --------
Bank debt--Israel...........................................  $   97,000   $     --
Less current portion........................................     (86,000)        --
                                                              ----------   --------
                                                              $   11,000   $     --
                                                              ==========   ========

    Bank Debt--Israel represents Medis El's borrowings of bank loans that are linked to the dollar, which bore interest at the LIBOR plus 2.4% to 2.6% per annum and were guaranteed by the State of Israel. Such loans, which were paid-off in full during the year ended December 31, 2000, were collateralized by a floating lien on all of the assets of Medis El.

NOTE H--STOCKHOLDERS' EQUITY

    1. MEDIS TECHNOLOGIES LTD. COMMON STOCK

    Each stockholder is entitled to one vote for each share of common stock owned by that stockholder on all matters properly submitted to the stockholders for their vote. Stockholders owning or controlling more than 50% of the shares can elect all of the directors. Subject to the dividend rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for this purpose. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to receive on a pro rata basis any assets remaining available for distribution after payment of liabilities and after provision has been made for payment of liquidation preferences to all holders of preferred stock. Holders of common stock have no conversion or redemption provisions or preemptive or other subscription rights.

    In March 1998, the Company offered its existing stockholders the opportunity to acquire 216,667 units at a price of $12 per unit, each unit consisting of three shares of MTL common stock and one warrant to purchase one share of MTL common stock at an exercise price of $5.00 per share. In September 1998, 181,426 units were issued to existing stockholders for approximately $2,177,000.

    In November 1998, the Company offered an additional 176,908 units with the same terms and conditions as the units mentioned above. The proceeds of this offering were approximately $2,123,000. In December 1998, the Company sold an additional 25,000 units with the same terms and conditions as mentioned above. The aggregate proceeds were $300,000.

    During the year ended December 31, 1999, the Company issued an aggregate of 193,668 units (of which 25,000 were to IAI) with the same terms as those issued in 1998. Proceeds from such issuances aggregated approximately $2,324,000. The purpose of the issuance of such units was to generate additional cash to purchase shares of Medis El in order to fund the research and development activities of Medis El and for the Company's working capital.

    In January and February 2000, the Company completed a private placement of units, each unit consisting of 66,000 shares of its common stock and 25,000 warrants (of which one unit was purchased by IAI). Each warrant is exercisable into one share of common stock and has an exercise price of $5.75

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE H--STOCKHOLDERS' EQUITY (CONTINUED) per share. An aggregate of 637,000 shares and 240,833 warrants were issued for aggregate cash proceeds of approximately $2,895,000.

    In June 2000, the Company issued 5,243,561 shares of its common stock (including 1,712,500 to IAI) in connection with the Exchange Offer.

    In June 2000, the Company issued 859,544 shares of its common stock and 429,781 warrants (the "June Warrants") (including 50,0000 shares and 25,000 warrants to IAI) upon exercise of existing warrants for an aggregate exercise price of approximately $4,441,000. The June Warrants were issued as an inducement to the Company's existing warrant holders to exercise their respective then outstanding warrants, at the rate of one June Warrant for every two then outstanding warrants exercised. The June Warrants are exercisable at $16.42 per share until June 15, 2002. The Company estimated the value of the June Warrants to be $2,887,000. In July 2000, the Company issued an additional 19,500 shares of its common stock and 9,750 warrants pursuant to the same offering for an aggregate exercise price of approximately $98,000. The Company estimated the value of such warrants issued in July 2000 to be $84,000. Also in July 2000, the Company issued an additional 33,000 shares of its common stock upon the exercise of a like number of then outstanding warrants, for an aggregate exercise price of approximately $165,000.

    In October 2000, warrant holders exercised warrants to purchase 8,667 shares of the Company's common stock, for an aggregate exercise price of approximately $142,000. Also in October 2000, certain officers of the Company's exercised options to purchase a total of 41,100 shares of the Company's common stock, for an aggregate exercise price of approximately $16,900. Such options, which were contemplated as part of the Exchange Offer (see Note C) were issued in October 1999 in substitution for certain options to purchase ordinary shares of Medis El held by such officers (See Note H-3)

    2.   MEDIS TECHNOLOGIES LTD. WARRANTS

    MTL warrants outstanding are summarized below:

                                                                             WEIGHTED-
                                                                          AVERAGE EXERCISE
                                                               SHARES          PRICE
                                                              ---------   ----------------
Balance at January 1, 1998..................................    489,525        $ 5.00
Granted.....................................................    533,334        $ 5.00
Cancelled...................................................    (11,762)       $ 5.00
                                                              ---------
Balance at December 31, 1998................................  1,011,097
Granted.....................................................    193,668        $ 5.00
                                                              ---------
Balance at December 31, 1999................................  1,204,765        $ 5.00
Granted.....................................................    946,976        $13.90
Exercised...................................................   (920,711)       $ 5.26
                                                              ---------
BALANCE AT DECEMBER 31, 2000................................  1,231,030        $11.65
                                                              =========

    In March 1998, as consideration for providing guarantees on Company debt, the Company granted warrants to purchase an aggregate of 100,000 shares of the Company's common stock exercisable at

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE H--STOCKHOLDERS' EQUITY (CONTINUED)
$5.00 per share to two officers. Additionally, during 1998, warrants to purchase 50,000 shares of the Company's common stock were issued to a non employee consultant. The Company recorded approximately $9,000 of compensation expense relating to the above grants, which represented management's estimate of the fair value of such warrants. The fair value of such warrants was estimated using a Black-Scholes model with the following assumptions: a 5% risk-free interest rate and 0% volatility (since the Company was not a public company at the time), 0% dividend yield and an expected life of 1-2 years.

    On June 8, 1999, the Company extended the expiration date of its outstanding warrants which were scheduled to expire on January 1, 2000, June 30, 2000 and December 31, 2000 through June 30, 2002. In connection with such modification, the Company recorded an additional $41,000 of compensation expense during the year ended December 31, 1999, relating to the above warrants that were issued to employees in exchange for guarantees and to the consultant. The fair value of such warrants was estimated using a Black-Scholes model with the following assumptions: a 5% risk-free interest rate; 0% dividend yield, expected life of 1-2 years, 0% volatility (since the Company is not a public company at the time).

    On July 15, 2000, the Company issued a five-year warrant, which vests immediately, to purchase an aggregate of 100,000 shares of common stock at an exercise price of $20.48 per share, as payment under the terms of a June 12, 2000 agreement with CIBC World Markets Corp. ("CIBC") for capital markets and financial and strategic advisory services. Also, on October 15, 2000, pursuant to the terms of said agreement, the Company issued a five-year warrant to purchase 50,000 shares of common stock at an exercise price of $20.62 per share. The agreement, which commenced on July 15, 2000 (the "Commencement Date") and was subsequently amended, has a term of one year and may be terminated by either party upon 30 days written notice. Additionally, if the Company requests CIBC to pursue a financing transaction, an additional fee would be paid based on a schedule included in such agreement. The Company has estimated the fair value of such warrants issued on July 15, 2000 and October 15, 2000 to be $581,000 and $257,000, respectively, and has recorded approximately $652,000 as expense during year ended December 31, 2000 related to such warrants.

    On July 12, 2000, the Company issued warrants to purchase an aggregate of 25,000 shares of its common stock to each of the three members of its corporate advisory board, which the Company appointed on the same date to assist it with its business strategy and to build relationships with third parties to assist in the development of its technologies. The warrants may be exercised at $20.00 per share, vest immediately and expire after three years. The Company has estimated the fair value of such warrants to be $526,000 and has recorded this amount as expense during the year ended December 31, 2000.

    See Note H-1 for discussion of warrants issued in connection with the issuance of the Company's common stock.

    3.   MEDIS TECHNOLOGIES LTD. STOCK OPTIONS

    On July 13, 1999, the Company's Board of Directors approved the 1999 Stock Option Plan, and reserved 1,000,000 shares of common stock for issuance as stock options or stock appreciation rights pursuant to the plan. The plan provides for the issuance of both incentive and nonqualified stock

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE H--STOCKHOLDERS' EQUITY (CONTINUED) options. On October 11, 2000, the Company's Board of directors increased the number of shares of its common stock reserved under the 1999 Stock Option Plan to 2,000,000, subject to stockholder approval.

    On November 2, 1999, the Company granted to officers and a consultant of the Company options to purchase 450,000 shares of common stock at $2.93 per share, which is the Company's good faith determination of 80% of the fair market value on the date of grant. Such options have a four-year life, and vest after two years. In August 2000, the consultant became an officer of the Company. During the year ended December 31, 2000 the Company recorded expense of approximately $1,023,000 relating to such options.

    On February 21, 2000, the Board of Directors of the Company granted options to purchase an aggregate of 165,000 shares of common stock under its 1999 Stock Option Plan to employees, officers and consultants of the Company. The options, which may be exercised at $5.00 per share, vest after two years and expire after four years. Deferred compensation of approximately $1,468,000, which will be charged to expense ratably over the vesting period, was recorded for such options issued to employees and officers. As of December 31, 2000, the Company estimates the fair value of such options issued to consultants to be approximately $527,000. During the year ended December 31, 2000, compensation expense of approximately $612,000 was recorded relating to such options granted to employees and compensation expense of approximately $220,000 was recorded relating to such options granted to consultants. In June 2000, the Company cancelled options issued to consultants to purchase an aggregate of 8,000 shares of common stock.

    In October 2000, as contemplated as part of the Exchange Offer (See
Note C), the Board of Directors of the Company granted under its 1999 Stock Option Plan options to purchase 41,100 shares of common stock to certain officers of the Company, in substitution for certain options to purchase ordinary shares of Medis El held by such officers. Such options, which are vested and have an exercise price of $.410, were on terms consistent with the Exchange Offer. Accordingly, new options to purchase 1.37 shares of the Company's common stock were granted for each option to purchase an ordinary share of Medis El held by such officer. Additionally, in October 2000, the Board of Directors of the Company granted under its 1999 Stock Option Plan options to purchase 68,550 shares of common stock to its chairman and chief executive officer in substitution for certain additional options to purchase ordinary shares of Medis El granted to such officer prior to the Exchange Offer. Such options, which are vested and have an exercise price of $5.25, were also granted on terms consistent with the Exchange.

    On October 15, 2000, the Board of Directors of the Company granted, under the 1999 Stock Option Plan, options to purchase 400,000 shares of common stock to certain officers of the Company. Such stock options vest on June 15, 2001, and may be exercised at a price of $16.42 per share until June 15, 2002. Deferred compensation of approximately $366,000, which will be charged to expense ratably over the vesting period, was recorded for such options. During the year ended December 31, 2000, compensation expense of approximately $114,000 was recorded relating to such options. Also on October 15, 2000, the Board of Directors of the Company granted, under the 1999 Stock Option Plan, options to purchase 10,000 shares of common stock to each of the two new members of its Board of Directors. These options vest on September 1, 2002 and may be exercised at $20.50 until September 1,

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE H--STOCKHOLDERS' EQUITY (CONTINUED)
2004. Since the exercise price of the options was greater than the market price of the Company's common stock on the date of the grant, under the intrinsic value method of accounting for stock options, neither deferred compensation nor compensation expense was recorded relating to such options.

    On December 22, 2000, the Board of Directors of the Company granted, under the 1999 Stock Option Plan, options to purchase 500,000 shares of common stock to certain officers of the Company. Such stock options vest on December 22, 2002 and may be exercised at a price of $16.42 per share until December 22, 2004. Since the exercise price of the option was equal to the market price of the Company's common stock on the date of the grant, under the intrinsic value method of accounting for stock options, neither deferred compensation nor compensation expense was recorded relating to such options.

    The Company's option activity and options outstanding are summarized as follows:

                                                                       OPTIONS
                                                             ----------------------------
                                                                         WEIGHTED AVERAGE
                                                              SHARES      EXERCISE PRICE
                                                             ---------   ----------------
Options outstanding at January 1, 1999.....................         --            --
  Granted..................................................    450,000        $ 2.93
                                                             ---------        ------
Options outstanding at December 31, 1999...................    450,000          2.93
  Granted..................................................    994,600         11.71
  Exercised................................................    (41,100)         0.41
  Cancelled or forfeited...................................     (8,000)         5.00
                                                             ---------        ------
OPTIONS OUTSTANDING AT DECEMBER 31, 2000...................  1,395,500        $ 9.25
                                                             =========        ======
EXERCISABLE................................................     68,550        $ 5.26
                                                             =========        ======

                                                OPTIONS OUTSTANDING
                        --------------------------------------------------------------------
      EXERCISE           NUMBER OUTSTANDING         WEIGHTED AVERAGE        WEIGHTED AVERAGE
        PRICE           AT DECEMBER 31, 2000   REMAINING CONTRACTUAL LIFE   EXERCISE PRICES
---------------------   --------------------   --------------------------   ----------------
        $2.93                    450,000                  2.82                   $ 2.93
       5-5.26                    225,500                  2.18                     5.08
        13.5                     500,000                  3.98                     13.5
        16.42                    200,000                  1.79                    16.42
        20.5                      20,000                  3.66                     20.5
                               ---------
                               1,395,500
                               =========

                                 OPTIONS EXERCISABLE
                       ----------------------------------------
      EXERCISE         NUMBER OUTSTANDING AT   WEIGHTED AVERAGE
        PRICE            DECEMBER 31, 2000     EXERCISE PRICES
---------------------  ---------------------   ----------------
        $2.93                      --                  --
       5-5.26                  68,500                5.26
        13.5                       --                  --
        16.42                      --                  --
        20.5                       --                  --
                               ------
                               68,500
                               ======

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE H--STOCKHOLDERS' EQUITY (CONTINUED)

    As of December 31, 2000, 555,400 options were available for grant pursuant to the plan. Compensation costs charged to operations which the Company recorded for options granted to employees and directors at exercise prices below the fair market value at the date of grant and for options granted to consultants aggregated $3,229,000 in 2000. Deferred compensation for employee and director stock options was determined by calculating the difference between the exercise price and the fair market value of such options on the date of grant. The deferred compensation is charged to operations ratably over the vesting period of such options. Compensation expense for options granted to consultant was estimated using a Black-Scholes Option Valuation model and the assumptions are disclosed in Note H-6.

    See Note H-6 for discussion of pro forma effects of applying SFAS No. 123 to these employee stock options.

    4. MEDIS EL

    The following table reconciles the gains recognized by the Company through transactions in Medis El stock:

                                                          YEAR ENDED DECEMBER 31,
                                                      --------------------------------
                                                         1998        1999       2000
                                                      ----------   --------   --------
Gain on Medis El private placement..................  $  796,000   $     --   $     --
Gain on Medis El's issuance of shares to CellScan
  Argentina for settlement of litigation............          --    268,000         --
Gain on exchange of shares of Medis El owned by
  Medis Inc. for the Company's outstanding debt.....     540,000         --         --
Gain on exercises of Medis El stock options.........      37,000     76,000    189,000
Contribution of interest payment to Medis El........     176,000         --         --
                                                      ----------   --------   --------
  Amount reflected in statement of stockholders'
    equity..........................................  $1,549,000   $344,000   $189,000
                                                      ==========   ========   ========

    5. MEDIS EL SHARE OPTION PLAN

    In October 1993, the Board of Directors of Medis El adopted a share option plan (the "Share Option Plan") pursuant to which 500,000 shares were reserved for issuance upon the exercise of options to be granted to key employees and consultants of Medis El. The Share Option Plan is administered by the Board of Directors, which designates the quantities, dates and prices of the options granted. Unless otherwise determined by the Board of Directors, the exercise price of options will be the market price of the Ordinary Shares on the date of grant. As of June 5, 2000 (the date of the completion of the Exchange Offer), Medis El no longer granted options under its share Option Plan.

    Options granted under the Share Option Plan will expire after a four-year period, but will be exercisable only after the second anniversary of the grant date and then only if the option holder is still an employee or consultant of Medis El.

    On May 3, 1998, the Board of Directors of Medis El granted options to purchase Medis El's shares under the Share Option Plan adopted in October 1993 (see details of issuance below). Pursuant to the grant, certain employees, a director, and a consultant of Medis El received 119,000 options (of

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE H--STOCKHOLDERS' EQUITY (CONTINUED) which 50,000 were granted to a director) which are convertible into shares on a one-to-one ratio at $7.20, which was 80% of the market price on the date of the grant ($9.00).

    On November 4, 1998, the Board of Directors of Medis El granted options to purchase Medis El's shares under the Share Option Plan adopted in October 1993 (see details of issuance below). Pursuant to the grant, the executive vice-president of Medis El received 30,000 options, which are convertible into shares on a one-to-one ratio at $6.00. The market price on the date of the grant was $7.188.

    During 1999, the Board of Directors of Medis El extended the expiration date of the options issued on February 14, 1994 for an additional one-year period until February 14, 2000. The extension pertains only to options held by persons who were in the employ of Medis El on the date the extension was adopted.

    During the year ended December 31, 1999, Medis El issued an additional 56,150 shares upon exercise of stock options by employees.

    In January and February 2000, certain employees and a director of Medis El, exercised options to purchase an aggregate of 66,100 ordinary shares of Medis El. Such exercise generated aggregate cash proceeds to Medis El of approximately $336,000. The Company recorded a credit of approximately $189,000 to additional paid in capital, representing the increase in Medis El's book value attributable to the Company from the exercise of the options.

    The following table summarizes Medis El's option plan activity for the three years ended December 31, 2000:

                                                             NUMBER OF   WEIGHTED AVERAGE
                                                              OPTIONS     EXERCISE PRICE
                                                             ---------   ----------------
Balance at January 1, 1998.................................   235,750         $3.12
Granted....................................................   196,400          7.07
Exercised..................................................   (29,650)         0.66
Cancelled..................................................   (87,950)         7.42
                                                              -------         -----
Balance at December 31, 1998...............................   314,550          4.61
Granted....................................................    43,600          7.42
Exercised..................................................   (56,150)         0.56
Cancelled..................................................   (46,900)         7.42
                                                              -------         -----
BALANCE AT DECEMBER 31, 1999...............................   255,100          5.47
                                                              =======         =====
Granted....................................................        --            --
Exercised..................................................   (66,100)         5.09
Cancelled or forfeited.....................................   (45,000)         1.30
                                                              -------         -----
BALANCE AT DECEMBER 31, 2000...............................   144,000         $6.95
                                                              =======         =====

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE H--STOCKHOLDERS' EQUITY (CONTINUED)

                                                OPTIONS OUTSTANDING
                        --------------------------------------------------------------------
      EXERCISE           NUMBER OUTSTANDING         WEIGHTED AVERAGE        WEIGHTED AVERAGE
        PRICE           AT DECEMBER 31, 2000   REMAINING CONTRACTUAL LIFE   EXERCISE PRICES
---------------------   --------------------   --------------------------   ----------------
        $6.0                     30,000                   1.81                    $6.0
         7.2                    114,000                   1.47                     7.2
                                -------                   ----                    ----
                                144,000
                                =======                   ====                    ====

                                 OPTIONS EXERCISABLE
                       ----------------------------------------
      EXERCISE         NUMBER OUTSTANDING AT   WEIGHTED AVERAGE
        PRICE            DECEMBER 31, 2000     EXERCISE PRICES
---------------------  ---------------------   ----------------
        $6.0                   30,000                $6.0
         7.2                  114,000                 7.2
                              -------                ----
                              144,000
                              =======                ====

    Compensation costs charged to operations which Medis El recorded for Medis El stock options granted below the fair market value at the date of grant were $23,000, $126,000 and $65,000 in 1998, 1999 and 2000, respectively. Compensation expense was determined by calculating the difference between the exercise price and the fair market value of such options on the date of grant. The expense is charged to operations over the vesting period of such options.

    6. EFFECT OF SFAS NO. 123 ON MEDIS EL SHARE OPTIONS AND ON THE COMPANY'S OPTIONS

    Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its and Medis El's stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation model with the following weighted-average assumptions:

                                            MEDIS EL   MEDIS EL     MTL      MEDIS EL     MTL
                                            OPTIONS    OPTIONS    OPTIONS    OPTIONS    OPTIONS
                                              1998       1999       1999       2000       2000
                                            --------   --------   --------   --------   --------
Dividend yield............................       0%         0%         0%         0%         0%
Risk-free interest rate...................    5.00%      6.00%      5.40%      6.00%      6.00%
Expected life in years after vesting
  period..................................     1-2        1-2          2        1-2        1-2
Volatility................................      10%        40%       0.0%        95%        95%

    The Black-Scholes option valuation model was developed for use in estimating the fair value of the traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's and Medis El's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE H--STOCKHOLDERS' EQUITY (CONTINUED)
    For purposes of pro forma disclosure, the estimated fair value of the options is amortized as an expense over the vesting period of the options. The Company's pro forma information is as follows:

                                                        Year ended December 31,
                                                ----------------------------------------
                                                   1998          1999           2000
                                                -----------   -----------   ------------
Net loss for the year as reported.............  $(4,418,000)  $(5,965,000)  $(22,492,000)
Pro forma net loss............................   (4,592,000)   (6,002,000)   (22,811,000)
Net loss attributable to common
  shareholders................................   (4,418,000)   (5,965,000)   (25,463,000)
Pro forma net loss attributable to common
  shareholders................................   (4,592,000)   (6,002,000)   (25,782,000)
Net loss per share as reported................         (.52)         (.61)         (1.79)
Pro forma net loss per share..................         (.54)         (.61)         (1.81)

    The weighted average fair value of MTL options granted during the years ended December 31, 1999 and 2000 was $4.91 and $9.67, respectively.

    The weighted average fair value of Medis El options granted during the years ended December 31, 1998, and 1999 was $1.89 and $0.96, respectively. Medis El did not grant any options during the year ended December 31, 2000.

    The total compensation expense for employees included in the pro forma information for 1998, 1999 and 2000 is $174,000, $138,000 and $1,491,000,
respectively.

NOTE I--COMMITMENTS AND CONTINGENCIES

    1. CELLSCAN LICENSE--Medis El acquired the rights to the CellScan in August 1992 by assignment from IAI of a license from Bar Ilan University to IAI. Medis El paid IAI $1,000,000 in consideration of the assignment of the license and for certain tooling and equipment. The license is a perpetual worldwide license to develop, manufacture and sell the CellScan, and to sublicense the right to manufacture and sell the device. The license includes all rights to the University's CellScan patents, know-how and inventions including any subsequently acquired, and all improvements thereto. Medis El is obligated to pay the University a royalty for a twenty-year period beginning in 1995. For the first ten years, the royalty is at the rate of 6.5% of proceeds of sales (after deducting sales commissions and other customary charges) and 4.5% on any fees received from granting territorial rights. The royalty for the second ten-year period is 3.5% on all revenues whether from sales or fees. In addition to such royalty payments, the Company is required to grant $100,000 to the University during the first year that the Company's after-tax profits exceed $300,000. No royalties were required to be paid during the three years ended December 31, 2000.

    2. NEURITOR LICENSE--In consideration of grants by the State of Israel, Medis El is obligated to pay royalties for a license from Imexco General Ltd. ("Imexco"), for which assignment Medis El paid $500,000. An additional sum of $125,000 was paid in December 1995. In 1996, Medis El relinquished its exclusive right to market the Neuritor in consideration of relief of its obligation to pay minimum royalties. Medis El has to pay Imexco royalties at rates ranging from 2% to 7% of the revenue generated by the sale of the Neuritor.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

    3. OTHER ROYALTIES--In consideration of grants by the State of Israel, Medis El is obligated to pay royalties of 3% of sales of products developed with funds provided by the State of Israel until the dollar-linked amount equal to the grant payments received by Medis El is repaid in full. All grants received from the State of Israel related to the CellScan and Neuritor technologies. Total grants received, net of royalties paid as of December 31, 2000, aggregate $2,601,000, which includes those received by IAI relating to such technologies of $805,000. No royalties were required to be paid during the three years ended December 31, 2000.

    4. LEASE COMMITMENTS--MTL's office space is provided to MTL for an annual rental fee of approximately $72,000, by a company which is controlled by the chairman and chief executive officer and the president and treasurer of MTL.

    Medis El is committed under leases at three locations for office space, laboratory and manufacturing facilities, as well as its pilot production plant. Its corporate headquarters and technology center facility leases, which have terms until November and December 2001 and two one-year options on a portion of the facility, provide for annual aggregate rental of approximately $164,000. Its manufacturing facility lease has an initial term until December 31, 2001, a two-year option extending to December 31, 2003, and provides for an annual aggregate rental of approximately $27,000. Additionally, its pilot production plant lease has an initial term until December 31, 2001, three one-year options extending to December 31, 2004, and provides for an annual aggregate rental of approximately $12,000.

    5. AGREEMENT WITH PERUVIAN COMPANY--In April and May 2000, the Company transferred payments aggregating $110,000 to a Peruvian company ("Peru") for the repurchase of a CellScan machine. In June 1999, Medis El reached an agreement with Peru which owned a CellScan machine, whereby, in consideration of Medis El upgrading the CellScan system at its cost, Peru relinquished any future claims against Medis El, except for an option to require Medis El to repurchase the CellScan system for $100,000. Such option expired on January 14, 2000. In February 2000, Medis El granted Peru a new option to require Medis El to repurchase the CellScan machine for $110,000 which was exercised by Peru, via a letter dated February 23, 2000.

    SETTLEMENT OF LITIGATION--Pursuant to a settlement agreement dated
November 22, 1999 dismissing with prejudice an action pending in the Supreme Court of the State of New York, County of New York, entitled CellScan Argentina, S.A. v. Medis El Ltd., et. al., the Company commenced in January 2000 pursuant to a put/call provision in the settlement agreement, the purchase of 3,000 of Medis El's ordinary shares per week from a designee of the plaintiff, initially at $6.00 per share, and increasing by $.50 per share every month thereafter beginning March 1, 2000. Pursuant to the settlement agreement, the Company exercised its right to repurchase 60,000 of such shares, of which 18,000 shares Cellscan Argentina refused to transfer. Consequently, on June 8, 2000, the Company commenced an action entitled Medis Technologies Ltd. v. Cellscan Argentina, S.A., in the Supreme Court of the State of New York, County of New York, alleging that Cellscan Argentina's refusal to transfer to the Company 18,000 of such shares pursuant to the put/call provision was a material breach of the settlement agreement.

    In August 2000, the Company entered into a stipulation and order of settlement with Cellscan Argentina dismissing the action with prejudice, which requires Cellscan Argentina to comply with the terms of the original settlement agreement and sell to the Company 18,000 shares of Medis El for payment of $109,000. As part of the stipulation, the Company substituted for the ordinary shares of Medis El underlying warrants originally granted to CellScan Agrentina pursuant to the original

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

settlement agreement, the common stock of the Company at the same exchange rate as shares of stock in the exchange offer. The Company granted certain "piggy-back" registration rights to Cellscan Argentina with respect to such shares of the Company's common stock underlying these warrants.

NOTE J--RELATED PARTY TRANSACTIONS

    1. INSURANCE--Medis El is presently included as an additional insured party on IAI's product, casualty, and third party liability coverage. During the year ended December 31, 2000, IAI charged Medis El approximately $5,000 for insurance premiums, and Medis El charged IAI approximately $64,000 relating to property loss insurance claims.

NOTE K--INCOME TAXES

    The following represents the components of the Company's pre-tax losses for each of the three years in the period ended December 31, 2000.

                                                        Year ended December 31,
                                                ----------------------------------------
                                                   1998          1999           2000
                                                -----------   -----------   ------------
Domestic......................................  $(2,556,000)  $(3,001,000)  $(17,245,000)
Foreign.......................................   (1,862,000)   (2,964,000)    (5,247,000)
                                                -----------   -----------   ------------
                                                $(4,418,000)  $(5,965,000)  $(22,492,000)
                                                ===========   ===========   ============

    The Company files a consolidated Federal income tax return, which includes MTL, Medis Inc., and CDS. At December 31, 2000, the Company has a net operating loss ("NOL") carryforward for United States Federal income tax purposes of approximately $5,299,000, expiring through 2020.

    Pursuant to United States Federal income tax regulations, the Company's ability to utilize this NOL may be limited due to changes in ownership, as defined in the Internal Revenue Code.

    The Company, through Medis El, has net operating losses, for Israeli tax purposes, aggregating approximately $28,847,000, which, pursuant to Israeli tax law, do not expire.

    Deferred income tax assets arising mainly from NOL carryforwards have been reduced to zero through a valuation allowance. The Company continually reviews the adequacy of the valuation allowance and will recognize deferred tax assets only if a reassessment indicates that it is more likely than not that the benefits will be realized.

    Medis El is an Israeli corporation and is subject to income taxes under the relevant Israeli tax law. Medis El has been issued a certificate of approval as an "Approved Enterprise," which allows Medis El to have lower tax rates under Israeli tax law. Such rates include a corporate tax on income derived from Approved Enterprise activities at a rate of 20% and a tax rate on distributed dividends of 15%. These benefits may be in force through at least 2006.

    No tax expense has been recorded in the financial statements of the Company, as the Company has a loss in the current year, in each tax-paying jurisdiction.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE K--INCOME TAXES (CONTINUED)
    Temporary differences that give rise to deferred tax assets are as follows

                                                                  December 31,
                                                           ---------------------------
                                                               1999           2000
                                                           ------------   ------------
Net operating loss carryforwards--United States..........  $  1,964,000   $  2,221,000
Net operating loss carryforwards--Israel.................     8,496,000     10,385,000
Other....................................................       (82,000)    (1,447,000)
                                                           ------------   ------------
                                                             10,378,000     11,159,000
Valuation allowance......................................   (10,378,000)   (11,159,000)
                                                           ------------   ------------
  Deferred tax assets, net of valuation Allowance........  $         --   $         --
                                                           ============   ============

    A reconciliation of the income tax benefit computed at the United States Federal statutory rate to the amounts provided in the financial statements is as follows:

                                                         Year ended December 31,
                                                 ---------------------------------------
                                                    1998          2000          1999
                                                 -----------   -----------   -----------
Income tax benefit computed at
  Federal statutory rate (34%).................  $(1,502,000)  $(2,028,000)  $(7,647,000)
Other..........................................      261,000       415,000      (105,000)
Effect of permanent differences................      831,000       875,000     4,842,000
Valuation allowance............................      410,000       738,000     2,910,000
                                                 -----------   -----------   -----------
                                                 $        --   $        --   $        --
                                                 ===========   ===========   ===========

NOTE L--INFORMATION ABOUT GEOGRAPHIC AREAS

    The following lists the long-lived assets held in the Company's country of domicile and in all foreign countries:

                                                                    December 31,
                                                              ------------------------
                                                                 1999         2000
                                                              ----------   -----------
United States...............................................  $       --   $        --
Israel
  Property and equipment, net...............................     983,000     1,045,000
  Intangible assets, net....................................   7,242,000    82,799,000
                                                              ----------   -----------
                                                              $8,225,000   $83,844,000
                                                              ==========   ===========

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

           NOTE M--CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

QUARTER ENDED                                 MARCH 31       JUNE 30     SEPTEMBER 30   DECEMBER 31
-------------                                -----------   -----------   ------------   -----------
Fiscal 2000
Loss from operations
  As originally reported...................  $(2,224,000)  $(5,637,000)  $(8,312,000)   $(7,682,000)
  Effect of correction (*).................      164,000       170,000       (45,000)            --
                                             -----------   -----------   -----------    -----------
  As restated..............................  $(2,060,000)  $(5,467,000)  $(8,357,000)   $(7,682,000)
                                             -----------   -----------   -----------    -----------
Loss before minority interest
  As originally reported...................  $(2,187,000)  $(5,606,000)  $(8,234,000)   $(7,627,000)
  Effect of correction (*).................      164,000       170,000       (45,000)            --
                                             -----------   -----------   -----------    -----------
  As restated..............................  $(2,023,000)  $(5,436,000)  $(8,279,000)   $(7,627,000)
                                             -----------   -----------   -----------    -----------
Net Loss
  As originally reported...................  $(1,705,000)  $(5,215,000)  $(8,234,000)   $(7,627,000)
  Effect of correction (*).................      164,000       170,000       (45,000)            --
                                             -----------   -----------   -----------    -----------
  As restated..............................  $(1,541,000)  $(5,045,000)  $(8,279,000)   $(7,627,000)
                                             -----------   -----------   -----------    -----------
Net loss attributable to common stockhoders
  As originally reported...................  $(1,705,000)  $(8,102,000)  $(8,318,000)   $(7,627,000)
  Effect of correction (*).................      164,000       170,000       (45,000)            --
                                             -----------   -----------   -----------    -----------
  As restated..............................  $(1,541,000)  $(7,932,000)  $(8,363,000)   $(7,627,000)
Basic and diluted net loss per share
  As originally reported...................  $      (.16)  $      (.63)  $      (.50)   $      (.45)
  Effect of correction (*).................          .01           .01            --             --
                                             ===========   ===========   ===========    ===========
  As restated..............................  $      (.15)  $      (.62)  $      (.50)   $      (.45)
                                             ===========   ===========   ===========    ===========
Weighted-average shares used in computing
  basic and diluted net loss per share.....   10,429,000    12,869,226    16,771,767     16,825,794
                                             ===========   ===========   ===========    ===========

------------------------

(*) Represents certain transactions incurred during the year that were adjusted at year end (mainly issuance costs in connection with the exchange offer that is reflected as a reduction of equity rather than an expense).

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 2000

NOTE M--CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

QUARTER ENDED                                 MARCH 31       JUNE 30     SEPTEMBER 30   DECEMBER 31
-------------                                -----------   -----------   ------------   -----------
Fiscal 1999
Loss from operations.......................  $(1,323,000)  $(1,941,000)  $(1,882,000)   $(2,644,000)
Loss before minority interest..............  $(1,298,000)  $(1,901,000)  $(1,845,000)   $(2,618,000)
Net Loss...................................  $(1,030,000)  $(1,483,000)  $(1,498,000)   $(1,954,000)
Net loss attributable to common
  stockholders.............................  $(1,030,000)  $(1,483,000)  $(1,498,000)   $(1,954,000)
Basic and diluted net loss per share.......  $      (.11)  $      (.15)  $      (.15)   $      (.20)
                                             -----------   -----------   -----------    -----------
Weighted-average shares used in computing
  basic and diluted net loss per share.....    9,465,649     9,816,531     9,949,165      9,988,619
                                             ===========   ===========   ===========    ===========

                        ********************************

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                              SEPTEMBER 30, 2001
                                                              ------------------
                                                                 (UNAUDITED)
                           ASSETS
Current assets..............................................
  Cash and cash equivalents.................................     $  7,672,000
  Accounts receivable--other................................          156,000
  Prepaid expenses and other current assets.................          235,000
                                                                 ------------
    Total current assets....................................        8,063,000
Property and equipment, net.................................        1,341,000
Intangible assets, net......................................       66,950,000
Other assets................................................          520,000
                                                                 ------------
    Total assets............................................     $ 76,874,000
                                                                 ============
                      LIABILITIES AND
                    SHAREHOLDERS' EQUITY
Current liabilities.........................................
  Accounts payable..........................................     $    199,000
  Accrued expenses and other current liabilities............          673,000
                                                                 ------------
    Total current liabilities...............................          872,000

Accrued severance pay.......................................          261,000
                                                                 ------------
    Total liabilities.......................................        1,133,000

Commitments and contingencies

Shareholders' equity
  Preferred stock, $.01 par value; 1000 shares authorized;
    none issued.............................................               --
  Common stock, $.01 par value; 25,000,000 shares
    authorized; 16,830,991 and 17,501,954 issued and
    outstanding, at December 31, 2000, and September 30,
    2001, respectively......................................          175,000
  Additional paid-in capital................................      147,358,000
  Accumulated deficit.......................................      (71,420,000)
  Deferred compensations costs..............................         (372,000)
                                                                   75,741,000
                                                                 ------------
    Total liabilities and shareholders' equity..............     $ 76,874,000
                                                                 ============

        The accompanying notes are an integral part of these statements.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                              ---------------------------
                                                                 2000*           2001
                                                              ------------   ------------
Sales.......................................................  $         --   $         --

Cost of sales...............................................            --             --
                                                              ------------   ------------

      Gross profit..........................................            --             --

Operating expenses

  Research and development costs, net.......................     3,564,000      2,877,000

  Selling, general and administrative expenses..............     4,010,000      3,720,000

  Amortization of intangible assets.........................     8,310,000     15,849,000
                                                              ------------   ------------

      Total operating expenses..............................    15,884,000     22,446,000
                                                              ------------   ------------

      Loss from operations..................................   (15,884,000)   (22,446,000)

Other income (expenses)

  Interest and other income.................................       155,000        144,000

  Interest and other expense................................        (9,000)       (40,000)
                                                              ------------   ------------

                                                                   146,000        104,000
                                                              ------------   ------------

      Loss before minority interest.........................   (15,738,000)   (22,342,000)

Minority interest in loss of subsidiary.....................       873,000             --
                                                              ------------   ------------

      NET LOSS..............................................  $(14,865,000)   (22,342,000)

Value of warrants issued....................................  $ (2,971,000)            --
                                                              ------------   ------------

      Net loss attributable to common shareholders..........  $(17,836,000)  $(22,342,000)
                                                              ------------   ------------

Basic and diluted net loss per share........................  $      (1.33)  $      (1.30)
                                                              ============   ============

Weighted-average shares used in computing basic and diluted
  net loss per share........................................    13,369,245     17,140,828
                                                              ============   ============

------------------------

*   See note B-9

        The accompanying notes are an integral part of these statements.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                              ---------------------------
                                                                 2000*           2001
                                                              ------------   ------------
Cash flows from operating activities
  Net loss..................................................  $(14,865,000)  $(22,342,000)
  Adjustments to reconcile net loss to net cash used in
    operating activities
    Depreciation............................................       282,000        330,000
    Amortization of intangible assets.......................     8,310,000     15,849,000
    Changes in accrued severance pay........................        52,000         37,000
    Losses of minority interest.............................      (873,000)            --
    Non-cash compensation expense...........................     2,674,000      1,663,000
    Write-off of acquired in-process research and
      development...........................................       885,000             --
    Loss from sale of property and equipment................            --          4,000
    Changes in operating assets and liabilities
      Accounts receivable--other............................       (22,000)        72,000
      Prepaid expenses and other current assets.............       (60,000)        10,000
      Accounts payable......................................        35,000         60,000
      Accrued expenses and other current liabilities........        54,000        (24,000)
                                                              ------------   ------------
        Net cash used in operating activities...............    (3,528,000)    (4,341,000)
                                                              ------------   ------------
Cash flows from investing activities
  Purchase of property and equipment........................      (230,000)      (655,000)
  Proceeds from disposition of property and equipment.......        22,000         25,000
  Acquisition by a subsidiary of additional shares of a
    majority-owned subsidiary...............................      (320,000)            --
  Acquisition of option to acquire shares of a
    majority-owned subsidiary...............................            --       (520,000)
  Acquisition of shares of a majority-owned subsidiary......      (398,000)            --
                                                              ------------   ------------
        Net cash used in investing activities...............      (926,000)    (1,150,000)
                                                              ------------   ------------
Cash flows from financing activities
  Repayment of long-term debt...............................       (97,000)            --
  Proceeds from exercise of stock options of a
    majority-owned subsidiary...............................       336,000             --
  Proceeds from issuance of common stock, net...............     7,598,000     10,278,000
  Direct costs of exchange of shares........................      (395,000)
  Proceeds of short-term credit.............................         3,000             --
                                                              ------------   ------------
        Net cash provided by financing activities...........     7,445,000     10,278,000
                                                              ------------   ------------
        Net increase in cash and cash equivalents...........     2,991,000      4,787,000
Cash and cash equivalents at beginning of period............     1,842,000      2,885,000
                                                              ------------   ------------
Cash and cash equivalents at end of period..................  $  4,833,000   $  7,672,000
                                                              ============   ============

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES

                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 2000*            2001
                                                              -----------       --------
Supplemental disclosures of cash flow information:
  Cash paid during the period for
    Interest................................................  $    10,000       $10,000
    Income taxes............................................  $     5,000       $46,000
  Non-cash investing and financing activities:
      Grant of stock options to employees...................  $ 1,938,000       $    --
    Acquisition of minority interest through exchange of
      shares................................................  $89,393,000       $    --
    Value of warrants issued to exercising warrantholders...  $ 2,971,000       $    --

------------------------

*   See note B-9

        The accompanying notes are an integral part of these statements

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE A--NATURE OF OPERATIONS AND BASIS OF PRESENTATION

    Medis Technologies Ltd. (the "Company"), a Delaware corporation, is a holding company which, through its wholly-owned subsidiary, Medis El Ltd. ("Medis El"), engages in research and development of technology products to license, sell, or enter into joint ventures with large corporations. The Company's primary focus is the development and commercialization of direct liquid ethanol/methanol (DLE/M) fuel cells and attendant refueling cartridges for use in portable electronic devices which currently use rechargeable or disposable batteries as their power source. These devices include cell phones, personal digital assistants, laptop computers and certain military devices. The Company's other technologies which it is looking to exploit, in various stages of development, include highly electrically conductive polymers, the CellScan, toroidal compressor and internal combustion engine, stirling cycle linear system and reciprocating electrical machine.

    The accompanying condensed consolidated financial statements should be read in conjunction with the following notes and with the consolidated financial statements for the year ended December 31, 2000 and related notes included in the prospectus of which these financial statements form a part. The condensed consolidated financial statements as of September 30, 2001 and for the three and nine months ended September 30, 2000 and 2001 are unaudited and have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and the rules and regulations promulgated by the Securities and Exchange Commission. Accordingly, such condensed consolidated financial statements do not include all of the information and footnote disclosures required in annual financial statements. In the opinion of the Company's management, the September 30, 2000 and 2001 unaudited condensed consolidated interim financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of such condensed consolidated financial statements. The results of operations for the three and nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the entire year.

NOTE B--CERTAIN TRANSACTIONS

    1. EXCHANGE OFFER--On April 24, 2000, the Company commenced an offer for the approximately 36% of Medis El it did not already beneficially own, offering
1.37 of its shares of common stock for each ordinary share tendered (the "Exchange Offer"). At the expiration of the offer on June 5, 2000, shareholders of Medis El tendered an aggregate of 3,643,241 ordinary shares, giving the Company ownership of approximately 98% of Medis El's outstanding ordinary shares. The remaining 182,669 shares passed to the Company by operation of Israeli law upon the expiration of the Exchange Offer. The Company accounted for the exchange using the purchase method. The Company calculated the purchase price of the 3,825,910 shares, as well as options to purchase an additional 184,000 shares of Medis El, based on the market price of Medis El ordinary shares. Such purchase price was $89,393,000. Based on an independent appraisal, the Company allocated the excess of purchase price over net assets acquired to goodwill ($81,867,000), acquired technology assets ($6,071,000) and in-process research and development, which was charged to research and development expense on the acquisition date ($561,000). The Company is amortizing the acquired technology assets over their remaining useful lives of three years and the goodwill over five years. During the three and nine months ended September 30, 2001, the Company recorded amortization expense aggregating approximately $4,599,000 and $13,798,000 respectively, related to this transaction. The following pro-forma information gives effect to

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

NOTE B--CERTAIN TRANSACTIONS (CONTINUED) the Exchange Offer as if it had occurred at the beginning of the nine month period ended September 30, 2000:

                                                                 NINE MONTHS
                                                                    ENDED
                                                              SEPTEMBER 30, 2000
                                                              ------------------
Net loss....................................................     $(23,204,000)
Net loss attributable to common shareholders................     $(26,175,000)
Net loss per common share...................................     $      (1.62)

    2. OPTION TO ACQUIRE REMAINING INTEREST IN SUBSIDIARY--The Company has an option expiring in November 2004 to acquire the remaining 7% of the outstanding shares of More Energy Ltd., a subsidiary of Medis El, held by its general manager and director, for 120,000 shares of the Company's common stock. The purchase price of the option, which was paid in full in June 2001, was $520,000. Subject to a termination provision, the Company has the right to exercise the option to acquire a maximum of 25% of More Energy's shares in each of the four 12 month periods following the date of the agreement, with any unexercised amount being carried over to the following twelve month period until the expiration of the option in November 2004.

    3. ISSUANCE OF COMMON STOCK AND WARRANTS--In May and June 2001, the Company sold in private placements to accredited investors an aggregate of 660,688 units, each unit consisting of one share of the Company's common stock and a warrant to purchase one share of common stock, at a price of $16.00 per unit, for aggregate gross proceeds of approximately $10,571,000. Issuance costs aggregated approximately $331,000. Warrants issued with 413,500 units have an exercise price of $18.00 per share and warrants issued with 247,188 units have an exercise price of $19.00 per share. All of such warrants are exercisable for two years from their respective issue date. The Company's chief executive officer and its president each purchased 15,625 units and Israel Aircraft Industries Ltd., the Company's largest stockholder, purchased 12,500 units.

    Additionally, in July 2001, an existing warrantholder exercised warrants to purchase 10,275 shares of the Company's common stock, for an aggregate exercise price of approximately $38,000.

    4. FUEL CELL TECHNOLOGY COOPERATION AGREEMENTS--In April 2001, the Company entered into a mutually exclusive agreement with General Dynamics Government Systems Corporation, a unit of General Dynamics Corporation ("GD"), to develop and market fuel cells and fuel cell-powered portable electronic devices for the United States Department of Defense (the "DOD"). As part of such agreement, among other things, GD agreed to market the Company's fuel cell products to the DOD.

    In February 2001, the Company entered into a Cooperation Agreement with Sagem SA ("Sagem"), a leading European manufacturer of sophisticated electronics systems and equipment, to jointly develop a product to power cell phones and other portable electronic devices manufactured by Sagem using the Company's fuel cell technologies.

    5. APPOINTMENT TO ADVISORY BOARD--In July 2001, the Company appointed a new member to its Advisory Board. Upon such appointment, the Company issued to the new member a warrant to purchase an aggregate of 25,000 shares of its common stock. The warrant vested upon issuance, expires in July 2003, and has an exercise price of $20.00 per share. The Company estimates the value of such warrant to be approximately $48,000 and has recorded this amount as expense during the nine months ended September 30, 2001.

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

NOTE B--CERTAIN TRANSACTIONS (CONTINUED)
    6. OPTION GRANTS--In July 2001, the Board of Directors of the Company granted options to purchase an aggregate of 263,700 shares of common stock under its 1999 Stock Option Plan, as amended, as follows:

    - Options to its chief executive officer to purchase an aggregate of 75,000 shares of the Company's common stock, exerciseable at $10.50 per share (the market price on the date of the grant). The options vest after two years and expire after four years.

    - Options to its president to purchase an aggregate of 75,000 shares of the Company's common stock, exerciseable at $10.50 per share (the market price on the date of the grant). The options vest after two years and expire after four years.

    - Options to its executive vice president to purchase an aggregate of 100,000 shares of the Company's common stock, exerciseable at $5.16 per share (the market price on the date of the grant). The options vest after two years and expire after four years.

    - Options to a director to purchase an aggregate of 13,700 shares of the Company's common stock, exerciseable at $.4106 per share. The options vested upon issuance and expire after one year. The Company estimates the value of such options to be approximately $138,000 and has recorded this amount as compensation expense during the nine months ended September 30, 2001.

    In August 2001, the Company granted options to purchase an aggregate of 36,000 shares of its common stock under its 1999 Stock Option Plan, as amended, to employees and a consultant of More Energy. Such options are exercisable at $6.75 per share (the market price on the date of the grant), vest after two years and expire after four years. The Company estimates the value of such options issued to the consultant to be approximately $8,000 and has recorded this amount as expense during the nine months ended September 30, 2001.

    7. SUBSTITUTION OF OPTIONS--As contemplated as part of the Exchange Offer, the Company sought and, in July 2001, received approval from the Israeli tax authorities to substitute outstanding Medis El stock options held by employees of Medis El prior to the Exchange Offer for options to purchase shares of the Company's common stock. Consequently, the Company issued options to purchase 128,780 shares of its common stock (including 109,600 and 13,700 to its executive vice president and its vice president--finance, respectively) in substitution of outstanding options to purchase 94,000 ordinary shares of Medis El. The ratio of 1.37 used to determine the number of shares underlying such options of the Company to be issued was the same exchange ratio used in the Exchange Offer.

    8. ISSUANCE OF WARRANTS--In July 2001, the Company issued warrants to purchase an aggregate of 18,000 shares of its common stock pursuant to the terms of existing consulting agreements with third parties. The warrants vested upon issuance, expire in June 2002, and have an exercise price of $20.00 per share. The Company estimates the value of such warrants to be approximately $34,000 and has recorded this amount as expense during the nine months ended September 30, 2001.

    9. ADJUSTMENT OF PRIOR YEAR'S QUARTERLY FINANCIAL STATEMENTS--Certain transactions incurred during the year ended December 31, 2000 were adjusted at year end. These adjustments were made to reflect direct costs incurred in connection with the Exchange Offer as a reduction of equity rather than as an expense and to reflect as goodwill, rather than as a charge to shareholders' equity, the excess of the purchase price over fair value of net assets acquired in a purchase of shares from Medis El. The effect

                    MEDIS TECHNOLOGIES LTD. AND SUBSIDIARIES
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

NOTE B--CERTAIN TRANSACTIONS (CONTINUED) of such adjustments on the Company's financial statements is a decrease in the net loss of approximately $289,000 for the nine months ended September 30, 2000 and an increase in the net loss of approximately $45,000 for the three months ended September 30, 2000.

    10. RECENT PRONOUNCEMENTS--In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combination ("FAS 141") and No. 142, Goodwill and Other Intangible Assets
("FAS 142"). FAS 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. FAS 142 requires goodwill be subject to at least an annual assessment for impairment with amortization over its estimated useful life to be discontinued effective
January 1, 2002. The Company is currently evaluating the effect of the adoption of FAS 141 and FAS 142 on its consolidated financial statements.

    11. REVOLVING CREDIT LINE--As of September 30, 2001 the Company had available to it the entire $5 million of credit under its December 29, 2000 revolving credit line loan agreement with Fleet National Bank, which to date it has not drawn upon. The loan agreement, which bears interest on the outstanding balances based on either the LIBOR or Prime Rate and terminates on December 28, 2002, is collateralized by all cash and other assets on deposit with the bank at any time and an assignment of certain leases owned by a partnership in which the Company's chief executive officer and its president are partners. Deferred loan costs relating to the revolving credit line as of September 30, 2001 amounted to approximately $43,000.

    12. REGISTRATION STATEMENT--On July 17, 2001, the Company's Registration Statement on Form S-3, as amended (Registration No. 333-63874), was declared effective by the Securities and Exchange Commission, registering an aggregate of 1,362,476 shares of the Company's common stock and common stock underlying warrants held by certain stockholders of the Company, including shares of common stock and common stock underlying warrants issued in private placements in May and June 2001(see Note B-3).

NOTE C--SUBSEQUENT EVENTS

    In October and November 2001, an existing warrantholder exercised warrants to purchase 30,825 shares of the Company's common stock, for an aggregate exercise price of approximately $113,000.

NOTE D--LIQUIDITY

    Since inception, the Company has incurred operating losses and has used cash in its operations. Accordingly, the Company has relied on financing activities, principally the sale of its stock, to fund its research and development activities and operations. The Company believes this dependence will continue unless it is able to successfully develop and market its technologies. However, there can be no assurance that the Company will be able to continue to obtain financing or successfully develop and market its technologies.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth various expenses, which will be incurred in connection with this offering:

SEC registration fee........................................  $  5,018
Blue sky fees and expenses..................................     *
Printing and engraving expenses.............................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Subscription and warrant agent fees and expenses............     *
Miscellaneous expenses......................................     *
                                                              --------
      Total.................................................  $150,000
                                                              ========

------------------------

*   To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the registrant under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").

    The registrant's By-laws (the "By-laws") provide that the registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following sets forth information relating to all securities of Registrant sold by it since January 1, 1998:

    IN 1998:

    - In June 1998, the Registrant issued in a private placement 83,334 units to the Stanoff Corporation, which is beneficially owned by Robert K. Lifton and Howard Weingrow, the Registrants' chairman and chief executive officer and president, respectively, and 98,092 units to certain other existing stockholders, each unit consisting of three shares of the Registrant's common stock and one warrant to purchase one share of the Registrant's common stock at an exercise price of $5.00 per share, at a price of $12.00 per unit (the "Units"). The net proceeds to the Registrant from this financing was $2,177,112.

    - In November 1998, the Registrant issued in a private placement 10,241 Units to certain existing stockholders and 166,667 Units to new stockholders, all of which met the definition of

      "accredited investor," as such term is defined in the Securities Act of 1933, as amended ("accredited investor"). The net proceeds to the Registrant from this financing was $2,122,896.

    - In December 1998, the Registrant issued in a private placement 25,000 Units to the Stanoff Corporation. The net proceeds to the Registrant from this financing was $300,000.

    IN 1999:

    - In February 1999, the Registrant issued in a private placement 16,667 Units to an existing stockholder. The net proceeds to the Registrant from this financing was $200,004.

    - In March 1999, the Registrant issued in a private placement 50,334 Units to new stockholders, all of which were accredited investors. The net proceeds to the Registrant from this financing was $604,004.

    - In April and May 1999, the Registrant issued in a private placement 100,000 Units to existing stockholders. The net proceeds to the Registrant from this financing was $1,200,000.

    - In June 1999, the Registrant issued in a private placement 9,000 Units to a new stockholder who is an accredited investor. The net proceeds to the Registrant from this financing was $108,000.

    - In August 1999, the Registrant issued in private placement 1,000 Units to a new stockholder who is an accredited investor. The net proceeds to the Registrant from this financing was $12,000.

    - In September 1999, the Registrant issued in a private placement 16,667 Units to a new stockholder, who is an accredited investor. The net proceeds to the Registrant from this financing was $200,004.

    IN 2000:

    - In January and February 2000, the Registrant issued in a private placement an aggregate of approximately 10 units to existing stockholders and new stockholders who are accredited investors, each unit consisting of 66,000 shares of the Registrant's common stock and 25,000 warrants to purchase one share each of the Registrant's common stock at an exercise price of $5.75 per share, at a price of $300,000 per unit. The net proceeds to the Registrant from this financing was approximately $2,895,400.

    IN 2001:

    - In May and June 2001, the Registrant issued in private placements an aggregate of 660,688 shares of its common stock and warrants to purchase an additional 660,688 shares of its common stock to existing stockholders and new stockholders who are accredited investors. The aggregate proceeds to the Registrant from this financing was approximately $10,571,000.

    Exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the foregoing transactions, is claimed under Section 4(2) of the Securities Act as a transaction by the issuer not involving a public offering. Each certificate evidencing such shares of Common Stock bears an appropriate restrictive legend and "stop transfer" orders are maintained on Registrant's stock transfer records there against. None of these sales involved participation by an underwriter or a broker-dealer.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following is a list of Exhibits filed herewith as part of the registration statement:

         3.1            Restated Certificate of Incorporation of Medis Technologies
                        Ltd.(1)
         3.2            Restated By-Laws of Medis Technologies Ltd., as amended(1)
         4.1            Form of certificate evidencing shares of common stock(1)
         4.2            Form of Subscription Certificate*
         5.1            Opinion of Sonnenschein Nath & Rosenthal*
        10.1            Medis Technologies Ltd.'s 1999 Stock Option Plan(1)
        10.2            Form of Warrant Agreement between American Stock Transfer &
                        Trust Company and Medis Technologies Ltd.*
        10.3            Employment Agreement dated November 2, 2000 between Zvi
                        Rehavi and Medis El Ltd.(2)
        10.4            Employment Agreement dated March 23, 1999 between Israel
                        Fisher and Medis El Ltd.(2)
        10.5            Loan Agreement dated as of December 29, 2000 between Fleet
                        National Bank, as the lender and Medis Technologies Ltd., as the borrower(2)
        10.6            Technology Development Agreement dated as of December 14,
                        1998 by and between Medis El Ltd. and The Coca-Cola
                        Company(1)
        10.7            Cooperation Agreement dated February 6, 2001 by and between
                        Sagem SA and Medis Technologies Ltd.(2)
        10.8            Strategic Agreement dated April 5, 2001 by and between
                        General Dynamics Government Systems Corporation and Medis
                        Technologies Ltd.(2)
        10.9            Option Agreement dated November 9, 2000, by and between
                        Medis Technologies Ltd. and Gennadi Finkelstain, and
                        amendment thereto(2)
        21.1            Subsidiaries of the Registrant
        23.1            Consent of Arthur Andersen LLP
        23.2            Consent of Grant Thornton LLP
        23.3            Consent of Sonnenschein Nath & Rosenthal (included in
                        Exhibit 5.1)*
        24.1            Power of Attorney (included on the signature page of Part II of this registration statement)
        99.1            Instructions for Use of Subscription Certificates*
        99.2            Beneficial Owner Reregistration Form*
        99.3            Notice of Guaranteed Delivery*
        99.4            Form of Letter to Stockholders*
        99.5            Form of Letter to Brokers*
        99.6            Form of Subscription Agent Agreement between American Stock
                        Transfer & Trust Company and Medis Technologies Ltd. *

------------------------

*   To be filed by Amendment

(1) Filed as an exhibit to the Registration Statement on Form S-1, as amended (File No.: 333-83945), of Medis Technologies Ltd. and incorporated herein by reference.

(2) Filed as an exhibit to the Annual Report on Form 10-K dated for the year ended December 31, 2000 of Medis Technologies Ltd. and incorporated herein by reference.

    (b) Financial Statement Schedules.

    None.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

           (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (4) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

        (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of November, 2001.

                                          MEDIS TECHNOLOGIES LTD.

                                          By: /s/ ROBERT K. LIFTON
                                             -----------------------------------
                                             Robert K. Lifton
                                             CHAIRMAN AND CHIEF EXECUTIVE
                                          OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert K. Lifton and Howard Weingrow, and each or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to approve, sign and file with the U.S. Securities and Exchange Commission and any other appropriate authorities the original of any and all amendments (including post-effective amendments) to this Registration Statement and any other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
                            ------------------------

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----

/s/ ROBERT K. LIFTON                                   Chairman and Chief           November 13, 2001
-------------------------------------------              Executive Officer,
Robert K. Lifton                                         Director (Principal
                                                         Executive Officer)

/s/ HOWARD WEINGROW                                    President, Treasurer and     November 13, 2001
-------------------------------------------              Director
Howard Weingrow

/s/ ISRAEL FISHER                                      Vice President-Finance       November 13, 2001
-------------------------------------------              (Principal Financial
Israel Fisher                                            Officer)

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
/s/ JACOB S. WEISS                                     Senior Vice President-       November 13, 2001
-------------------------------------------              Business Development and
Jacob S. Weiss                                           Director

/s/ AMOS EIRAN                                         Director                     November 13, 2001
-------------------------------------------
Amos Eiran

                                                       Director
-------------------------------------------
Zeev Nahmoni

/s/ JACOB E. GOLDMAN                                   Director                     November 13, 2001
-------------------------------------------
Jacob E. Goldman

/s/ SEYMOUR HEINBERG                                   Director                     November 13, 2001
-------------------------------------------
Seymour Heinberg

/s/ SHMUEL PERETZ                                      Director                     November 13, 2001
-------------------------------------------
Shmuel Peretz